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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

SEMTECH CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Semtech Corporation
200 Flynn Road,
Camarillo, California 93012

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 20, 2013

To our Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of Semtech Corporation (the "Company") will be held at the Courtyard Marriott, 4994 Verdugo Way, Camarillo, California 93012 on Thursday, June 20, 2013 at 11:00 a.m., Pacific Daylight Savings Time. The purposes of the meeting are to:

      1.
      elect ten directors from the candidates nominated by the Company's Board of Directors to hold office until the next annual meeting or until their respective successors are duly elected and qualified;

      2.
      consider and act on a proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for fiscal year 2014;

      3.
      consider an advisory resolution to approve executive compensation;

      4.
      consider and act on a proposal to approve the Semtech Corporation 2013 Long-Term Equity Incentive Plan; and

      5.
      transact any other business which may properly come before the Annual Meeting or any adjournments or postponements thereof.

The record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on April 26, 2013. Holders of a majority of the outstanding shares of the Company's common stock as of the record date must be present in person or by proxy in order for the meeting to be held.

YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR PROXY PROMPTLY SO YOUR SHARES WILL BE REPRESENTED, EVEN IF YOU PLAN TO ATTEND THE MEETING. YOU CAN VOTE BY INTERNET, BY TELEPHONE OR BY MAIL USING THE ENCLOSED PROXY CARD. IF YOU VOTE BY MAIL, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE. A return envelope is enclosed for your convenience. Should you choose to vote by telephone or electronically, please see the instructions on your proxy card.

The Proxy Statement, proxy and the Company's Annual Report to Stockholders are first being mailed to stockholders on or about May 10, 2013.

By Order of the Board of Directors

Randall H. Holliday Secretary

May 10, 2013
Camarillo, California

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on
June 20, 2013: The Proxy Statement and the Company's Annual Report for fiscal year 2013 are available at
https://materials.proxyvote.com/816850

ATTENDING THE 2013 ANNUAL MEETING

For stockholders of record, the detachable portion of your proxy card is your ticket to the 2013 Annual Meeting. Please present your ticket when you reach the registration area at the 2013 Annual Meeting.

For stockholders who hold shares through a brokerage firm, bank or other holder of record, please use a copy of your latest account statement showing your investment in our common shares as your admission ticket for the meeting. Please present your account statement to one of our representatives at the 2013 Annual Meeting. Please note that you cannot vote your shares at the 2013 Annual Meeting unless you have obtained a legal proxy from your broker, bank or other stockholder of record. A copy of your account statement is not sufficient for this purpose.

SEMTECH CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
June 20, 2013

PROXY STATEMENT

The Board of Directors ("Board") of Semtech Corporation (the "Company," "we," "us" or "our"), 200 Flynn Road, Camarillo, California, 93012, furnishes this proxy statement (this "Proxy Statement") in connection with its solicitation of proxies to be voted at the Annual Meeting of Stockholders ("Annual Meeting") to be held at the Courtyard Marriott, 4994 Verdugo Way, Camarillo, California 93012 on Thursday, June 20, 2013 at 11:00 a.m., Pacific Daylight Savings Time, or at any adjournments or postponements thereof (the "Annual Meeting").

We began mailing our proxy materials to stockholders on or about May 10, 2013.

What am I voting on and what are the Board's recommendations?

Number	Proposal	Board's Recommendation

1	To elect ten directors to hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. The nominees are:	For the election of each of the nominees
Mr. Glen M. Antle
Dr. W. Dean Baker
Mr. James P. Burra
Mr. Bruce C. Edwards
Mr. Rockell N. Hankin
Mr. James T. Lindstrom
Mr. Mohan R. Maheswaran
Gen. John L. Piotrowski USAF (Ret.)
Dr. Carmelo J. Santoro
Ms. Sylvia Summers

2	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for fiscal year 2014.	For ratification for fiscal year 2014

3	To adopt an advisory resolution to approve executive compensation.	For the approval of our executive compensation

4	To consider and act on a proposal to approve the Semtech Corporation 2013 Long-Term Equity Incentive Plan.	For the approval of the Semtech Corporation 2013 Long-Term Equity Incentive Plan

We will also consider any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof. See "How will voting on any other business be conducted?" below.

Who is entitled to vote?

Stockholders as of the close of business on April 26, 2013 (the "Record Date") are entitled to vote and are entitled to attend the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on the Record Date. Stockholders are not entitled to cumulative voting.

Who are the largest principal stockholders?

See "BENEFICIAL OWNERSHIP OF SECURITIES" elsewhere in this Proxy Statement for a table setting forth each owner of greater than 5% of the Company's common stock as of April 26, 2013.

What percentages of stock do the directors and officers own?

Together, they own about 2.5% of Semtech common stock as of April 26, 2013. For information regarding the ownership of our common stock by management, see the section entitled "BENEFICIAL OWNERSHIP OF SECURITIES" elsewhere in this Proxy Statement.

What does it mean if I get more than one proxy card?

It means that you hold shares registered in more than one account. You must return all proxies to ensure that all of your shares are voted.

How do I vote?

Recordholders: Stockholders may vote using the Internet, by telephone, in person at the Annual Meeting, or by proxy via the proxy card as instructed on the proxy card. If you will be returning your vote by use of the proxy card, indicate your voting preferences on the proxy card, sign and date it, and return it in the prepaid envelope provided with this Proxy Statement. If you return a signed proxy card but do not indicate your voting preferences, the proxies named in your proxy card will vote FOR all proposals on your behalf. You have the right to revoke your proxy any time before the meeting by (1) notifying the Company's Secretary, or (2) returning a later-dated proxy. You may also revoke your proxy by voting in person at the meeting. Instructions for voting by using the Internet or by telephone are on the enclosed proxy card.

If you hold Semtech shares in "street name": Your broker, bank or other nominee will ask for your instructions, generally by means of a voting instruction form. If you do not provide voting instructions to your broker or other nominee, your shares will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. Please note that brokers do not have discretionary authority to vote on the election of directors (Proposal Number 1), the advisory resolution to approve executive compensation (Proposal Number 3) or the approval of our 2013 Long-Term Equity Incentive Plan (Proposal Number 4). Consequently, without your voting instructions, your brokerage firm cannot vote your shares with respect to Proposals Number 1, 3 or 4. However, brokers do have discretionary authority to vote on the ratification of the appointment of the independent registered public accounting firm (Proposal Number 2). Therefore, your broker will be able to vote your shares with respect to Proposal Number 2 even if it does not receive instructions from you, so long as it holds your shares in its name.

How are the votes counted?

A "broker non-vote" occurs when a bank, broker or other record holder of the Company's shares does not vote on a proposal because it does not have discretionary voting authority and it has not received instructions from the beneficial owner on how to vote on the proposal. Abstentions and broker non-votes will have no effect on the outcome of the election of directors (Proposal Number 1) since the election of directors is based on the votes actually cast. Withheld votes will be considered for purposes of the Company's "Majority Withheld Vote" policy discussed below. Abstentions will have the same effect as negative votes on the ratification of the appointment of the independent registered public accounting firm (Proposal Number 2), the advisory resolution to approve executive compensation (Proposal Number 3), and the approval of our 2013 Long-Term Equity Incentive Plan (Proposal Number 4) because they represent votes that are present, but not cast. Proposal Number 2 is considered to be a routine matter and, accordingly, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal Number 2, brokers will be permitted to exercise their discretionary authority to vote for the ratification of the appointment of auditors and, therefore, there will be no broker non-votes for Proposal Number 2. Although broker non-votes are considered present for quorum purposes, they are not considered entitled to vote, and so have no effect on the outcome of Proposals Number 3 and 4.

What constitutes a quorum?

As of the Record Date, 67,362,012 shares of the Company's common stock were issued and outstanding. The presence, either in person or by proxy, of the holders of a majority of these outstanding shares is necessary to constitute a quorum for the Annual Meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

How many votes are needed for approval of each item?

Proposal Number 1. Under the Company's Bylaws, director nominees will be elected by a plurality of the votes cast in person or by proxy. Thus, for Proposal Number 1, the ten nominees who receive the most votes cast will be elected as directors. Stockholders are not entitled to cumulative voting with respect to the election of directors.

However, as described below, and as set forth in the Company's Corporate Governance Guidelines, available under the "Investors" section at the Company's website www.semtech.com, the Company has adopted a majority voting policy ("Majority Withheld Vote") for uncontested elections of the Board of Directors (elections where the only nominees are those recommended by the Board of Directors). Withheld votes will be considered for purposes of the Majority Withheld Vote.

Under this policy, in an uncontested election of directors, any nominee for director who receives a greater number of votes "withheld" from his or her election than votes "for" his or her election by stockholders present in person or by proxy at the Annual or Special Meeting of the Stockholders and entitled to vote will tender a written offer to resign from the Board. Such offer to resign will be tendered within five business days following the certification of the stockholder vote by the Inspector of Elections.

The Nominating and Governance Committee will promptly consider the resignation offer and recommend to the full Board whether to accept it.

To the extent that a director's resignation is accepted by the Board, the Nominating and Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

The Board will act on the Nominating and Governance Committee's recommendation within 90 days following the certification of the stockholder vote by the Inspector of Elections, which action may include, without limitation, acceptance of the offer of resignation, adoption of measures intended to address the perceived issues underlying the Majority Withheld Vote, or rejection of the resignation offer. Thereafter, the Board will disclose its decision whether to accept the director's resignation offer and the reasons for rejecting the offer, if applicable, in a current report on Form 8-K to be filed with the Securities and Exchange Commission within four business days of the Board's determination.

The Board believes that this process enhances accountability to stockholders and responsiveness to stockholders' votes, while allowing the Board appropriate discretion in considering whether a particular director's resignation would be in the best interests of the Company and its stockholders.

Proposals Number 2 and 3. Our bylaws require that each of the other items to be submitted for a vote of stockholders at the Annual Meeting receive the affirmative vote of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting. Notwithstanding the vote required by our bylaws, please be advised that the ratification of the appointment of the independent registered public accounting firm (Proposal Number 2), and the advisory resolution to approve executive compensation (Proposal Number 3) are advisory only and are not binding on us. Our Board will consider the outcome of the vote on each of these proposals in considering what action, if any, should be taken in response to the advisory vote by stockholders.

Proposal Number 4. The 2013 Long-Term Equity Incentive Plan will be approved if a majority of the shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting are voted in favor of the proposal.

How will voting on any other business be conducted?

Although the Board of Directors does not know of any business to be considered at the Annual Meeting other than the items described in this Proxy Statement, if any other business properly comes before the Annual Meeting, a stockholder's properly submitted proxy gives authority to the proxy holder to vote on those matters in his or her discretion.

Who will count the vote?

Computershare Trust Company, N.A. will tabulate the votes and act as inspector of election at the Annual Meeting.

Who pays for the cost of this proxy solicitation?

The Company pays for the cost of soliciting proxies on behalf of the Board. The Company also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to beneficial owners. Proxies may be solicited by mail, telephone, other electronic means, or in person. Proxies may be solicited by directors, officers and regular, full-time employees of the Company, none of whom will receive any additional compensation for their services.

How can I obtain a copy of the Company's Annual Report?

We will promptly provide, on written or oral request and without charge, a copy of the Company's annual report on Form 10-K for the fiscal year ended January 27, 2013, including financial statements and financial statement schedules, to any person whose proxy is solicited by this statement or any beneficial owner of our common stock. Requests should be directed to Randall H. Holliday, Secretary, 200 Flynn Road, Camarillo, California 93012, telephone (805) 498-2111.

Copies of the Company's SEC filings are also available under the "Investors" section of the Company's website at www.semtech.com. Any stockholder desiring additional proxy materials, a copy of any other document incorporated by reference in this Proxy Statement, or a copy of the Company's Bylaws should similarly contact the Company's Secretary.

How many copies of this Proxy Statement will I receive if I share my mailing address with another security holder?

Unless we have been instructed otherwise, we are delivering only one Proxy Statement to multiple security holders sharing the same address. This is commonly referred to as "householding." We will however, deliver promptly a separate copy of this Proxy Statement to a security holder at a shared address to which a single copy of this Proxy Statement was delivered, on written or oral request. Requests for copies of the proxy statement or requests to cease householding in the future should be directed to Randall H. Holliday, Secretary, 200 Flynn Road, Camarillo, California 93012, telephone (805) 498-2111. If you share an address with another stockholder and wish to receive a single copy of this Proxy Statement, instead of multiple copies, you may direct this request to us at the address or telephone number listed above. Stockholders who hold shares in "street name" may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Where can I find general information about the Company?

General information about us can be found on our website at www.semtech.com. The information on our website is for informational purposes only and should not be relied on for investment purposes. The information on our website is not incorporated by reference into this Proxy Statement and should not be considered part of this or any other report that we file with the Securities and Exchange Commission ("SEC"). We make available free of charge, either by direct access on our website or a link to the SEC's website, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC. Our reports filed with, or furnished to, the SEC are also available directly at the SEC's website at www.sec.gov.

 ELECTION OF DIRECTORS
(Proposal Number 1)

Ten directors are to be elected at the Annual Meeting, each to serve until the following annual meeting or until a successor is elected and qualified. All of the nominees except Dr. Santoro and Ms. Summers were elected to their present terms of office by the stockholders. All of the nominees have consented to be named as nominees, and have indicated their intent to serve if elected. Unless a stockholder directs otherwise in its proxy card, it is intended that the proxies solicited by management will be voted for the election of the nominees listed in the following table. If any nominee should refuse or be unable to serve, the proxies named in the proxy card will vote the shares for such other person, if any, as shall be designated by the Board.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW

Name, Age as of June 20, 2013, and Positions with the Company	Principal Occupation, Business Experience, Directorships and Qualifications
Rockell N. Hankin Age 66 Director since 1988, Chairman since 2006 Nominating & Governance Committee	Private investor from January 2006 to date. Chief Executive Officer and Principal, Hankin & Co., a diversified business advisory and investment banking firm from June 1986 through December 2005. Vice Chair of the Kavli Foundation.

Mr. Hankin has spoken on corporate governance issues including at the Duke Capital Markets Director's Education Institute, UCLA's Director Certification Program, the University of Maryland Directors' Institute and various other corporate governance programs.

Qualifications: Mr. Hankin's qualifications to serve as a member of the Board of Directors include his 24 years of experience as Director of the Company, his experience as chairman or a director of other public and private companies, and his advisory and corporate governance expertise.
James P. Burra Age 70 Director since 1991, Vice Chairman since 2007 Audit Committee Chair
Chief Executive Officer and majority owner of Endural LLC, a manufacturer of a proprietary line of vacuum formed, high density polyethylene containers, since October 2006 and Chief Executive Officer of predecessors since 1989.

Former director of Earl Scheib, Inc. from 2007 to 2010, a public company and operator of retail automobile paint and body shops. Former director of Hoover Group, Inc. from 1998 to 2006, former parent of Endural LLC, a private company.

Qualifications: Mr. Burra's qualifications to serve as a member of the Board of Directors include his 21 years of experience as Director of the Company, his senior executive management experience as a Chief Financial Officer as well as Chief Executive Officer, his experience in public company finance and accounting, and his experience as a director of other public companies.
Glen M. Antle Age 74 Director since 2002 Audit Committee Nominating & Governance Committee
Acting Chief Executive Officer of Trident Microsystems, Inc., a public company, from November 2006 to October 2007. Trident Microsystems is a semiconductor and related electronic components manufacturer. Chairman of the Board of Directors of Quickturn Design Systems, Inc., an electronic design automation company, from June 1993 to June 1999. Co-founded ECAD, Inc., now Cadence Design Systems, Inc., and served as Chief Executive Officer and Chairman of its Board of Directors from 1982 to 1988.

Director of Trident Microsystems, Inc. from 1992 to February 2010 and Chairman of the Board of Trident Microsystems, Inc. from November 2006 to November 2009.

Qualifications: Mr. Antle's qualifications to serve as a member of the Board of Directors include his management experience with technology companies and his executive experience as a director and a Chairman of a publicly-traded semiconductor company.
W. Dean Baker Age 70 Director since 2006 Compensation Committee Chair
President of NanoPrecision Holding Company, Inc., a privately held company engaged in the development and manufacture of ultra-precision machined mechanical components, since October 2007. Consultant to firms in the technology sector on program reviews as well as evaluations of technical, management and strategic matters since 1999. Previously served in a variety of leadership positions at Northrop Grumman Corporation, a leading defense contractor, including Vice-President and General Manager of the Defensive Systems Division, Vice-President and General Manager of Combat Support Systems, and Vice-President and TSSAM Program Manager for the Aircraft Division.
Director of NanoPrecision Holding Company and its wholly-owned subsidiary, NanoPrecision Products, Inc., and Data Display Products, a privately held provider of custom LED lighting products.

Qualifications: Dr. Baker's qualifications to serve as a member of the Board of Directors include his senior executive management and program management experience in the aerospace and defense industry, his expertise in providing technical, managerial, and strategy services to technology companies, and his service as a director of other private companies.
Bruce C. Edwards Age 59 Director since 2006 Compensation Committee
Chief Executive Officer of Palagon Partners, LLC, a business advisory group, since November 2007. Executive Chairman of Powerwave Technologies, Inc., a leading supplier of antenna systems, base station subsystems and coverage solutions to the wireless communications industry, from February 2005 through November 2007. Chief Executive Officer of Powerwave from February 1996 through February 2005. Previously held executive and financial positions at AST Research, Inc., a personal computer company, AMDAX Corporation, a manufacturer of RF modems, and public accounting firm Arthur Andersen and Co.

Director of Emulex Corporation, a public company and global provider of advanced storage networking infrastructure solutions and Lantronix, Inc., a public company and global supplier of smart M2M connectivity solutions. Also a director of Xirrus Corporation, a privately held company and provider of high performance wireless networks.

Qualifications: Mr. Edward's qualifications to serve as a member of the Board of Directors include senior executive management and accounting and financial experience at publicly-traded technology companies and his experience as a director of other public and private companies.

James T. Lindstrom Age 67 Director since 2002 Audit Committee Nominating & Governance Committee Chair	Independent business consultant, consulting since January 2012 as the Chief Financial Officer of Kilopass, Inc., a leading provider of embedded non-volatile memory IP products to the semiconductor industry. Retired from eSilicon Corporation in February 2011 where he served as Chief Financial Officer since March 2005. eSilicon Corporation designs, produces and manufactures ASIC products for original equipment manufacturers and fabless semiconductor companies. Previously held senior financial positions at AmmoCore Technology, Inc., Silicon Perspective Corporation and Cadence, EDA software companies, and C-Cube Microsystems, Inc. and Fairchild Camera and Instrument Corporation, both semiconductor companies.
Director of Lexra, Inc., a private company and provider of semiconductor intellectual property cores, from 1999 until company dissolution in December 2009.

Qualifications: Mr. Lindstrom's qualifications to serve as a member of the Board of Directors include his senior financial executive experience at public and private companies in the semiconductor industry and his experience as a director of a company in the semiconductor industry.
Mohan R. Maheswaran Age 49 Director since 2006
President and Chief Executive Officer of the Company since April 2006. He was Executive Vice President and General Manager of Intersil Corporation, a company that designs and manufactures analog semiconductors, from June 2002 until March 2006, responsible for managing and overseeing the design, development, applications and marketing functions for Intersil's Analog Signal Processing Business unit. From June 2001 to May 2002, he was Vice President of Marketing, Business Development and Corporate Strategy for Elantec Semiconductor, Inc., a company that designed and manufactured analog integrated circuits before its acquisition by Intersil in May 2002. He was previously employed by Elantec Semiconductor as Vice President of Business Development and Corporate Strategy; by Allayer Communications, a communications IC startup acquired by Broadcom; and by IBM Microelectronics, Texas Instruments, Hewlett Packard and Nortel Communications.

Qualifications: Mr. Maheswaran's qualifications to serve as a member of the Board of Directors include his years of senior executive, management, and development experience at analog semiconductor companies. Mr. Maheswaran's current position as our President and Chief Executive Officer also brings to the Board of Directors knowledge of the day-to-day operations of the Company, which provides invaluable insight to the Board of Directors as it reviews the Company's strategic and financial plans.

John L. Piotrowski USAF (Ret.) Age 79 Director since 2002 Compensation Committee	President and Chief Executive Officer of Aerospace and Management Consulting, Inc., an aerospace and technology consulting company, since 1991. Consultant on National Security Programs to aerospace corporations, and advisor to the Air Force Research Lab, Sandia National Laboratories, and the Missile Defense Agency. Vice President of Science Applications International Corporation (SAIC) from 1995 through January 2000, then a consulting employee of SAIC until retirement in February 2004. Previously a senior advisor to the Program Manager for the Ground Based Missile Defense System, a member of the Defense Science Board, as well as consultant and advisor for Lawrence Livermore National Lab and Los Alamos National Lab. Retired from the United States Air Force in 1990 after serving as Commander-in-Chief (CINC) North American Aerospace Defense Command (NORAD) and CINC U.S. Space Command, and Air Force Vice Chief of Staff.

Qualifications: Mr. Piotrowski's qualifications to serve as a member of the Board of Directors include his extensive public and private sector senior leadership experience, up to and including service at the U.S. Air Force Air Staff senior executive officer level, and his consulting and advisory experience in the aerospace systems government sector.
Carmelo J. Santoro Age 71 Director since 2013
Retired, independent business consultant with Santoro Technology Associates, which provides general management, strategic planning, marketing and operations services for the computer hardware and software, semiconductor, disk drive, networking, technology services, biotechnology and financial services industries since 2003. Retired from Attensity Inc. in 2003 where he served as President and CEO since 2000. Attensity Inc. is a leading provider of natural language analytics and engagement solutions. Previously held Chief Executive Officer and Chairman positions with Platinum Software Corporation and Silicon Systems, Inc. Dr. Santoro held other senior positions at RCA, American Microsystems Incorporated, and Motorola, Inc.

Director of Maintenance Net, Inc., a private company specializing in warranty management and after-market supply software since 2005, NextTalk Inc., a private company that provides online communications solutions for the deaf, and McCain, Inc. a private company that specializes in delivering traffic system supplies and high technology traffic control systems.

Qualifications: Dr. Santoro's qualifications to serve as a member of the Board of Directors include his senior executive management experience in technology-related industries, and his experience as a director of private companies and multiple public companies.

Sylvia Summers Age 60 Director since 2013	Chief Executive Officer, President and Director of Trident Microsystems, Inc., a company that delivers integrated circuits to the digital TV and set top box markets, from 2007 through 2011. Previously Executive Vice President and General Manager at Spansion Ltd. from 2003 to 2007 and Group Vice President at Cisco Systems, Inc. from 2001 to 2002.

Director of Headwaters, Inc. since January 2013, a public company providing products, technology and services to the heavy construction materials, light buildup product and energy industry. Previously served as a director of public companies, including JNI from 2001 to 2003, Riverstone Networks from 2002 to 2006 and Gadzoox from 2001 to 2003 where she served on the audit and compensation committees.

Qualifications: Ms. Summers' qualifications to serve as a member of the Board of Directors include her senior executive level experience in technology-related industries and experience as a director of several public companies.

 CORPORATE GOVERNANCE

Code of Conduct

The Board has adopted a written Code of Conduct that applies to our directors and employees of the Company, including our Chief Executive Officer and our Chief Financial Officer. The Code of Conduct, which is the Company's written code of ethics under NASDAQ and SEC rules, expresses the Company's commitment to the highest standards of ethical business conduct.

Corporate Governance Guidelines

The Board has adopted written Corporate Governance Guidelines that set forth key principles that guide its actions. Some of these principles are discussed below.

Independence

Our Board has determined that all current directors, other than Mr. Maheswaran, are independent under applicable NASDAQ rules and the Board is comprised of a majority of independent directors. The Board determined that Mr. Maheswaran does not meet the independence standards due to his employment by the Company.

Board Leadership Structure

The Chief Executive Officer and Chairman of the Board are separate positions under the Board's current leadership structure. The Chief Executive Officer establishes the corporate direction and strategy, and is responsible for the day-to-day leadership of the Company. The Chief Executive Officer is subject to certain Board-established grants of authority and a Board review policy, under which the Board of Directors reserves for its action certain material, key strategic, or related matters, and notes matters of Company action on which the Board of Directors is to be kept informed. The Chairman of the Board provides guidance to the Chief Executive Officer, presides over the meetings of the stockholders and directors, and guides the Board in fulfilling its obligations. The Chairman of the Board and the Chief Executive Officer hold meetings on a regular basis to discuss both near term and longer range strategic matters. The Chairman of the Board and the Chief Executive Officer collaborate on the preparation of the agenda for each regular Board meeting to set matters to be presented to the Board for its information, attention and action as necessary. Following each meeting of the Board of Directors after the independent directors have met in executive session per the Board's standard practice, the Chairman of the Board meets with the Chief Executive Officer to provide feedback on matters raised during the meeting of the Board, and on matters considered for further action or follow-up. On behalf of the Board, the Chairman of the Board also provides one-on-one performance feedback to the Chief Executive Officer. The Board feels this structure facilitates efficient management oversight and enables the Board to effectively meet its governance duties.

Majority Voting and Director Resignation

The Company has adopted a majority voting policy for uncontested elections of the Board of Directors (elections where the only nominees are those recommended by the Board of Directors). In an uncontested election of directors, any nominee for director who receives a greater number of votes "withheld" from his or her election than votes "for" his or her election by stockholders present in person or by proxy at the annual or special meeting of the stockholders and entitled to vote in the election of directors ("Majority Withheld Vote"), will tender a written offer to resign from the Board within five business days following the certification of the stockholder vote by the Inspector of Elections.

The Nominating and Governance Committee will promptly consider the resignation offer and recommend to the full Board whether to accept it.

To the extent that a director's resignation is accepted by the Board, the Nominating and Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

The Board will act on the Nominating and Governance Committee's recommendation within 90 days following the certification of the stockholder vote by the Inspector of Elections, which action may include, without limitation, acceptance of the offer of resignation, adoption of measures intended to address the perceived issues underlying the Majority Withheld Vote, or rejection of the resignation offer. Thereafter, the Board will disclose its decision whether to accept the director's resignation offer and the reasons for rejecting the offer, if applicable, in a current report on Form 8-K to be filed with the Securities and Exchange Commission within four business days of the Board's determination.

The Board's Role in Risk Oversight and Management

The Board actively oversees risk management of the Company. The Audit Committee serves as the focal point at the Board level for overseeing the Company's overall risk management process. Among its duties, the Audit Committee reviews with management (a) the Company's policies with respect to risk assessment and management of risks that may be material to the Company, (b) the Company's system of disclosure controls and system of internal controls over financial reporting, and (c) the Company's compliance with legal and regulatory requirements. The Audit Committee is also responsible for reviewing major legislative and regulatory developments that could materially impact the Company's contingent liabilities and risks.

During our fiscal year 2013, the Company continued with enterprise risk assessment evaluations conducted with Audit Committee oversight and participation. The enterprise risk assessment reviews and work performed during fiscal year 2013 were based on the framework and methodologies first used for risk assessment purposes in an initial enterprise risk assessment conducted in fiscal year 2010. Attention during fiscal year 2013 focused specifically on the business and operations brought into the Company via the acquisition of Gennum Corporation in March 2012. The process included review of all major functions of the Gennum business unit to evaluate and enhance (where needed) risk identification, oversight, and management. The results of the fiscal year 2013 enterprise risk assessment update were reported first to the Audit Committee, and subsequently to the full Board of Directors for evaluation, identification of matters for additional attention, and overall risk management. The Audit Committee continues to oversee and ensure fulfillment of management initiatives instituted to address risks identified in the enterprise risk assessment process.

Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk. After receiving a report from a committee, the full Board provides guidance as it deems necessary.

Specific Company management functions are responsible for day-to-day risk management. Our finance, legal, and internal audit areas serve as the primary monitoring and testing functions for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for the ongoing business of the Company. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.

The Board believes that its grants of authority to the Chief Executive Officer and the Board review policy for the Chief Executive Officer as noted above in "Board Leadership Structure" serve to oversee and manage risks by ensuring that the Board is kept well informed on material matters, and is the ultimate approving authority for selected matters. The Board also receives regular reports from the Chief Executive Officer reporting on areas involving operational, human resources, legal, compliance, financial and strategic risks, as well as reports from senior officers of the Company on selected matters as requested from time to time by the Board as part of its recurring meeting process. The full Board receives such reports from the Chief Executive Officer and senior executives to enable the Board to understand the identification, management and mitigation strategies for the reported risks.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

Policy on Hedging and Pledging

The Company recognizes that hedging against losses in Company stock is not appropriate or acceptable trading activity for individuals employed by or serving the Company. The Company has adopted stock ownership guidelines (as described below in the section titled "Compensation Discussion and Analysis") that, among other things, are intended to align the interests of stockholders, and the Company's directors and officers. In keeping with the intent of the stock ownership guidelines, as well as for the purpose of clearly outlining the Company's position on acceptable trading activity, the Company has incorporated prohibitions on various hedging activities within its stock trading guidelines, which guidelines apply to directors, officers and employees. The guidelines prohibit all short sales of Company stock and any trading in derivatives (such as put and call options) that relate to Company securities. The guidelines also prohibit pledging any Company stock or equity awards as collateral for any margin account, or other form of credit arrangement.

Risk Assessment in Compensation Programs

In compliance with SEC disclosure requirements, we have evaluated our compensation policies and practices to determine if any of our programs create risks that are reasonably likely to have a material adverse effect on the Company. We have concluded that our compensation policies and practices do not create any such risks. We evaluated our executive program, as well as our broad-based compensation and benefits programs on a worldwide basis. We focused on looking at whether any program's elements, criteria, purposes or objectives create undesired or unintended risk of a material nature. While all programs were evaluated, primary review and attention was placed on programs having potential for variable payouts where an individual participant or small groups of participants might have the ability to directly affect, control or impact payout results. We are satisfied that all compensation programs are structured with appropriate controls, objective measurement variables, review authorities and payment methodologies that, in the aggregate, are designed and administered so that there is not any reasonable likelihood of material adverse risks to the Company arising from or caused by any of our compensation programs. In addition, "claw-back" rights and provisions in applicable executive compensation plans as discussed below in our "COMPENSATION DISCUSSION AND ANALYSIS" are additional safeguards that encourage executives to refrain from making risky decisions or taking actions that could harm the Company.

In particular, base salaries are fixed in amount and are, therefore, not susceptible to encouraging unnecessary or excessive risk taking. Although the performance-based, short-term annual cash incentives focus on achievement of short-term individual performance and business-related goals, which could encourage taking of short-term risks at the expense of long-term goals, this element of compensation is offset and balanced by the Company's use of long-term, multi-year incentive programs that are designed to align our executives' interests with those of the Company's stockholders. We believe that long-term, multi-year incentive programs do not encourage unnecessary or excessive risk taking because the ultimate value of these programs is tied to the value of the Company's stock and the grant dates and vesting dates are staggered over multiple years to ensure that executives have a significant stake in the long-term performance of the Company's stock.

Evaluation of Chief Executive Officer Performance

In concert with our Compensation Committee per that Committee's charter, the Board of Directors oversees and evaluates the performance of the Chief Executive Officer on an ongoing basis, including a formal annual performance review. Such evaluation includes regular assessment of his performance against goals and objectives established in connection with his compensation programs, as well as his overall performance in leading and managing the Company.

Transactions with Related Parties

We have adopted a written Related-Person Transaction Policy, approved by the Audit Committee and the Board, which provides guidelines for the disclosure, review, ratification and approval of transactions with our directors, executive officers, 5% stockholders and their immediate family members in which the amount involved exceeds or reasonably can be expected to exceed $120,000. The policy supplements our other policies or procedures that may be applicable to a transaction, including our Code of Conduct. Under the Code of Conduct, all directors and employees are expected to avoid actual or apparent conflicts between personal interests and interests of the Company. The policy is administered by the Audit Committee and related-person transactions must be terminated unless approved or ratified by the Audit Committee in accordance with the terms of the policy. In making its determination, the Audit Committee is to take into account all relevant factors and material facts it deems significant including:

  •
  the size and materiality of the transaction and the amount of consideration payable to the related-person;

  •
  the nature of the interest of the related-person;

  •
  whether the transaction may involve a conflict of interest;

  •
  whether the transaction involves the provision of goods or services to the Company that are readily available from unaffiliated third parties on better terms;

  •
  whether there are business reasons to enter into the transaction; and

  •
  whether the transaction is fair to the Company.

Since January 30, 2012, there has not been nor is there currently proposed any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, persons who we know hold more than 5% of our common stock, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than compensation agreements and other arrangements, which are described elsewhere in this Proxy Statement.

Meetings

Directors are expected to devote sufficient time to the Board and its committees and to carry out their duties and responsibilities effectively. It is expected that each director will be available to attend all meetings of the Board and any committees on which the director serves, as well as the Company's annual meeting of stockholders. During the

Company's last fiscal year, the Board held five regularly scheduled meetings and 22 committee meetings. Each of the then incumbent directors attended 75% or more of the aggregate of the meetings of the Board and the meetings of the committees of the Board on which he served. As is our practice, the independent directors met in an executive session without management present at several of these meetings, including at four board meetings and four committee meetings. It is the policy of the Company that all of the directors attend the annual meetings of stockholders unless important personal reasons prohibit it. All of our directors, except Glen Antle, attended last year's Annual Meeting, held in June 2012.

Continuing Education

Each director is expected to take steps reasonably necessary to enable the director to function effectively on the Board and Board committees on which the director serves, including becoming and remaining well informed about the Company, the industry, and business and economic trends affecting the Company. Each director is also expected to take steps reasonably necessary to keep informed on principles and practices of sound corporate governance. The Company provides each director with membership in the National Association of Corporate Directors ("NACD"). Each director is required to participate, at the Company's expense, in a minimum amount of director education during a given two-year period. A "two-year" period ends each even numbered fiscal year of the Company.

Committees

The Board has an Audit Committee, Compensation Committee, and Nominating and Governance Committee. Committee assignments and designations of committee chairs are made annually by a vote of the Board at the annual organizational meeting of directors held in conjunction with the annual meeting of stockholders. All committees are authorized to engage advisors as deemed necessary to carry out their duties and each committee is charged with conducting an annual self-evaluation and assessment of its charter. Current committee assignments are set forth in the following table:

Director	Audit	Compensation	Nominating and Governance

Rockell N. Hankin, Chairman of the Board			Member

James P. Burra, Vice Chairman of the Board	Chair

Glen M. Antle	Member		Member

W. Dean Baker		Chair

Bruce C. Edwards		Member

James T. Lindstrom	Member		Chair

John L. Piotrowski		Member

Carmelo J. Santoro*

Sylvia Summers*

Number of meetings during fiscal year 2013	8	8	6

*
Dr. Santoro and Ms. Summers were not members of the Board of Directors during fiscal year 2013.

Audit Committee

We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board has determined that each member of the Audit Committee is independent as defined by NASDAQ and SEC rules applicable to audit committee members, is financially sophisticated as defined by NASDAQ rules, and is an audit committee financial expert as defined by SEC rules.

The Audit Committee's responsibilities are set forth in a written charter and include appointing and overseeing the engagement of the Company's independent registered public accounting firm; reviewing the scope and results of the audit conducted by the independent registered public accounting firm; reviewing the Company's significant accounting policies; reviewing the Company's cash management, foreign exchange management, and investment management policies; overseeing the Company's internal audit function; reviewing the independent accounting firm's assessment of the adequacy of the Company's internal controls over financial reporting; overseeing the Company's financial risk assessment and risk management policies; when applicable, reviewing and monitoring the Company's compliance with and performance in relation to applicable covenants and financial metric tests under credit or other debt instruments; and reviewing and approving the financial statements to be included in the Company's Annual Reports on Form 10-K. The Audit Committee meets periodically with the Company's independent registered public accounting firm outside the presence of Company management. The Audit Committee has also been designated by the Board to serve as the Company's Qualified Legal Compliance Committee, within the meaning of Section 205 of the SEC's Standards of Professional Conduct for Attorneys.

The Audit Committee has adopted a policy regarding pre-approval of services to be provided by the Company's independent registered public accounting firm, which is described below under the heading "POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES," and procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, which are described below under the heading "CONTACTING THE BOARD OF DIRECTORS."

Compensation Committee

The Compensation Committee's written charter requires that it consist of no fewer than three Board members who satisfy the independence requirements of NASDAQ and applicable law. At all times during fiscal year 2013, the Compensation Committee consisted of three Board members, each of whom the Board has affirmatively determined satisfies these independence requirements. The Compensation Committee charter sets forth the purpose and responsibilities of the Compensation Committee, which include the following:

  •
  reviewing and approving goals and objectives for Mr. Maheswaran, our Chief Executive Officer, and evaluating his performance against those goals and objectives;

  •
  determining (or recommending to the Board for determination) all elements of the Chief Executive Officer's compensation and that of our other executive officers;

  •
  reviewing the Company's management development programs and succession plans;

  •
  overseeing and periodically reviewing the operation of the Company's incentive programs and benefit plans;

  •
  carrying out all responsibilities and functions assigned to it by the documents governing the Company's incentive programs and benefit plans;

  •
  making and approving equity awards; and

  •
  reviewing and making recommendations to the Board with respect to the compensation of our directors who are not also employed by the Company ("Non-Employee Directors").

The Compensation Committee has the authority and resources appropriate to discharge its duties and responsibilities, including the authority to select, engage and terminate independent counsel, consultants and other advisors as it deems necessary to carry out its duties without seeking approval of the Board or management. The Compensation Committee may also delegate to subcommittees such authority as it deems appropriate. The Compensation Committee has no current intention to delegate any of its authority to any other committee or subcommittee. Our executive officers, including the Named Executive Officers (as defined in the "Compensation Discussion and Analysis" below), do not have any role in determining the form or amount of compensation paid to our executives. However, our Chief Executive Officer does make recommendations to the Compensation Committee with respect to compensation paid to the other executive officers.

Nominating and Governance Committee

The Nominating and Governance Committee's written charter charges it with assisting the Board by identifying and evaluating individuals qualified to become members of the Board and recommending director nominees to the Board for selection. This committee is also responsible for the following:

  •
  making recommendations regarding the size of the Board, the Board offices of Chairman and Vice Chairman, the number and nature of the Board's committees, member assignments and rotation, and committee chairs;

  •
  overseeing the evaluation of the Board; and

  •
  making recommendations regarding corporate governance matters.

The Board has determined that each member of the Nominating and Governance Committee is independent as defined by NASDAQ rules.

Corporate Governance Materials

The following materials are available free of charge under the "Investors" page of the Company's website at www.semtech.com or by sending a request for a paper copy to the Company Secretary at the Company's headquarters at 200 Flynn Road, Camarillo, California, 93012:

  •
  Bylaws

  •
  Code of Conduct

  •
  Corporate Governance Guidelines

  •
  Audit Committee Charter

  •
  Compensation Committee Charter

  •
  Nominating and Governance Committee Charter

  •
  Director Nominations Policy

  •
  Director Compensation Policy

  •
  Director Stock Ownership Guidelines

  •
  Executive Stock Ownership Guidelines

  •
  Related-Persons Transaction Policy

  •
  Board Committee Assignments

  •
  Stock Trading Guidelines

CONTACTING THE BOARD OF DIRECTORS

General Business Matters

Our Annual Meeting provides an opportunity for stockholders to speak directly with the Board regarding appropriate matters. Stockholders also may communicate with the Board, or any committee or director, about Company business by writing to such party in care of the Company's Secretary at the Company's headquarters at 200 Flynn Road, Camarillo, California, 93012. Stockholders are encouraged to include evidence of their holdings with their communications. The Company's Secretary will forward communications as applicable to the Chairman of the Board, the applicable committee chair, or individual named director if a communication is directed to an individual director. Any communication deemed to involve an accounting matter will be sent to the Chair of the Audit Committee. The foregoing process is in accordance with the process adopted by a majority of the independent members of the Board, which includes procedures for collecting, organizing and otherwise handling such communications.

Accounting Matters

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters ("Accounting Matters"). Employees with concerns regarding Accounting Matters may report their concerns in writing to our Chief Financial Officer, Chief Executive Officer or General Counsel. Employees may also report concerns regarding Accounting Matters anonymously directed to the Audit Committee via the on-line confidential reporting system maintained by the Company. Non-employee complaints regarding Accounting Matters may be reported by writing to the Audit Committee in care of the Company's Secretary at the Company's headquarters at 200 Flynn Road, Camarillo, California 93012.

DIRECTOR NOMINATIONS

Criteria and Diversity for Board Membership

All persons nominated to serve as a director of the Company should possess the minimum qualifications, skills and attributes as determined by our Board of Directors. The qualifications, attributes and skills noted below are illustrative but not exhaustive. The Nominating and Governance Committee will also consider the contributions that a candidate can be expected to make to the Board based on the totality of the candidate's background, credentials, experience and expertise, the diversity and composition of the Board at the time, and other relevant circumstances.

Key qualifications include:

  •
  Business Understanding.  Candidates must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company, including regulatory obligations and governance concerns of a public issuer; strategic business planning; competition in a global economy; and basic concepts of corporate finance.

  •
  Experience or Achievement.  Candidates must have demonstrated achievement in one or more fields of business, professional, governmental, community, scientific or educational endeavor.

  •
  Integrity.  All candidates must be individuals of personal integrity and ethical character.

  •
  Absence of Conflicts of Interest.  Candidates should not have any interests that would materially impair their ability to (i) exercise independent judgment, or (ii) otherwise discharge the fiduciary duties owed as a director to the Company and its stockholders.

  •
  Fair and Equal Representation.  Candidates must be able to represent fairly and equally all stockholders of the Company without favoring or advancing any particular stockholder or other constituency of the Company.

  •
  Oversight.  Candidates are expected to have sound judgment, based on management or policy-making experience that demonstrates an ability to function effectively in an oversight role.

  •
  Available Time.  Candidates must be prepared to devote adequate time to the Board and its committees. It is expected that each candidate will be available to attend all meetings of the Board and any committees on which the candidate will serve, as well as the Company's annual meeting of stockholders.

  •
  Diversity.  Although we do not have a formal diversity policy, when considering diversity in evaluating candidates, the Nominating and Governance Committee focuses on whether candidates can contribute varied perspectives, skills, experiences and expertise to the Board.

Evaluation of Nominees

The Nominating and Governance Committee will identify potential candidates for Board membership, when applicable, through professional search firms and personal referrals. Candidacy for Board membership requires the final approval of the full Board. Each year, the Board proposes a slate of nominees to the stockholders, who elect the members of the Board at the annual meeting of stockholders. Stockholders may also propose nominees for consideration by the Nominating and Governance Committee by submitting the names and supporting information regarding proposed candidates to the Corporate Secretary in accordance with the procedure for submitting stockholder nominations set forth under "Recommendation of a Director Candidate for Consideration by the Nominating and Governance Committee" and "Direct Nomination of a Director Candidate" below. Candidates (including those proposed by our stockholders) are evaluated by the Nominating and Governance Committee through recommendations, resumes, personal interviews, reference checks and other information deemed appropriate by the Nominating and Governance Committee.

Recommendation of a Director Candidate for Consideration by the Nominating and Governance Committee

The Nominating and Governance Committee will consider recommendations for director nominations submitted by stockholders. Submissions for the 2014 annual meeting of stockholders (the "2014 Annual Meeting") must be received no later than March 22, 2014; must otherwise be made in accordance with our Director Nominations Policy; and must include all information specified in that policy. The Nominating and Governance Committee will only consider candidates who satisfy the Company's minimum qualifications for director, as set forth in our Director Nomination Policy, including that directors represent the interests of all stockholders. One of the factors that will be taken into account in considering a stockholder recommendation is the size and duration of the recommending stockholder's ownership interest in the Company and whether the stockholder intends to continue holding that interest through the applicable annual meeting date. Stockholders should be aware that it is the general policy of the Company to re-nominate qualified incumbent directors.

Direct Nomination of a Director Candidate

Under the Company's Bylaws, director nominations will be considered untimely and ineligible to come properly before the Company's 2014 Annual Meeting if notice of such nomination is not received by the Company by March 22, 2014. A stockholder making a director nomination must be a stockholder of record on the date the required notice is given to the Company and on the record date for the meeting. The required notice must be submitted in writing to the

Company's Secretary at the Company's headquarters at 200 Flynn Road, Camarillo, California 93012 and must contain the following information:

  (a)
  as to each person whom the stockholder proposes to nominate for election as a director:

  (i)
  the name, age, business address, residence address and principal occupation or employment of the person,

  (ii)
  the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person,

  (iii)
  a description of all arrangements or understandings between the stockholder and each nominee and any other person(s) (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and

  (iv)
  any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person's written consent to being named in the proxy statement, if any, as nominee and to serving as a director if elected); and

  (b)
  as to such stockholder giving notice:

  (i)
  the name and record address of the stockholder who intends to make the proposal and the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder,

  (ii)
  a representation that the stockholder is a holder of record of common stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to introduce the business specified in the notice,

  (iii)
  a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting,

  (iv)
  any material interest of the stockholder in such business, and

  (v)
  any other information that is required to be provided pursuant to Regulation 14A under the Exchange Act.

STOCKHOLDER PROPOSALS

Stockholder Proposals to be included in Next Year's Proxy Statement

The Company must receive stockholder proposals for the 2014 Annual Meeting no later than January 10, 2014 in order to be considered for inclusion in the Company's proxy materials. Stockholder proposals must be submitted in writing to the Company's Secretary at the Company's headquarters at 200 Flynn Road, Camarillo, California 93012. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in the Company's proxy statement.

Other Stockholder Proposals for Presentation at Next Year's Annual Meeting

Under the Company's Bylaws, proposals by stockholders submitted outside the process of Rule 14a-8 under the Exchange Act will be considered untimely and ineligible to come properly before the Company's 2014 Annual Meeting if notice of such proposal is not received by the Company by March 22, 2014. However, in the event that the annual meeting is called for a date that is more than thirty (30) days before or after the anniversary of the prior year's annual meeting, notice by a stockholder to be timely must be received not later than the close of business on the tenth (10th) day following the earlier of (1) the day on which notice of the meeting was mailed or (2) the day on which the Company publicly announces the date of such meeting. The proposal must be a proper matter for stockholder action under Delaware law and the stockholder bringing the proposal must be a stockholder of record on the date the required notice of the proposal is given to the Company and on the record date for the meeting. The required notice must be submitted in writing to the Company's Secretary at the Company's headquarters at 200 Flynn Road, Camarillo, California 93012 and must contain the information set forth in section (b) of "Direct Nomination of a Director Candidate" above.

 DIRECTOR COMPENSATION

DIRECTOR COMPENSATION POLICY

Non-Employee Directors receive a cash retainer for their services on the Board, their committee service, and their role as chair of the Board or any committee. Our Non-Employee Directors also receive equity-based compensation.

Cash Retainer Fees

During fiscal year 2013, the cash retainer fees payable to Non-Employee Directors were as follows:

Description	Annual Retainer
Annual Retainer	$45,000
Additional Retainer for Chairman of the Board	$50,000
Committee Chair Retainer
Audit Committee	$20,000
Compensation Committee	$20,000
Nominating & Governance Committee	$10,000
Committee Retainer
Audit Committee	$10,000
Compensation Committee	$10,000
Nominating & Governance Committee	$5,000

The committee retainer is payable to each member of a committee who is not also the chairman of that committee. The chairman of a committee is entitled to receive only the committee chair retainer for that particular committee. Fees are paid quarterly in advance. Directors are also reimbursed for their reasonable expenses incurred in connection with their services.

Equity Award Grants

The equity awards made to Non-Employee Directors in fiscal year 2013 were made from the 2008 Long Term Equity Incentive Plan (the "2008 Plan"). Non-Employee Directors receive equity awards on the following terms:

                    Initial Option Grant.    Generally, each Non-Employee Director (who was not an employee of the Company immediately prior to joining the Board) will receive an option to purchase 20,000 shares of the Company's common stock on his or her initial election or appointment to the Board. These options vest in annual installments over the four-year period following the grant date beginning on the first anniversary of the grant date.

                    Semi-Annual Option Grants.    On each January 1 and July 1, each Non-Employee Director then in office receives an option to purchase 5,000 shares of the Company's common stock. These options vest in equal annual installments over the four-year period following the grant date, beginning on the first anniversary of the grant date. Once vested, stock options generally remain exercisable until their normal expiration date. However, stock options may terminate earlier in connection with a change in control transaction, which transaction would also generally cause any unvested options to become fully vested on an accelerated basis. Our Non-Employee Directors generally have 90 days to exercise vested stock options following their departure from the Board. Unvested options terminate immediately when the director leaves the Board for any reason, except for departure from Board service due to death, disability, or board retirement. Board retirement may occur at the election of a director after ten years of service as a director or after five years of Board service if the director is then age 65. In the event of death, disability or board retirement as noted above, the options fully vest immediately and the exercise period is generally extended to three years following the director's departure from the Board. Further, if the Non-Employee Director dies or suffers a disability within the three years following board retirement and prior to termination of the option, the option generally remains exercisable for three years after the death or disability. Directors Antle, Baker, Burra, Hankin, Lindstrom and Piotrowski currently meet the eligibility requirements for board retirement.

                    Annual Stock Unit Grant.    On each July 1, each Non-Employee Director then in office receives an award of restricted stock units. The number of restricted stock units is determined by dividing $70,000 by the closing price of the Company's common stock on the grant date, rounded down to the nearest whole number. The stock units vest on the first anniversary of the award, subject to pro-ration if the Non-Employee Director's service terminates for other than death or disability. The stock units fully vest on death or disability, or in connection with a change in control transaction. The stock units carry no voting rights or other stock ownership rights. If the Company pays a cash dividend before the stock units have been paid or terminated, the Non-Employee Director will be credited with additional stock units equivalent to the value of the dividend. The additional stock units will be subject to the same vesting schedule as the original stock unit to which they relate. Each vested restricted stock unit will be paid in cash on the termination of the Non-Employee Director's service with the Company, in an amount equal to the closing price of our common stock on such date.

DIRECTOR COMPENSATION – FISCAL YEAR 2013

The following table presents information regarding the compensation of individuals who were Non-Employee Directors during fiscal year 2013. Dr. Santoro and Ms. Summers were not appointed until after the end of fiscal year 2013, therefore, no compensation or equity awards information related to them is provided. The compensation paid to Mr. Maheswaran, who is our current Chief Executive Officer, is presented below under "EXECUTIVE COMPENSATION," including in the Summary Compensation Table and the related explanatory tables. Mr. Maheswaran is our only employee director and does not receive any additional compensation for his services as a director.

NON-EMPLOYEE DIRECTOR COMPENSATION – FISCAL YEAR 2013

Name	Fees earned or paid in cash	Stock Awards (1)	Option Awards (1)	All Other Compensation	Total

Chairman Hankin	$100,000	$69,980	$88,102	$–	$258,082

Vice Chairman Burra	65,000	69,980	88,102	–	223,082

Mr. Antle	60,000	69,980	88,102	–	218,082

Dr. Baker	65,000	69,980	88,102	–	223,082

Mr. Edwards	55,000	69,980	88,102	–	213,082

Mr. Lindstrom	65,000	69,980	88,102	–	223,082

Mr. Piotrowski	55,000	69,980	88,102	–	213,082

(1)
The amounts and values noted do not necessarily correspond to any actual value that will be realized by a recipient. The stock award and option award amounts reflected in the table, and the grant-date values discussed below in this footnote, are computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718 based on assumptions set forth in Note 12 to the financial statements included in the Company's Form 10-K filed with the SEC on March 28, 2013. The awards are valued as of the grant date disregarding any estimate of forfeitures related to service-based vesting conditions. There were no forfeitures by our Non-Employee Directors in fiscal year 2013. On July 1, 2012 each Non-Employee Director was awarded 2,861 restricted stock units that vest on July 1, 2013. The fair value of each such restricted stock unit on the grant date was $24.46 and the fair value of the award on the grant date was $69,980. At the end of fiscal year 2013, each Non-Employee Director held 23,026 restricted stock units. Each Non-Employee Director was awarded 5,000 stock options on July 1, 2012 and on January 1, 2013. Each of the stock option awards granted on July 1, 2012 had a fair value equal to $46,523 on the grant date, and each of the stock option awards granted on January 1, 2013, had a fair value equal to $41,579 on the grant date. The following table presents the number of outstanding and unexercised option awards held by each of our Non-Employee Directors as of January 27, 2013:

Outstanding Options at End of Fiscal Year 2013

	Director	Number of Shares Subject to Outstanding Option Awards at Fiscal Year End

Name	Since	Vested	Unvested	Total

Chairman Hankin	1988	6,250	25,000	31,250

Vice Chairman Burra	1991	65,000	25,000	90,000

Director Antle	2002	65,000	25,000	90,000

Director Baker	2006	40,000	25,000	65,000

Director Edwards	2006	40,000	25,000	65,000

Director Lindstrom	2002	55,000	25,000	80,000

Director Piotrowski	2002	60,000	25,000	85,000

 BENEFICIAL OWNERSHIP OF SECURITIES

The table below indicates the number of shares of the Company's common stock beneficially owned as of April 26, 2013, the record date for the Annual Meeting, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of our common stock, each of our directors, each of our NEOs (as defined herein) and all directors and executive officers as a group. All information regarding stockholders who are not directors or officers of the Company is based on the Company's review of information filed with the SEC on Schedule 13D or 13G, which information is as of December 31, 2012. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated below, to the Company's knowledge, all persons listed have sole voting and investment power with respect to their shares.

Unless otherwise noted below, the address of each beneficial owner listed in the table is in care of Semtech Corporation, 200 Flynn Road, Camarillo, California 93012.

	Beneficial Ownership of Common Stock
Name and Address of Beneficial Owner	Number of Shares (5)	% (4)
BlackRock, Inc. (1) 40 East 52nd Street, New York, NY 10055	5,176,575	7.7
The Vanguard Group, Inc. (2) 100 Vanguard Blvd., Malvern, PA 19355	3,657,686	5.4
Rockell N. Hankin, Chairman of the Board	177,190	*
James P. Burra, Vice Chairman of the Board (3)	93,000	*
Glen M. Antle, Director	65,000	*
W. Dean Baker, Director	25,000	*
Bruce C. Edwards, Director (3)	42,000	*
James T. Lindstrom, Director	70,000	*
John L. Piotrowski, Director	55,000	*
Carmelo J. Santoro	0	*
Sylvia Summers	0	*
Mohan R. Maheswaran, Director, President and Chief Executive Officer	339,128	*
Emeka Chukwu, Sr. Vice President, Finance and Chief Financial Officer	103,436	*
Gary Beauchamp, Sr. Vice President and General Manager, Gennum Product Group	5,359	*
Jeffrey T. Pohlman, Exec. Vice President, Protection, Power Management and High-Reliability Products (3)	372,677	*
Sameer Vuyyuru, Sr. Vice President and General Manager, Advanced Communications Products	5,277	*
All Directors and Executive Officers as a group (22 persons including those named above) (4)	1,698,759	2.5
  *
  Less than 1%

  (1)
  As reported in Amendment No. 3 to Schedule 13G filed on February 8, 2013 by BlackRock, Inc. BlackRock, Inc. reported sole voting and dispositive power with respect to all of its shares, as the parent company of the following subsidiaries which hold the shares: BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Asset Management Australia Limited, BlackRock Asset Management Canada Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock International Limited, BlackRock Institutional Trust Company, N.A., BlackRock Japan Co. Ltd., and BlackRock Investment Management (UK) Limited.

  (2)
  As reported in Schedule 13G filed February 13, 2013 by The Vanguard Group. The Vanguard Group reported sole voting power over 92,685 shares, sole dispositive power over 3,568,501 shares and shared dispositive power over 89,185 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 89,185 shares as a result of its serving as investment manager of collective trust accounts and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 3,500 shares as a result of its serving as investment manager of Australian investment offerings.

  (3)
  The reported shares include shares held in family trusts under which voting and/or dispositive power is shared: Mr. Burra (38,000 shares), Mr. Edwards (7,000 shares), and Mr. Pohlman (136,611). Other shares reported under "All Directors and Executive Officers as a group" may be held jointly by executive officers and their spouses, held solely by their spouses, held in revocable family trusts in which voting and/or dispositive powers may be shared with or rest in others, or held by other persons through whom they are deemed to have beneficial ownership of the shares.

  (4)
  The ownership percentage is based on 67,362,012 shares outstanding as of April 26, 2013 and the numerator and denominator include the shares, shown above, which the individual has the right to acquire within 60 days thereof through the exercise of stock options. Although the shares that could be acquired by an individual are deemed to be outstanding in calculating the ownership percentage of that individual and of the group, they are not deemed to be outstanding as to any other individual.

  With the exception of Jonathan Hahn (whose shares are included within the "All Directors and Executive Officers group"), no other named individual holds unvested restricted stock as to which the holder has voting power but no dispositive power and shares that could be acquired within 60 days of our Record Date of April 26, 2013 through the exercise of stock options. Mr. Hahn holds 5,000 unvested restricted stock units and 5,000 stock options exercisable within 60 days of our Record Date.

  (5)
  No shares of common stock held by a director, director nominee or officer has been pledged as security. The Company is not aware of any arrangements or pledge of common stock that could result in a change of control of the Company.

EXECUTIVE OFFICERS

Name	Age as of June 20, 2013	Position
Mohan R. Maheswaran	49	President and Chief Executive Officer
Emeka Chukwu	50	Senior Vice President, Finance and Chief Financial Officer
Gary M. Beauchamp	53	Senior Vice President/General Manager, Gennum Product Group
Alain Dantec	63	Senior Vice President/General Manager, Wireless and Sensing Product Group
Sharon Faltemier	57	Vice President, Human Resources
Jonathan Hahn	54	Vice President, Information Technology and Chief Information Officer
Charles E. Harper	65	Senior Vice President, Strategy and Systems Innovation Group
Randall H. Holliday	63	Senior Vice President, General Counsel and Secretary
James J. Kim	56	Senior Vice President, Worldwide Sales and Marketing
Jeffrey T. Pohlman	63	Executive Vice President, Protection, Power Management and High-Reliability Groups
Asaf Silberstein	43	Senior Vice President, Worldwide Operations
Sameer Vuyyuru	41	Senior Vice President, Advanced Communications Product Group
J. Michael Wilson	57	Executive Vice President, Quality and Reliability

Mr. Maheswaran joined the Company in April 2006 as President and Chief Executive Officer. He was Executive Vice President and General Manager of Intersil Corporation, a company that designs and manufactures analog semiconductors, from June 2002 until March 2006, responsible for managing and overseeing the design, development, applications and marketing functions for Intersil's Analog Signal Processing Business unit. From June 2001 to May 2002, he was Vice President of Marketing, Business Development and Corporate Strategy for Elantec Semiconductor, Inc., a company that designed and manufactured analog integrated circuits before its acquisition by Intersil in May 2002. He was Vice President of Business Development and Corporate Strategy of Elantec Semiconductor from January 2001 to June 2001. Mr. Maheswaran has also been employed by Allayer Communications, a communications IC startup acquired by Broadcom; IBM Microelectronics; Texas Instruments; Hewlett Packard and Nortel Communications.

Mr. Chukwu was promoted to Senior Vice President, Finance and Chief Financial Officer in August 2011. He previously served as the Company's Vice President, Finance and Chief Financial Officer from November 2006. He previously had been employed in various financial positions at Intersil Corporation, a company that designs and manufactures analog semiconductors, since 2002. His most recent position at Intersil was Vice President, Finance, in which capacity he served since February 2006 with responsibility for all financial management affairs of the corporation's business units and worldwide operations. He served as the Controller of Intersil's Analog Signal Processing Group and Worldwide Operations from May 2002 through January 2006, responsible for financial planning, budget management, and related financial oversight functions. From July 1997 through April 2002, he was the Corporate Controller of Elantec Semiconductor, Inc., a manufacturer of analog integrated circuits that was acquired by Intersil in 2002.

Mr. Beauchamp was appointed Senior Vice President and General Manager of the Gennum Product Group in March 2012, following Semtech's acquisition of Gennum Corporation. Mr. Beauchamp's group provides high-performance analog solutions to the video broadcast, video surveillance, and data communications markets. Prior to his role at Semtech, Mr. Beauchamp was Senior Vice President and General Manager, Mixed Signal and Optical Products, for Gennum Corporation, which he joined in 2000. Between 1990 and 2000, Mr. Beauchamp held several management positions at COM DEV International.

Mr. Dantec currently serves as our Senior Vice President/General Manager, Wireless & Sensing Product Group. Mr. Dantec was promoted to Senior Vice President/General Manager of Advanced Communications and Sensing Group in June 2007. He previously served as the Company's Vice President of Wireless and Sensing Products from June 2005. He joined us as the result of the Company's June 2005 acquisition of XEMICS S.A. a privately held company engaged in design, manufacturing and sales of ultra-low power analog, mixed signal and radio frequency (RF) integrated circuits, where he served as Chief Executive Officer since 2001. Prior to joining XEMICS, Mr. Dantec was Chief Executive Officer of Atmel Nantes, a subsidiary of Atmel in France, from 1996 to 2001. He has more than 30 years of experience in the semiconductor industry in a broad range of technical and management positions within such leading companies as Atmel, the Temic Group, Harris, and Alcatel.

Ms. Faltemier joined the Company in January 2013 and was appointed Vice President, Human Resources. Prior to Semtech, she served as Senior Vice President, Human Resources for DTS, Inc., a consumer electronics licensing company from 2006 to 2012. Prior to DTS she was Sr. Vice President, Human Resources for Capstone Turbine Corporation from 2003 to 2006. Her more than 30 years of experience in the human resources field and business operations includes positions with Tyco International Ltd., Proctor & Gamble, Northrop Grumman and Boeing.

Mr. Hahn joined the Company in May 2010 as Vice President Information Technology and Chief Information Officer. Prior to Semtech, he served as Chief Information Officer at Telmar Network Technology since 2001. Mr. Hahn's 25 years of IT experience and Systems knowledge also includes positions held at such companies as Nexgenics, Inc., EDS, E. Solutions Consulting, Cerplex Inc. and TRW, Inc.

Mr. Harper serves as our Senior Vice President, Strategy and Systems Innovation Group. This group was formed following the acquisition of Sierra Monolithics, Inc. by Semtech Corporation on December 9, 2009. Most recently, Mr. Harper was Executive Chairman and Co-Founder of Sierra Monolithics, Inc. since 1988. Prior to founding Sierra Monolithics, Inc., he worked for several high technology companies in the Southern California area. He served as Manager of Advanced Technology Development at Magnavox, Director of Business Planning at Mattel, Assistant Director of Management Services at Lear Sieger, and held several engineering and executive management positions at the Garrett/Allied Signal Corporation.

Mr. Holliday was promoted to Senior Vice President, General Counsel and Secretary in February 2013. Mr. Holliday joined us in October 2008 and was appointed Vice-President, General Counsel and Secretary in November 2008. Prior to Semtech, he served as General Counsel and Secretary at Power-One, Inc., a manufacturer of power management and power control products, from 2001 through 2008, where he had responsibility for worldwide legal affairs. From 1994 through 2000, he held the position of Secretary and General Counsel with Xircom, Inc. His more than 30 years of experience in the legal field also includes positions with Abex Aerospace (division of Pneumo Abex Corp.), Johnson Controls, Inc., Manpower Incorporated, and service as a Staff Judge Advocate with the U.S. Air Force.

Mr. Kim was promoted to Senior Vice President of Worldwide Sales and Marketing in November 2009. Mr. Kim was appointed Vice President of Worldwide Sales and Marketing in February 2007, after serving as Vice President of Global Handset Sales since March 2004. He was Director of Sales and Marketing for Korea and Japan from April 2000 to March 2004. He was Marketing Manager from May 1997 to April 2000. He has also held various engineering positions since beginning his employment with the Company in 1986.

Mr. Pohlman was promoted to Executive Vice President and General Manager, Protection, Power Management and High Reliability Products in February 2013. Mr. Pohlman was promoted to Senior Vice President of Protection Products in June 2007 after serving as Vice President of Protection Products since 1998. Prior to his promotion in February 2013, he was Senior Vice President and General Manager, Protection, Power Management and High Reliability Products. He has worked for the Company in various engineering roles since 1988. Mr. Pohlman was previously employed by Supertex Inc., Fairchild Camera and Instrument, Inc., and National Semiconductor in various technical and managerial roles.

Mr. Silberstein was promoted to Senior Vice President, Worldwide Operations in February 2013. Mr. Silberstein became Vice President, Worldwide Operations in March 2011. Prior to that, Mr. Silberstein was Vice President, Operations, a position he held since he joined the Company in December 2010. Prior to joining the Company, he was employed from 2007 to 2010 at Microsemi Corporation as Vice President Global Operations in its Analog Mixed Signal Division. Prior to Microsemi, he was Vice President Operations from 2000 to 2005 and Chief Operating Officer from 2005 to 2007 at Powerdsine, Israel, when Powerdsine was acquired by Microsemi. He has also previously served in various positions at 3Com and ECI Telecom.

Mr. Vuyyuru was promoted to Senior Vice President and General Manager, Advanced Communications Product Group in February 2013. Mr. Vuyyuru was appointed Vice President and General Manager, Advanced Communications Product Group in November 2011. His group focuses on advanced technologies that enable core and access networking infrastructure to accommodate the ongoing expansion in bandwidth demand. From 2006 to 2011, he served as Vice President of Marketing. Before joining the Company, Mr. Vuyyuru held multiple product line director positions at Intersil. Prior to that, he spent eight years in product line and design positions at Texas Instruments. His nearly 20-year career has focused primarily on analog and digital signal processing semiconductors.

Mr. Wilson was promoted to Executive Vice President, Quality and Reliability in February 2013. Prior to his promotion, Mr. Wilson was Senior Vice President, Quality and Reliability, a position he held since November 2011. Mr. Wilson was appointed Senior Vice President and Chief Technology Officer in May 2008 after serving as Senior Vice President of Power Management Products since June 2007 and serving as Vice President of that unit since 2001. He joined us as the result of the 1995 acquisition of ECI Semiconductor where he was Vice President and Chief Operating Officer. He has more than 20 years of experience in the semiconductor industry in a broad range of technical and management positions.

Mr. Hahn is Mr. Kim's brother-in-law. Mr. Hahn is married to Mr. Kim's sister. Other than as disclosed herein, there are no family relationships between or among any of our officers or directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on our review of the SEC Forms 3, 4 and 5 and amendments thereto received by the Company, or written representations from reporting persons that they were not required to file such forms, the Company believes that, with respect to transactions during the fiscal year ended January 27, 2013, our officers, directors and beneficial holders of more than 10% of our common stock complied with all filing requirements under Section 16(a) of the Exchange Act, with the exception of a late Form 4 that was filed December 31, 2012 for Mr. Silberstein relating to transactions that took place on December 18, 2012 and December 21, 2012.

 COMPENSATION DISCUSSION AND ANALYSIS

OUR GUIDING COMPENSATION PRINCIPLES

Our Compensation Committee believes that attracting and retaining qualified individuals at all levels of the Company who are committed to the Company's long-term success, and capable of delivering on that commitment, is key to the Company's current and future success. We believe that company growth, superior financial performance, and increasing stockholder value depend to a significant degree on our ability to structure a compensation program that enables us to (1) attract, retain, and motivate qualified and high performing executives; (2) hold executives accountable for performance, with appropriate performance-based rewards given in return for superior performance; and (3) align the interests of the executives with the interests of our stockholders.

To achieve our executive compensation objectives, we have three primary components to our compensation program: the base salary, the annual cash incentive (bonus) awards, and the long-term equity incentive awards.

Our philosophy for the base salary is to pay below the median of our peer group. For the annual cash bonus, we set a target bonus that is above the median of our peer group, and we combine that target with aggressive annual business plans. Our intent is that in a year when we meet our business plan and also outperform our peer group on key financial measures, the total annual cash compensation of our executives (base salary plus cash bonus) will be above the median of our selected peer group.

It is our policy that more than half of the total direct compensation for our executives should come from future compensation opportunities delivered through our long-term equity incentive plan. We use a combination of stock options, time-based restricted stock, and performance-based restricted stock in our long-term incentive plan. The objective of our equity compensation component of total compensation is that in years in which the company exceeds its business plan and performs above the median of our peer group, our executives will receive long-term incentive opportunities in excess of the median of the peer group. Through the combination of (i) the inherently performance-based nature of options, (ii) the multi-year vesting of time-based restricted stock or units (the ultimate value of which depends on our stock price), and (iii) the multi-year performance requirements for the performance-based restricted stock or units, the compensation actually delivered to the executives from the long-term incentive plan depends directly on future company performance.

Our philosophy in establishing our executive compensation plans is to balance short term performance incentives (provided by the annual bonus plan) with long term performance incentives (provided by the equity awards). We also balance the use of (i) absolute performance metrics versus relative performance metrics evaluated against selected peers, and (ii) formula-based performance criteria versus criteria involving the exercise of judgment by the Compensation Committee. The Committee also continually assesses the cost of executive compensation relative to company revenue and operating income. We also assess the reasonableness of total compensation relative to total stockholder return over one and three-year periods compared to our peers and appropriate stock indices.

The compensation plans implemented for our CEO and other executives based on the principles described above are discussed in detail in this Compensation Discussion and Analysis.

2012 NONBINDING ADVISORY VOTE RESULTS

Stockholders took a non-binding advisory vote at our fiscal year 2013 annual meeting of stockholders to approve compensation for the Company's named executive officers as disclosed in the proxy statement for our fiscal year 2013 Annual Meeting of Stockholders. 91% of the shares voting approved our fiscal year 2012 compensation plan for named executive officers. In its review of the needs of the Company and its stockholders, the Compensation Committee determined to retain the Company's existing compensation policies, to be applicable during fiscal year 2013.

STOCKHOLDER APPROVAL OF NEW LONG TERM INCENTIVE PLAN

At the fiscal year 2014 Annual Meeting of Stockholders, the Company will be seeking stockholder approval of a new long term equity incentive plan. The number of shares requested under this new plan is based on the Company's estimated equity compensation requirements for the next three-year period based on the Company's equity granting policy described herein and the increased workforce of the Company following the acquisitions of Sierra Monolithics, Inc. and Gennum Corporation. The requested amount of shares will also provide a small amount of additional shares for unplanned business events which may necessitate the granting of equity. We believe that a three-year allowance is an appropriate balance between giving stockholders more frequent opportunity to authorize our long term equity plan and the Company's ability to manage plan stability and administration. Further information and details on the proposed new long term equity incentive plan may be found below in the discussion for Proposal 4.

SUMMARY OF OUR EXECUTIVE COMPENSATION PROGRAMS

Named Executive Officer Compensation

Our Named Executive Officers ("NEOs") are our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers for our fiscal year 2013 as determined under SEC rules.

Mr. Gary Beauchamp is included as one of our NEOs for fiscal 2013. Mr. Beauchamp joined the Company on March 20, 2012 in connection with the acquisition of the Gennum Corporation. Mr. Beauchamp qualifies as a NEO based on his total fiscal year 2013 compensation as calculated and reportable under current SEC guidelines. As noted in the Summary Compensation Table and related footnotes, Mr. Beauchamp's inclusion in our report of NEOs results from his receipt of signing bonus and Company performance-based equity awards issued on March 20, 2012 on his joining the Company. The signing bonus and awards made to Mr. Beauchamp were one-time events associated with his joining and are not anticipated to recur. The Company believes that but for the signing bonus and performance based equity awards made to Mr. Beauchamp on March 20, 2012, he would not have qualified as a NEO for fiscal year 2013.

Total compensation for our NEOs consists of four elements:

  •
  annual salary

  •
  annual cash incentive (bonus) awards

  •
  equity incentive awards

  •
  other compensation items (including perquisites and benefits)

The Compensation Committee assesses each of these elements independently from the other elements to ensure that the amount paid to each NEO for each compensation element is reasonable and, as a function of overall compensation paid, ensures that compensation for each NEO is reasonable and competitive in its totality.

Key Elements of Compensation

Element	Purpose	Characteristics
Annual salary	To attract and retain qualified executives; set at a fixed rate of pay based on an individual's skills, experience and performance.	Annual salary is set commensurate with the position and is intended to provide a stable source of income and be competitive with the applicable market.
Short-term annual cash incentives	To attract and retain qualified executives; to motivate and reward achievement of annual business and individual goals and objectives designed to increase stockholder value.	This element involves annual performance-based cash awards. The amount earned (if any) varies based on actual results achieved relative to pre-determined annual target goals.
Long-term multi-year equity incentives

To align interests of executives with stockholders; to reward performance over time based on stock price appreciation; and to provide an additional retention incentive through multi-year vesting schedules.

The majority of annual awards (other than "new hire" awards) are generally performance-based; the amount realized (i.e. the value ultimately received by the recipient) depends on and is directly tied to our stock price performance.

Other compensation and benefits	Provide competitive and customary benefits (e.g. health insurance, life insurance, 401(k) retirement plans).	Company sponsored/subsidized benefit plans as provided to the general employee population, as well as Company matching contributions to selected employee contributory plans.

The Company's Executive Compensation Philosophy

The Company's executive compensation programs are founded on pay-for-performance. That philosophy provides incentives for executives to achieve both short-term and long-term objectives, and rewards executives for both Company performance and their individual contributions to that performance. The Compensation Committee's fundamental objectives are supported by:

  •
  Providing a competitive total compensation package that enables the Company to attract and retain key personnel;

  •
  Motivating achievement of target performance goals by providing short-term (annual) compensation opportunities linked to performance;

  •
  Providing long-term (multi-year) compensation incentives through equity awards that align executive compensation with stockholder interests; and

  •
  Promoting ownership of the Company's stock by its executives to further align the goals of executives with those of the Company's stockholders.

Use of Quantitative and Qualitative Measurements

The Compensation Committee believes that executive compensation should be based primarily on objectively determinable factors, both for the Company on its own, as well as in comparison to peer companies. Factors considered relevant include operating income, revenue growth, earnings per share ("EPS") and other financial and operational metrics. Objective factors that are considered include both absolute metrics/numbers, as well as results relative to peers. The Compensation Committee also believes that executive compensation should have a component based additionally, although not primarily, on subjective factors, such as leadership, how well each executive helps the Company achieve its strategic goals, each executive's ability to develop subordinates, and how each executive's efforts contribute to enhancing the Company's relationship and status with the investor community. The use of both objective and subjective factors, however, does not prevent the Compensation Committee from adjusting compensation up or down if, after considering all of the relevant circumstances, it believes total compensation can be structured to better serve the stockholders' interests.

Role of Management, Consultants And Others in Determining Compensation

All decisions regarding compensation of our executive officers are made by the Compensation Committee in coordination with the Board of Directors. The Compensation Committee relies on recommendations and input from our management to help fulfill the Compensation Committee's responsibilities. The Compensation Committee also relies on our Chief Executive Officer to evaluate the performance of executives who report to him and to make recommendations about the compensation of those executives.

The Compensation Committee may engage the services of outside advisors, experts and others to assist the Compensation Committee. Additionally, the Compensation Committee evaluates our compensation policies and practices in comparison to the published standards and guidelines of third-party proxy advisory services used by many institutional investors. During fiscal year 2013, the Compensation Committee engaged the services of Mercer (US), Inc. ("Mercer") and Radford to advise, inform, and make recommendations to the Compensation Committee in its review of executive officer compensation, including competitiveness and comparison to peer companies. The Compensation Committee evaluated both consultant companies and concluded they were independent based on the recently adopted NASDAQ criteria for determining consultant independence.

Mercer

The Compensation Committee selected Mercer as a compensation advisor because of its past performance in providing timely and accurate analyses, its broad knowledge of the semiconductor sector and compensation governance trends, and its in-depth understanding of the Company's executive compensation plans.

Mercer assists the Compensation Committee in the selection of peer group companies. The Compensation Committee sets the financial and market parameters for selecting a peer group. Within the established parameters, Mercer analyzes the relevant information and recommends to the Compensation Committee candidate companies to be incorporated into the peer group. Mercer also analyzes peer company surveys and disclosures to determine executive positions within the peer group that are equivalent to the Company's executives. Mercer then analyzes the components of compensation for each of the Company executives relative to their peers. The Compensation Committee considers this Mercer analysis as one of the factors in determining the compensation for each Company executive. Details of the peer group, its selection, and a summary of the results of the peer compensation analysis are provided below under the section entitled "Benchmarking."

Mercer also collects data from the peer companies' public disclosures in order to calculate the Company's performance on certain financial metrics relative to the peer companies. This information is used by the Compensation Committee to calculate the annual CEO bonus using the methodology described below under the section entitled "CEO Bonus Plan."

As requested by the Compensation Committee from time to time, Mercer advises the Compensation Committee on trends in compensation plans, compensation governance, and relevant regulatory matters. In addition, Mercer also annually evaluates the Company's executive compensation practices, including CEO compensation, using the published standards and guidelines of third-party proxy advisory services to ensure the Compensation Committee is aware of any pay practice or governance issues which may deserve re-examination. On request of the Compensation Committee, Mercer also provides analyses on trends in "say on pay" shareholder voting and the Company executive compensation as compared to certain peer companies.

Radford

The Compensation Committee selected Radford as a compensation advisor based on its strong market survey knowledge, its broad knowledge of the high-technology sector, and its detailed knowledge of the Company's Board of Director compensation plan.

At the request of the Compensation Committee in fiscal year 2013, Radford analyzed and compared the Company's Board of Director compensation against a selected set of peer companies. Based on the Radford analysis and other relevant factors, the Compensation Committee determined to recommend no changes to the Board of Director compensation plan that has been in effect since 2008, as amended in 2011.

Neither Mercer nor Radford provided the Compensation Committee or the Company with any additional services or products during fiscal year 2013 beyond the service to the Compensation Committee noted above.

Benchmarking

The Compensation Committee uses benchmarking as a standing practice when determining annual salary, target bonus levels and target annual long-term incentive award values for executives. The Compensation Committee also considers survey data and compensation practices at selected peer companies. The applicable group of peer companies is selected at the start of the fiscal year for use as the comparative pool by the Compensation Committee during the course of the fiscal year. As noted above, the Compensation Committee also relies on peer company data as gathered, and analyses of that data prepared by our compensation consultants Mercer and Radford. The peer group information assists the Compensation Committee and the Company in identifying and understanding how our competitors and industry-comparable companies compensate their executives in applicable compensation elements, and in determining how the Company's compensation packages compare to industry and market-competitive amounts. In addition to aiding us with compensation related actions and decisions, this peer company evaluation is also informative in relation to providing compensation information that supports potential recruitment and retention of executives by the Company. Peer data is also useful in relation to the threat of potential recruitment of our executives by competitors offering their own applicable compensation packages.

In selecting our fiscal year 2013 peer group companies, the Compensation Committee focused on companies that are similar to us in terms of industry, general size and business characteristics, and, like us, focus their business on analog and mixed signal semiconductors and integrated circuits. Additionally, the Compensation Committee sought to include a range of companies that included companies having revenues and market capitalizations within a range of 50% to 200% comparable to the Company, to provide for a comparable and representative range of companies. Geography (i.e. headquarters/executive residence locations) was not considered to be relevant. In fiscal year 2013, for purposes of benchmarking our executive compensation, the Compensation Committee compared our compensation with that of the following companies considered as a group (collectively the "Peer Group"): Alpha and Omega Semiconductor; Cirrus Logic, Inc.; Diodes, Incorporated; Integrated Device Tech Inc.; Integrated Silicon Solution, Inc.; International Rectifier; Intersil Corporation; IXYS; Microchip Technology; Microsemi Corporation; PMC-Sierra, Inc.; Power Integrations, Inc.; Silicon Laboratories, Inc.; Skyworks Solutions, Inc.; and TriQuint Semiconductor, Inc.

The Compensation Committee believes that for years in which the Company outperforms its peer median and successfully executes on its annual business plan, total direct compensation (generally referring to all compensation other than benefits) paid to our executives should be above the median for executives in equivalent positions. We believe our fiscal year 2013 performance was superior to that of our peers. Despite the global economic challenges, we achieved what we believe to be impressive total year financial performance. Results during the fiscal year 2013 included achieving record revenues, record non-GAAP gross margins, record non-GAAP operating profit, and record non-GAAP earnings per share.

Reflecting our philosophy that a large percentage of our executives' compensation should be incentive-based, for fiscal year 2013, for our executive officer group as a whole, our executives' actual pay positioning as a group relative to their peers for annual salary, annual cash incentive (bonus) targets, long-term equity incentive awards, and total direct compensation was as follows:

	25th %ile	Median		75th %ile

Annual salary	X

Short-term Incentives				X

Total Annual Cash	X

Long-term Incentives			X

TOTAL DIRECT COMPENSATION		X

Total Stockholder Return

Although total stockholder return ("TSR") is not a measurement we specifically use in any of our compensation programs, we believe it is a measurement of performance that is considered relevant to the overall evaluation of the Company's compensation programs in terms of "pay for performance." We did exceed the median annual TSR on both a one-year and three-year basis when compared to the Company's peer group.

Distribution of Compensation

The Compensation Committee distributes compensation among each of the key elements on the basis of the element's usefulness to meet one or more of our compensation objectives. The Compensation Committee believes that for our executive officers, a greater proportion of total compensation should consist of (i) variable, performance-based components, such as bonuses, which can increase or decrease to reflect changes in corporate and individual performance on an annual basis, and (ii) equity compensation, which is structured to reinforce and encourage management's commitment to enhancing profitability and stockholder value over the long-term. Other factors the Compensation Committee considers in determining the appropriate distribution of compensation for the Company's executives include the executive's past and expected future contributions to the Company, the position of the executive, the recognized expense to the Company for equity grants under applicable accounting standards, internal pay equity, and benchmarking against our Peer Group. For our CEO, the Compensation Committee also considers his historic sales of Company stock.

For fiscal year 2013, total compensation for the Company's NEOs was distributed as follows:

Named Executive Officer	Annual Salary	Bonus	Annual Cash Incentive (Bonus) Awards	Long- Term Equity Incentives	Other Compensation	Total

Mr. Maheswaran Chief Executive Officer	16.8%	0.0%	18.3%	61.4%	3.5%	100%

Mr. Chukwu Sr. VP Finance and Chief Financial Officer	28.8%	0.0%	17.3%	48.2%	5.7%	100%

Mr. Beauchamp Sr. VP & GM, Gennum Products Group	10.7%	20.6%	8.7%	59.1%	0.9%	100%

Mr. Pohlman Exec.VP & GM, Protection Products, Power & High Reliability Product Groups	22.5%	0.0%	12.5%	61.6%	3.4%	100%

Mr. Vuyyuru Sr. VP and GM, Advanced Communication Product Group	18.5%	0.0%	9.4%	69.3%	2.8%	100%

Annual Salary

Annual salaries are intended to provide a base level of compensation to executive officers for serving as the senior management of the Company and are paid to our executives in recognition of the skills, experience and day-to-day contributions the executive makes to the Company. Salaries for our NEOs are generally reviewed by the Compensation Committee on an annual basis. Each review does not necessarily result in an adjustment. However, as deemed necessary at any time to ensure ongoing market competitiveness in annual salary as an element of total compensation, the Compensation Committee may elect to provide for adjustments in annual salary. In setting annual salary, the Compensation Committee considers the performance of the executive, the executive's contribution to overall Company performance, the tenure of the executive, prior changes to the executive's compensation, internal equity and benchmarking against our Peer Group. For newly hired executives, the Compensation Committee will also consider the executive's compensation history and the compensation required to attract the executive to the Company. There is no specific weighting applied to any of these factors in setting annual salaries and the process ultimately relies on the subjective exercise of the Compensation Committee's judgment. It is the goal of the Compensation Committee to establish executive officers' annual salaries under the median of our Peer Group for equivalent positions and responsibilities.

Mr. Maheswaran and Mr. Vuyyuru were the only NEOs who received annual salary increases in fiscal year 2013.

Annual Cash Incentive (Bonus) Awards

Annual cash incentive (bonus) awards are designed to motivate executive officers to achieve certain strategic, operational, and financial goals which can be evaluated on an annual basis. Bonus plan goal setting is done as a part of the annual fiscal year business planning activity of the Company. Company business goals are established at the beginning of each fiscal year by an interactive process between the Board and management. The end result of this annual business planning process is the Company's fiscal year Annual Business Plan ("ABP"), which is approved by the Board at its first regular meeting in the applicable fiscal year.

Following adoption of the fiscal year ABP, the Compensation Committee, in consultation with the Board, selects one or more specific goals from the ABP that are judged to be of the most importance for the growth and success of the Company in the applicable fiscal year and beyond. The Compensation Committee considers management's business judgment, the judgment of the full Board of Directors, and the available industry, national, and world economic forecasts for the upcoming fiscal year when setting the goals. The selected goals are then incorporated into the annual cash bonus plan for the CEO, and a subset of those goals is selected as the basis for the cash bonus plan for the other executive officers. The same selected subset is also used for cash bonus purposes for a significant segment of the Company's global salaried workforce. This approach results in having a consistent financial performance target apply broadly for bonus purposes from the senior executive level into the middle management and functional professional employees serving the Company. The bonus plans are adopted and approved by the Compensation Committee at its first regular meeting in the applicable fiscal year in concert with adoption of the ABP.

The approach and philosophy of the Compensation Committee is that the goals are established so that, considering then available industry and broader economic projections, if the Company achieves the goals, it will grow at a rate faster than the industry and it will outperform the median of its peer group. In other words, the goals are set so that, in the best judgment of the Committee in light of available business intelligence, forecasts and projections, superior performance compared to peers will be required to achieve the selected goals.

The ABP financial goals to be used for bonus purposes are established on a non-GAAP basis to exclude from the applicable financial measure as reported for purposes of our financial statements items such as stock option expense, legal expenses relating to securities litigation, restructuring costs, amortization of intangibles, and other non-recurring items. The Compensation Committee believes that the excluded items do not reflect the core operating performance of the Company. The Company reports the exclusions reflected in the calculation of non-GAAP amounts each quarter when it publicly reports its earnings.

Each executive has a target bonus potential that is set as a percentage of annual salary. That target bonus is set by the Compensation Committee for each executive officer position after considering the responsibilities of that position, the recommendations of management, and the target bonus of equivalent executive positions among our compensation Peer Group. The Compensation Committee philosophy is to set target bonus levels above the median of our Peer Group, and to combine that with difficult goals to motivate and to pay for superior performance.

Our Executive Bonus Program

Except as noted below in relation to Mr. Beauchamp for fiscal year 2013, our NEOs (other than our CEO) participate in a cash incentive bonus program (referred to herein as the "Executive Bonus Program"). The Executive Bonus Program provides each executive with an opportunity to earn an annual cash bonus based on the Company's performance in relation to certain pre-established annual financial goals as well as the executive's individual performance.

For fiscal year 2013, the target bonus potential (as a percentage of base salary) for our NEOs (other than our CEO) was as follows:

Named Executive Officer	Target Bonus as Percentage of Base Salary

Mr. Chukwu Sr. VP, Finance and Chief Financial Officer	80%

Mr. Beauchamp (1) Sr. VP & GM, Gennum Products Group	70%

Mr. Pohlman Exec. VP & GM, Protection Products, Power & High Reliability Product Groups	70%

Mr. Vuyyuru Sr. VP and GM, Advanced Communication Product Group	60%

(1)
Mr. Beauchamp's employment with the Company commenced on March 20, 2012. His bonus payment for fiscal year 2013 was based on the separate and independent terms of his employment agreement and would not have been associated with the Executive Bonus program for fiscal year 2013 applicable to the other NEOs named in this table. See further discussion below.

Under the Executive Bonus Program, each executive's target bonus is scored in two major parts. Sixty percent (60%) of the target bonus potential is based on the Company's attainment of the key financial goal (the "Company Performance Portion") as set by the Compensation Committee at the start of the fiscal year. The remaining forty percent (40%) of the target bonus potential is based on the executive's individual performance (the "Individual Performance Portion").

The Compensation Committee reserves the right under the Executive Bonus Program to recover, or "claw back" any bonus payment made to an executive in the event the Compensation Committee determines that any fraud or misconduct by the executive caused the Company to have to file a material restatement of its financial statements. If asserted, the "claw back" would apply to the individual executive whose actions result in or cause need for a restatement and would not affect any other executive's bonus.

Additionally, the Compensation Committee retains broad discretion to adjust (up or down, including withholding entirely) part or all of a proposed bonus payment.

Company Performance Portion of Fiscal Year 2013 Executive Bonuses (excluding CEO)

The financial goals are established by the Compensation Committee at the start of the applicable fiscal year, as described above regarding the ABP process. For our fiscal year 2013, the key financial performance goal established by the Compensation Committee was non-GAAP operating income. We believe non-GAAP operating income is currently the best measure of the Company's core operating performance, as it reflects the essential results of ongoing base business functions and results without the impact (positive or negative) of extraordinary and non-operational matters. The Compensation Committee believes that operating income, as the metric used for the fiscal year financial performance goal, focuses performance on the parallel objectives of increasing revenue and controlling operating expenses.

The target set for fiscal year 2013 non-GAAP operating income was $179,200,000. The Company's reported fiscal year 2013 non-GAAP operating income was $138,900,000. For bonus purposes, the evaluation of our fiscal year 2013 adjusted non-GAAP operating income performance of $138,900,000 against the fiscal year 2013 goal of $179,200,000 was based on a scoring matrix also established by the Compensation Committee as a part of the fiscal year goal-setting and bonus plan establishment process. For purposes of the fiscal year 2013 Company Performance Portion of the evaluation, the scoring matrix provided for primary calculations as follows:

  (i)
  Non-GAAP operating income at 90% of target paid 50% for Company Performance
  (ii)
  Non-GAAP operating income at 95% of target paid 70% for Company Performance
  (iii)
  Non-GAAP operating income at 100% of target paid 100% for Company Performance
  (iv)
  Non-GAAP operating income at 125% of target or above paid 150% for Company Performance

Our fiscal year 2013 non-GAAP operating income of $138,900,000 was 77% of the $179,200,000 goal for the year. Based on this result, the Compensation Committee determined that a score of 0% for the Company Performance Portion had been achieved. As a result, no amount was paid to any NEO under the fiscal year 2013 Executive Bonus program for Company Performance.

Mr. Beauchamp Fiscal Year 2013 Cash Incentive Bonus

Mr. Beauchamp did receive bonus compensation associated with select fiscal year 2013 financial performance. Mr. Beauchamp started with the Company in March, 2012 following our acquisition of Gennum Corporation. He was employed by the Company during fiscal year 2013 under an incentive bonus arrangement that applied to the remaining term of fiscal year 2013 following the acquisition of Gennum Corporation. Mr. Beauchamp was employed by the Company following the acquisition of Gennum Corporation under the separate and independent terms of his employment agreement, which provided for cash incentive compensation that was not associated with the Executive Bonus program applicable to the other NEOs. Per the terms of his Employment Agreement, Mr. Beauchamp was guaranteed a bonus payment of 100% of his target amount (i.e., 70% of base salary as noted above).

Individual Performance Portion of Fiscal Year 2013 Executive Bonuses (excluding CEO)

For the Individual Performance Portion of the Executive Bonus Program, the Compensation Committee receives and considers the CEO's subjective managerial assessment of the executive. The CEO evaluates several key executive performance criteria in his overall evaluation of individual executive performance with no specific weight being applied to any factor. Matters evaluated include:

  (i)
  Performance of the business unit or department the executive is responsible for managing.
  (ii)
  The executive's contributions to achievement of the Company's financial and operational goals and strategic objectives.
  (iii)
  The ability of the executive to lead and develop key subordinates.
  (iv)
  Related individualized and function-specific managerial observations and impressions of executive job performance.

Based on the individual performance assessment, an executive may receive from 0% to 200% of the target for the

Individual Performance Portion as recommended by the Chief Executive Officer and approved by the Compensation Committee.

The Individual Performance Factor for each NEO reflects the Compensation Committee's recognition of the additional responsibilities each of the NEOs assumed in fiscal year 2013, their individual performances as assessed by their supervisor (the CEO), and their contributions to the Company's overall operating performance, including the achievement of record non-GAAP gross margins, record operating margins and record earnings. The CEO's assessment and report to the Compensation Committee on individual NEO achievements in fiscal year 2013 highlighted the following accomplishments:

OFFICER	KEY ACCOMPLISHMENTS

Mr. Chukwu	Key accomplishments: Individual performance deemed superb in fiscal year 2013. Key accomplishments included managing the financials associated with the Gennum acquisition, including raising debt financing and managing the financial aspects of the integration. Drove all the financial performance of the company, resulting in a year with record revenues, record gross margins, and record earnings while maintaining a solid balance sheet. Also strengthened the Finance Department team and supported the Semtech business units very well. His involvement in the Company's SAP enterprise resource planning tool implementation was significant and key to the progress made in fiscal year 2013.

Mr. Beauchamp	Key accomplishments: Individual performance deemed superb in fiscal year 2013. Key accomplishments included managing the Gennum Products Group business unit in its successful integration into the Company, and in driving to record Gennum results.

Mr. Pohlman	Key accomplishments: Individual performance deemed superb in fiscal year 2013. Key accomplishments included the assumption of significant additional responsibility in managing the Company's Power & High-Reliability business units in addition to the Protection business unit. Under his leadership, the Protection business unit had a very solid year and delivered record revenues and profits.

Mr. Vuyyuru	Key accomplishments: Individual performance deemed outstanding in fiscal year 2013. Key accomplishments included overseeing and managing the Company's Advanced Communications Products business unit, which is the Company's second largest revenue source and second most profitable business unit. He has successfully managed a very complex and truly global business. Has also built a very strong team and has shown very positive leadership and management skills.

After consideration of the factors and accomplishments described above, the Committee approved the following Individual Performance Factors: Mr. Chukwu – 188%; Mr. Beauchamp – 100% (as per his guaranteed amount under his Employment Agreement); Mr. Pohlman – 190%; and Mr. Vuyyuru – 200%.

Total Fiscal Year 2013 Executive Bonus Payments (excluding CEO)

The combination of the Company Performance and the Individual Performance Portions resulted in the following bonus payments to the NEOs:

OFFICER	TARGET BONUS	ACHIEVED BONUS

Mr. Chukwu	$240,000	$180,000

Mr. Beauchamp (1)	$211,000	$211,000

Mr. Pohlman	$210,000	$160,000

Mr. Vuyyuru	$150,000	$120,000

(1)
Mr. Beauchamp's employment with the Company commenced on March 20, 2012. The amount of Mr. Beauchamp's achieved bonus is based on the separate and independent terms of his employment agreement and would not have been associated with the Executive Bonus program for fiscal year 2013 applicable to the other NEOs named in this table.

CEO Bonus Plan

In June 2008, the Compensation Committee implemented an annual cash incentive (bonus) plan for our CEO (the "CEO Bonus Plan") which remained in place for fiscal year 2013. The CEO Bonus Plan was established in recognition of the unique role of the CEO and the desire to provide him an incentive to achieve additional goals that are not measured in the Executive Bonus Program. Under the CEO Bonus Plan, the CEO has a target bonus potential expressed as a percentage of salary, which the CEO is eligible to receive based on the achievement of certain absolute and relative financial goals and on the Board's assessment of the CEO's overall performance. The CEO Bonus Plan provides that, depending on performance, the bonus payout in any year may range from 0% to 200% of the CEO annual base salary. Like our Executive Bonus Program, the CEO Bonus Plan also contains a "claw back" right for the Company to recover any bonus payment made to the CEO in the event the Company must file a material restatement of its financial statements as a result of fraud or misconduct by the CEO.

For fiscal year 2013 the target bonus for Mr. Maheswaran was 125% of his annual salary. The CEO Bonus Plan contained four weighted factors: (i) Operating Income performance, (ii) Net Revenue Growth (year-over-year), (iii) Earnings Per Share ("EPS") Growth and Net Revenue Performance as compared to the CEO Bonus Peers (defined below), and (iv) the evaluation of the CEO's individual performance by the Board of Directors. These factors and their weighting are described below:

•
Operating Income Performance – 40% of the target bonus was based on the Company's attainment of non-GAAP operating income goals. This portion of the CEO Bonus Plan is calculated in the same manner and per the same guidelines and method of determination as the Company Performance Portion of the Executive Bonus Program as discussed above;

•
Net Revenue Growth – 25% of the target bonus was based on revenue achievement goals. Attainment of this portion of the CEO Bonus Plan is calculated using the following formula (provided the resulting percentage cannot be greater than 200% nor less than 0%):

Attainment Percentage	=	100% multiplied by	(fiscal year 2013 Net Revenue minus prior fiscal year 2012 Net Revenue) (Net Revenue from the 2013 Annual Business Plan minus prior fiscal year 2012 Net Revenue)
•
EPS and Net Revenue Performance compared to CEO Bonus Peers – 20% of the target bonus was based on the Company's achievements in revenue growth and EPS growth, as measured relative to such growth at the following companies (collectively the "CEO Bonus Peers"), which were selected and established as the CEO Bonus Peers by the Compensation Committee at the start of fiscal year 2013:

  Fairchild Semiconductor; Integrated Device Technology, Inc.; Intersil Corporation; IXYS; Linear Technology Corporation; Maxim Integrated Products, Inc.; Microsemi Corporation; Monolithic Power Systems, Inc.; ON Semiconductor Corporation; and Texas Instruments Incorporated.

The Compensation Committee determined that it was appropriate to use a different set of companies for CEO Bonus Plan purposes compared to the Peer Group used for compensation comparisons for our other NEOs. These fiscal year 2013 CEO Bonus Peers were specifically selected for use to measure our CEO's performance based on similarities to the Company in terms of industry focus, business unit product lines, business characteristics, and status as a competitor of the Company in whole or in material part. The selected group of companies establishes an industry-representative set of directly competitive companies, and the Compensation Committee believes that comparison to and measurement against the performance of the CEO Bonus Peers provides a meaningful performance incentive to Mr. Maheswaran. Attainment of this portion of the CEO Bonus Plan is calculated by reference to the following chart indicating the level of Company performance and the corresponding percentage of attainment:

Revenue Growth Relative to CEO Bonus Peers	Earnings Per Share Growth Relative to CEO Bonus Peers	Percentage of Attainment

Below 50th percentile	Below 50th percentile	0%

Below 50th percentile	50th percentile or better	50%

50th percentile or better	Below 50th percentile	50%

At or above 50th percentile but below 75th percentile	At or above 50th percentile but below 75th percentile	100%

75th percentile or better	At or above 50th percentile but below 75th percentile	150%

At or above 50th percentile but below 75th percentile	75th percentile or better	150%

75th percentile or better	75th percentile or better	200%

  •
  Board of Directors CEO Performance Evaluation – 15% of the target bonus is based on the assessment by the Board of Directors of the CEO's overall performance and leadership. Each Non-Employee Director evaluates the CEO's performance in five major categories:

  1.
  Strategy – including establishment of, and attainment in relation to, annual and longer range strategic objectives.

  2.
  Operations – including overall operational effectiveness and results, measured in part by factors such as effectiveness in research and development spending, costs of quality, and revenue per employee metrics.

  3.
  Finance and Human Capital – including overall quality, transparency and accuracy of financial reporting both external and to the Board, and overall employee morale, retention rates, and motivation.

  4.
  Board Relations – including overall level, frequency, availability, and materiality of interactions with and reports to the Board of Directors in his capacity as CEO.

  5.
  Stockholder Relations and Value – including analyst, investor, and overall market assessment of the Company as an industry leader and high quality investment.

Evaluation of the CEO's individual performance by each Non-Employee Director involves, by its nature, subjective judgments made in good faith, in considering factors that are included in and relevant to the major categories noted above.

The Chairman of the Board provides the summarized results of this annual evaluation to the Compensation Committee. The Compensation Committee considers the evaluation report and establishes an award from 0% to 200% of the target attributable to this factor.

As noted above for the Executive Bonus Program, the Compensation Committee retains broad discretion (up or down, including withholding entirely) part or all of a proposed bonus payment.

Fiscal Year 2013 CEO Bonus Plan Targets and Results

Operating Income Performance – The operating income goal and scoring matrix for the CEO Bonus Plan is the same as that set forth for the Executive Bonus Program described above. For fiscal year 2013, the non-GAAP operating income goal was set at $179,200,000 as a part of the ABP process. At the time the fiscal year 2013 non-GAAP operating income goal was set, the Compensation Committee's judgment was that this goal would be difficult to achieve. For fiscal year 2013, the non-GAAP operating income achieved was $139,800,000, resulting in performance at 0% of the target goal.

Net Revenue Year-over-Year – The Net Revenue goal established by the Board in the fiscal year 2013 ABP was $634,000,000. The Compensation Committee judged that in the economic environment at the time, with the global business forecasts available to us, and with the forward forecasts being made by our peers, achieving that level of net revenue would be very difficult. The Net Revenue for fiscal year 2013 was $579,000,000, which resulted in a payout for this portion of the bonus as described below.

Performance relative to CEO Bonus Peers based on EPS Growth and Net Revenue Growth – This portion of the CEO Bonus Plan is based on a combination of comparative Net Revenue Growth and EPS Growth. Our EPS growth year-over-year, measured on a percentage basis was at the 83rd percentile of the CEO Bonus Peers.

The Company's Net Revenue performance for the full fiscal year 2013 was an increase of 20.4% year-over-year. This Net Revenue performance was at the 75th percentile of the CEO Bonus Peers. The combined performance on Net Revenue Growth and EPS Growth resulted in a bonus payout of 200% of target for this portion of the CEO Bonus Plan.

Board of Directors CEO Performance Evaluation – The Board evaluated the CEO's performance for fiscal year 2013 as exceptional in all of the rating categories previously described. An individual performance factor of 200% was applied.

CEO Bonus Payment for Fiscal Year 2013

Based on the established goals and the results described above, for fiscal year 2013 Mr. Maheswaran received a total payout under the CEO Bonus Plan of $559,000 (or 86% of his target bonus). The Compensation Committee did not exercise any negative discretion as to the amount, based on Mr. Maheswaran's superior performance across all relevant categories.

In terms of the distribution of his total payout compared to the target bonus components, Mr. Maheswaran received the following:

• Operating Income Performance – Our fiscal year 2013 non-GAAP operating income of $138,900,000 was 77% of the $179,200,000 goal for the year. Based on this result, the Compensation Committee determined that a score of 0% for the Company Performance Portion had been achieved. As a result, no amount was paid to Mr. Maheswaran under the fiscal year 2013 Executive Bonus program for Company Performance. This element of Mr. Maheswaran's bonus was consistent with bonus payments to our other executives in relation to non-GAAP operating income performance in fiscal year 2013.

• Net Revenue Year-over-Year – 63.9% of the portion of the target award based on the revenue factor after calculation of the formula described in the CEO Bonus Plan.

• CEO Bonus, Performance relative to Peers based on EPS Growth and Net Revenue Growth – 200% of the portion of the target award based on how well our revenue growth and EPS growth compared to the CEO Bonus Peers, as the Company performed above the 75th percentile for both revenue growth and EPS percentage growth relative to its peers.

• Board of Directors CEO Performance Evaluation – 200% of the portion of the target award attributable to his individual performance, based on our Board's highly favorable assessment of Mr. Maheswaran's individual performance and guidance of the Company in fiscal year 2013. Highlights included Mr. Maheswaran's overall leadership and responsibility for the success of fiscal year 2013, and his effective efforts in strengthening the Company's senior executive leadership.

Equity Incentive Awards

The Compensation Committee believes that equity incentive awards serve to align the interests of executives with those of stockholders, motivate executives to create and sustain value in the Company over a longer term than cash bonus awards, and encourage our executives to avoid taking excessive risks that might have a significant short term or prolonged negative impact on our stock price. The equity award vehicles used in fiscal year 2013 were:

  •
  stock options

  •
  time-based restricted stock or unit awards

  •
  performance-based restricted stock units

  •
  restricted stock units granted to help our executives satisfy our executive stock ownership guidelines.

All equity incentive awards have some multi-year vesting or measurement period component. Generally, the periods are three or four years. This multi-year element serves as a significant "holding period" in terms of requiring the executive to retain the underlying equity interest until some future date following award. The Committee believes that the inclusion of this "holding period" component further aligns the interests of the executive with the interests of the stockholders. In determining the aggregate amount of equity incentive awards to grant an executive, the Compensation

Committee considers the value of such awards in comparison to awards to comparable executives within our Peer Group. The Compensation Committee believes that in years such as our fiscal year 2013, in which the Company outperforms its peers and exceeds target performance as measured against the ABP, equity-based incentives granted to our NEOs during the fiscal year should be positioned above the median for executives in equivalent positions within our Peer Group. In addition, in making equity awards, the Compensation Committee considers the individual's performance, the expense to the Company for equity grants under applicable accounting standards, equity expense measured as a percentage of operating income, the potential dilutive effect such grants may have on existing stockholders, third party equity award run rate evaluation factors, and, for our CEO, the accumulated wealth prior equity awards have created.

The Compensation Committee believes that its equity award objectives can be best met by granting a mix of stock options, time-based restricted shares or units, and performance-based restricted shares or units. Stock options deliver no actual compensation to an executive unless there is an increase in the stock price above the exercise price of the option as set at the time of option award. Option awards that vest over time (multiple-year vesting schedules) serve to align the interests of the executive with the interests of stockholders in growing the stock price of the Company. Time-based restricted shares or units also provide an incentive to the executive to grow the stock price of the Company, since the ultimate value of the award will depend on our stock price. Unlike options, however, the time-based restricted shares or units retain some value even in the event of an economic downturn or other event that may result in a decrease in the stock price. As a result, time-based restricted shares or units serve to keep the executive engaged and motivated to preserve stockholder value and to work to recover from any downturn. In addition, the time-based restricted shares or units serve as a retention incentive over the multi-year vesting period. Performance-based restricted shares or units provide an incentive for longer-term performance, with the actual payout to the executive depending both on achieving superior financial performance over a three-year period and on the change in the stock price over that period. The Committee feels that a balance of these three types of awards provides the best incentive to executives to create growth in stockholder value.

The Compensation Committee believes that generally more than half of our annual restricted stock or unit awards should be performance-based, with the remainder being time/service-based. This distribution between performance and time-based vesting is intended to provide complimentary motivations for performance, giving the executive the ability to secure benefits both in nearer term (i.e. annual vesting) as well as at the end of multi-year (i.e. performance-based) periods.

The Company continually evaluates the amount of its equity grants and attempts to balance, through stock buybacks, the amount of dilution resulting to other stockholders. Equity award amounts and related metrics are evaluated under and in relation to industry equity practices as defined by applicable standards and guidelines of third-party proxy advisory services.

In fiscal year 2013, allocation of the value of the annual equity awards which are performance-based (stock options and performance-based restricted stock unit awards) compared to equity awards which are service-based (restricted stock or unit awards and executive ownership restricted stock unit awards), valued as of the grant date, were as follows:

Executive	Fiscal Year 2013 Annual Performance-Based Equity Grants	Fiscal Year 2013 Annual Service-Based Equity Grants

Mr. Maheswaran	77%	23%

Mr. Chukwu	71%	29%

Mr. Beauchamp *	20%	80%

Mr. Pohlman	63%	37%

Mr. Vuyyuru	61%	39%

*
Reflects weighting associated with equity awards granted under the separate and independent terms of his employment agreement and would not have been associated with the parameters for fiscal year 2013 applicable to the other NEOs named in this table.

Non-Qualified Stock Options

The Compensation Committee believes stock option grants are a useful tool to motivate executives to focus on overall corporate performance over the long-term and to align their interests with those of our stockholders. This occurs because our stock option grants provide economic value to our executives only if our stock price increases from the date of the grant to the date the stock option is exercised and the stock is sold. All of our stock option grants to our executives are considered "non-qualified" for tax purposes, which generally provide a more favorable tax benefit to the Company than "incentive stock options." Generally, stock option grants to our NEOs vest annually over a three-year period from the date of grant and terminate six years from the date of grant and, unless otherwise provided for in the plan documents or in a written agreement with the NEO, cease vesting on termination of employment.

Restricted Stock Awards (Stock and Units)

The Compensation Committee believes grants of service-based restricted stock awards are particularly useful to motivate executives to avoid undue risk and to align their interests with those of our stockholders. This is because our grants of restricted stock awards have intrinsic economic value which correlates directly to our stock price. Thus, the value of a restricted stock award can go up or down depending on the changes to our stock price over time. While restricted stock awards will always have some intrinsic value as long as our stock remains marketable, we believe our executives are motivated to seek to increase the intrinsic value through Company performance that is reflected in favorable and sustainable increases in our stock price. Actions or business decisions carrying risks that might reduce our stock price are clearly discouraged by the correlation between the intrinsic value of these awards and the growth of our stock price. Our restricted stock unit awards represent a contingent right to receive one share of our common stock or, in the Compensation Committee's discretion, the payment of cash for each unit in an amount equal to our share price. Restricted stock or unit awards to our NEOs vest annually over three years from the date of grant and cease vesting on termination of employment.

Performance-Based Restricted Stock Units

Our Performance-Based Restricted Stock Units vest only on achievement of certain goals related to cumulative net revenue and cumulative operating income achieved over an applicable three-year fiscal year performance period and measured on a non-GAAP basis, as described above. The applicable target goals are set such that a heavier weighting is assigned to operating income than to net revenue, in that the Compensation Committee seeks to motivate executive officers to ensure that revenue gains translate into significant operating income. The cumulative three-year revenue and income goals are set in advance of the applicable three-year performance period, and are set at levels that have been determined at the time of award will be challenging to attain based on all then available business intelligence, forecasts and projections. This structure, in the opinion of the Compensation Committee, motivates our executives to focus on sustained and increasing long-term multi-year revenue and income growth. As noted above, the applicable three-year goals are set based on factors and assumptions made as of the time of award. Goals for a particular fiscal year may differ depending on the year in which the related award was granted. For example, if an award was granted in fiscal year 2011 with three years of performance targets, the target for fiscal year 2013 for that award might be different than the target for fiscal year 2013 relating to an award that was granted in fiscal year 2012.

The number of Performance-Based Restricted Stock Units that can vest will range from 0% to 200% of the original target award, depending on the actual revenue and operating income generated by the Company compared to target levels in the given three fiscal years applicable to the award. If the performance goals are met, one half of any vested Performance-Based Restricted Stock Units will be payable in an equal number of shares of the Company's common stock; the other half will be payable in cash, based on the closing price of the Company's common stock on the last day of the performance period. Performance-Based Restricted Stock Units granted to our NEOs vest three years from the date of grant, subject to the Company's attainment of the applicable performance goals and, unless otherwise provided for in the plan documents or in a written agreement with the NEO, cease vesting on termination of employment.

The three-year fiscal period ending with completion of our fiscal year 2013 (fiscal years 2011-2013) completed the performance measurement period applicable to Performance-Based Restricted Stock Unit awards made to executive officers at the beginning of our fiscal year 2011. The fiscal year 2011 through fiscal year 2013 cumulative net revenue and operating income performance, compared against the targets that were set at the time those awards were issued, resulted in vesting of units at the 200% level of the original target level. The cumulative net revenue target for fiscal year 2011 through fiscal year 2013 was $1,195,000,000, and our actual net revenue achieved for this period was $1,513,900,000. The cumulative operating income target for fiscal year 2011 through fiscal year 2013 was $270,000,000, and our actual non-GAAP operating income for this period was $405,700,000. The applicable targets were set at the start of fiscal year 2011 based on assumptions made at the time of award. No adjustment, revision, or other discretionary remedy was applied at any time during the three fiscal year measurement period to override the end result of the actual three-year Company performance. The Compensation Committee believes that this three-year fiscal year 2011-2013 result reflects the true "pay for performance" basis and intent of these Performance-Based Restricted Stock Units. Once established based on the then best judgments of management and the Compensation Committee, the performance thresholds and targets remain fixed for the given three-year period. This approach and award structure in fact resulted in an 85% payout for Performance-Based Restricted Stock Awards for fiscal years 2009-2011, in that the established performance goals were not fully achieved due to the unexpected economic downturn and global economic challenges that existed during a material portion of that 2009-2011 three-year measurement period, with resulting impact on the achievement of the target goals for that three-year period.

Executive Ownership Restricted Stock Units

To help our executives achieve the level of executive stock ownership targeted by the Compensation Committee, the Compensation Committee has granted Executive Ownership Restricted Stock Units to certain of our executives. The Compensation Committee believes these grants further its goal of aligning executives' interests with those of stockholders by rewarding executives for long-term performance and requiring long-term holding of the underlying equity. It is the intention of the Compensation Committee to grant Executive Ownership Restricted Stock Units on an annual basis to each of our executive officers, other than the Chief Executive Officer (for whom a different multiple of annual salary applies as the guideline) in an amount equal to 20% of their then current annual salary, so that after five years an executive will have met the goal of equity ownership in an amount approximately equal in value to the executive's annual salary. The Company expects that the Chief Executive Officer should acquire and maintain a level of ownership of Company stock that has a value approximately equal to three times (3x) his or her annual salary. The vested portion of Executive Ownership Restricted Stock Units is generally payable only six months after the executive's employment with the Company terminates. Executive Ownership Restricted Stock Units granted in fiscal year 2013 vest on either the fourth or fifth anniversary of the date of grant, depending on the date the executive began participating in the plan. Vesting is subject to and contingent on the executive's continued employment with the Company through the applicable vesting date.

Timing of and Policies For Equity Awards

We will not time or select the grant dates of any stock options or stock-based awards in coordination with our release of material non-public information, nor will we have any policy, program, plan or practice to do so. In 2008, the Compensation Committee adopted specific policies regarding the grant dates of stock options and stock-based awards for our executive officers and employees:

• General Procedures: The Compensation Committee sets an annual meeting schedule in advance of each fiscal year. Regular scheduled meetings of the Compensation Committee are put on the calendar at that time. Equity awards will only be approved at such regularly scheduled meetings of the Compensation Committee, unless the full Board of Directors authorizes the Compensation Committee to approve equity awards at another meeting held during the fiscal year. Authority for awarding equity awards is retained exclusively by the Compensation Committee, and may not be delegated to any member of management, or any other committee. Equity awards will not be approved at any time by written consent.

• New Hire Grants: The grant date of awards to newly hired executive officers and employees is the date of the next regularly scheduled meeting of the Compensation Committee following the date of hire (provided such meeting is more than two weeks following the date of hire), on approval of such award by the Compensation Committee at such meeting. The exercise price of all new hire stock options equals the closing price of our common stock on the grant date.

• Annual Grants: The Compensation Committee approves the annual award grants to our executive officers and employees at applicable regularly scheduled meetings of the Compensation Committee held during the fiscal year. All annual equity awards are presented for approval at the regularly scheduled Compensation Committee meetings as follows:

  •
  For executive officers – the first regularly scheduled meeting held in the first quarter of the fiscal year.

  •
  For all other employees – the regularly scheduled meeting held in the third quarter of the fiscal year.

• Other Grants: Other grants may be made at regularly scheduled meetings of the Compensation Committee to employees other than executive officers. Such grants may be made in connection with a promotion, special recognition, employee retention, or other bases per managerial or supervisory recommendation. All such other grants are presented to the Compensation Committee with a recommendation from the Chief Executive Officer and Vice President Human Resources. The Compensation Committee retains final discretion as to whether any such recommended equity awards will be made.

Other Compensation

Perquisites And Benefits

During fiscal year 2013, we did not provide any significant perquisites to our NEOs. We did provide our NEOs with certain benefits at the same level and offering made available to other employees, including our 401(k) plan, health care plans, life insurance plans, and other welfare benefit programs.

In addition to the standard benefits offered all employees, our U.S. based executives and other senior managers are eligible to participate in our Deferred Compensation Plan. The Deferred Compensation Plan allows our executives to elect to defer annual salary and/or bonus income. Deferred income may be allocated to and used by the participant for and among a variety of purposes, including retirement or other "in service" personal goals or objectives (e.g. college tuition, home ownership, etc.). The Deferred Compensation Plan is unfunded and unsecured, however the Company maintains life insurance policies on the lives of certain current and former participants in the plan, the benefit and accrued value of which is intended to cover a majority of the plan's accrued liability. The Company matches, on a dollar-for-dollar basis, up to the first 20% of employee base salary contributions for the CEO and CFO, up to the first 15% for participants at the Vice President level, and up to the first 10% for other participants.

Severance

The Compensation Committee evaluates the level of severance benefits, if any, to be provided to a NEO on a case-by-case basis. Only Mr. Maheswaran is covered by a severance agreement.

At the time Mr. Maheswaran was hired in 2006, the Compensation Committee determined that providing him with certain severance protections was material to attracting him to the Company and appropriate in light of his position within the Company, his overall compensation package and the post-employment restrictions he would be subject to after he may no longer be working for the Company. In the event the employment of Mr. Maheswaran is terminated for reasons other than death, disability or "cause," or if he terminates the employment for "good reason," within 30 days of a good reason event, as those terms are defined in his offer letter as amended, he will be entitled to twelve months of his annual salary, and twelve months continued welfare plan (medical, dental, life and long-term disability insurance) coverage. All of these benefits are contingent on Mr. Maheswaran's execution of a release agreement which, among other things, releases the Company from liability relating to his employment and the termination of his employment.

"Good reason" as defined in Mr. Maheswaran's offer letter, as amended, includes the fact that Mr. Maheswaran may terminate his employment with the Company and be entitled to severance benefits if the Company fails to nominate him to stand for election as a director for so long as he is its Chief Executive Officer and an incumbent director, unless such nomination is prohibited by law or by any applicable listing standard. See "Potential Payments on Termination or Change in Control" elsewhere in this Proxy Statement.

Change in Control Benefits

Equity Plan Change in Control Benefits

Under the terms of our stockholder approved equity incentive plans, if there is a change in control of the Company and the successor entity does not assume the obligation for the stock options or other equity-based awards, or the awards do not otherwise remain outstanding after the transaction, then most unvested stock options and other equity based awards (other than performance-based restricted stock units, described below) will become fully vested as a result of the transaction. If the successor entity does assume the obligation for stock option or other equity-based awards in the change in control transaction, then in the event of a loss of employment within 12 months following a "change in control," due to termination of employment by the Company without cause or a "constructive termination" of the participant (as those terms are defined in the applicable Plan), certain then unvested stock options and other equity based awards (but not including performance-based restricted stock units and other restricted stock units granted under the 2008 Plan) will become fully vested.

For our performance-based restricted stock units, on a "change in control," if the surviving entity does not assume or continue the applicable award in effect per its original terms, the performance period will terminate immediately prior to such event and the number of units that vest will be determined. To determine the number of units that will vest in such event, the applicable performance goals are pro-rated to reflect the shortened performance period, then the Company's actual performance in the shortened period is determined and evaluated against the adjusted performance goals.

In addition, our Deferred Compensation Plan provides for vesting of account balances attributable to Company matching contributions on involuntary termination within 18 months of a change in control.

2011 Change in Control Plan

During fiscal year 2011, the Compensation Committee established, and the Board of Directors adopted and approved, the Company's Executive Change In Control Retention Plan (the "Change in Control Plan"). The Compensation Committee determined that implementing the Change in Control Plan was in the best interests of the Company and the stockholders in order to provide additional retention incentives to the selected executive officers and to encourage them to remain employed with the Company during an important time when their prospects for continued employment following a transaction are often uncertain. Our CEO, Mr. Maheswaran, does not participate in the Change in Control Plan.

The Change in Control Plan is designed to provide incentives for executive officers to remain with the Company and to exert maximum efforts for the Company's success even in the face of a potential Change in Control (as defined in the Change in Control Plan). The Compensation Committee acts as the administrator of the Change in Control Plan and determines which individual executive officers will be covered by the Change in Control Plan.

A more detailed description and discussion of the Change in Control Plan is found below in this Proxy Statement in the report on Executive Compensation, under the heading "Potential Payments on Termination or Change in Control." The basic benefits provided to a covered executive under the Change in Control Plan include:

• At Change in Control – (i) all outstanding time-based equity awards vest in full; and (ii) performance-based awards are prorated and the vesting amount is determined based on the period of performance up to the end of the last Company fiscal year before the Change in Control. Unvested performance-based awards terminate at the Change in Control.

• Qualifying Loss of Employment After Change in Control – Contingent upon the executive signing a release agreement, benefits include: (A) one times the greater of the executive's target bonus for either (i) fiscal year of termination, or (ii) fiscal year before year in which termination occurs; (B) one times the executive's annual base salary, (C) reimbursement for up to 12 months of medical benefits continuation premiums.

The Change in Control Plan does not provide for any excise tax gross-ups. Instead, the Change in Control Plan generally provides that if the "golden parachute" tax rules would prevent the Company from recognizing a deduction with respect to the full Change in Control Plan benefits that otherwise would be paid to a covered executive, the covered executive's benefits will be cut back to the extent necessary to place the Company in the same economic position it would have been in had the Company been able to recognize a deduction.

Unless extended by the Board of Directors, the Change in Control Plan will automatically terminate on September 28, 2015, unless September 28, 2015 is during a Change in Control Window (as defined in the Change in Control Plan). In that case the Change in Control Plan will terminate on the expiration of such Change in Control Window. In addition, the Company may terminate or amend the Change in Control Plan at any time, but no termination or amendment that occurs within a Change in Control Window will be effective as to a covered executive until the expiration of such Change in Control Window, unless the covered executive consents to the amendment or the amendment does not adversely affect the covered executive.

CEO Change in Control Arrangements

As noted above, Mr. Maheswaran does not participate in the Change in Control Plan. Pursuant to his original employment offer letter from March, 2006, the Company provides Mr. Maheswaran with certain enhanced severance benefits if, within twelve months following a "change in control," his employment is terminated for reasons other than death, disability or "cause," or if he terminates the employment for "good reason," within 30 days of a good reason event, as those terms are defined in his offer letter, as amended.

In the event the employment of Mr. Maheswaran is terminated under such circumstances, he would be entitled to cash severance benefits equal to two times his annual salary, two times his annual target bonus, a pro-rated bonus for the fiscal year of the termination, and up to twenty-four months continued welfare plan (medical, dental, life and long-term disability insurance) coverage. In addition, when Mr. Maheswaran was hired in 2006, the Company agreed to reimburse him for the full amount of any excise taxes imposed on or arising from our severance benefits paid to him as a result of a change in control. All of these benefits are contingent on Mr. Maheswaran's execution of a release agreement which, among other things, releases the Company from liability relating to his employment. We believe it is appropriate to provide these protections for Mr. Maheswaran for the same reasons we provide benefits under the Change in Control Plan to the other NEOs as described above.

For more information on our severance and change in control arrangements with the NEOs, please see "Potential Payments on Termination or Change in Control" below in this Proxy Statement.

Other Compensation Policies

Stock Ownership Guidelines

To further our objective of aligning the interests of management with stockholders, in fiscal year 2009, the Compensation Committee adopted Company stock ownership guidelines for our executive officers. The stock ownership guidelines were updated in February 2013. Under the guidelines, each of our executive officers other than the Chief Executive Officer should acquire and maintain a level of ownership of Company stock that has a value approximately equal to their annual salary. The Chief Executive Officer should acquire and maintain a level of ownership of Company stock that has a value approximately equal to three times (3x) his or her annual salary. The applicable ownership level is to be achieved within five years of the effective date of the guidelines (for officers serving as of the adoption of the guidelines) or the date the person first becomes an executive officer for newly hired or promoted executive officers. To facilitate our executives meeting this requirement, we have granted and expect to continue to grant, annually, Executive Ownership Restricted Stock Units to our executive officers.

Description of Employment Arrangements

All of our NEOs are employed on an at-will basis and none are employed under an employment agreement for a fixed term. We do, however, issue written offer letters to prospective employees that set forth their initial compensation and other material terms including, in the case of Mr. Maheswaran, post-termination severance obligations.

Section 162(m) Considerations

For federal and most state income tax purposes, no more than $1 million of compensation paid to the chief executive officer and certain other executive officers may be deducted in a taxable year unless the compensation is performance based. Stock options awarded under the Company's long-term equity incentive plans are intended to meet the requirements for deductible performance-based compensation. Certain of our other incentive plans may also qualify for such tax treatment. However, we believe the Company's goal of preserving the deductibility of compensation is secondary in importance to achievement of its compensation objectives. The Compensation Committee retains discretion to grant time-based restricted stock and other forms of non-performance-based compensation when it determines the importance of meeting the Company's compensation objectives outweighs the potential loss of a tax deduction to the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based on this review and our discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement, portions of which are incorporated by reference in the Company's Annual Report on Form 10-K for fiscal year 2013.

Respectfully submitted by THE COMPENSATION COMMITTEE

W. Dean Baker, Chair                        Bruce C. Edwards                        John L. Piotrowski

This Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates the Compensation Committee Report by reference therein.

 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear on the Compensation Committee Report above currently comprise the Compensation Committee. No member of our Compensation Committee during fiscal year 2013 is or has been an executive officer or employee of the Company, and no member of the Compensation Committee had any relationship requiring disclosure by the Company under the SEC's rules requiring disclosure of certain relationships and related-party transactions. None of our executive officers now serve, or served during fiscal year 2013, as a director or a member of a compensation committee (or other committee performing an equivalent function) of another entity that had one of its executive officers serving on our Board or Compensation Committee during fiscal year 2013 or currently.

 EXECUTIVE COMPENSATION

The following table presents a summary of the total compensation paid to our NEOs during fiscal year 2013 and each of our two prior fiscal years if the NEOs were also named executive officers during those years.

SUMMARY COMPENSATION TABLE – FISCAL YEAR 2013

Name and Principal Position	Year	Base Salary	Bonus (1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total

Mr. Maheswaran	2013	$515,385	$–	$1,438,150	$442,720	$559,000	$107,242	$3,062,497
Chief Executive Officer	2012	477,000	–	1,243,489	354,882	609,600	103,393	2,788,364
	2011	445,391	–	4,478,160	305,760	765,563	97,614	6,092,488

Mr. Chukwu	2013	300,000	–	381,550	120,742	180,000	60,000	1,042,292
Chief Financial Officer	2012	288,846	–	564,586	140,474	190,000	57,769	1,241,675
	2011	260,000	–	512,076	121,030	239,720	52,000	1,184,826

Mr. Beauchamp (5)	2013	256,426	$497,010	1,428,000	–	211,000	22,702	2,415,138
Sr. VP & GM, Gennum	–	–	–	–	–	–	–	–
Product Group	–	–	–	–	–	–	–	–

Mr. Pohlman	2013	287,308	–	587,000	201,236	160,000	43,096	1,278,640
Exec. VP & GM,	2012	288,923	–	478,265	177,441	210,000	43,338	1,197,967
Protection, Power Management	2011	270,000	–	433,680	152,880	253,760	41,175	1,151,495
and High Reliability Products

Mr. Vuyyuru	2013	235,385	–	780,710	100,618	120,000	35,308	1,272,021
Sr. VP & GM, Advanced	–	–	–	–	–	–	–	–
Communications Products	–	–	–	–	–	–	–	–

(1)
As part of his incentive to join the Company upon the acquisition of Gennum Corporation, Mr. Beauchamp received a sign-on bonus in the amount of $497,010.

(2)
The amounts and values noted do not necessarily correspond to any actual value that will be realized by a recipient. The stock award and option award amounts reflected in the table, and the grant-date values noted below, are computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718 based on assumptions set forth in Note 12 to the financial statements included in the Company's Form 10-K filed with the SEC on March 28, 2013, and on the assumptions in similar footnotes to the financial statements included in the Company's Form 10-K filed in prior years.

Our Performance-based Restricted Stock Units settle 50% in shares and 50% in cash and are valued based on the probable outcome of the applicable performance conditions as determined on the grant date. If we achieve the highest level of performance under the Performance-based Restricted Stock Units granted in fiscal year 2013 (i.e. at 200% achievement of the original target award), the grant date fair value of the units granted to Messrs. Maheswaran, Chukwu, Pohlman and Vuyyuru would be $2,058,960, $477,440, $596,800 and $895,200 respectively. As of January 27, 2013 the probable achievement of the fiscal year 2013 awards was 100% which would produce fair values of $1,029,480, $238,720, $298,400 and $447,600 respectively.

The Performance-based Restricted Stock Units granted to Mr. Beauchamp in fiscal year 2013 settle 100% in shares. If we achieve the highest level of performance under his award (i.e. at 100% achievement of the original target award), the fair value of the units granted to Mr. Beauchamp would be $298,400. As of January 27, 2013 the probable achievement of this award was 100%.

The Performance-based Restricted Stock Units granted in fiscal year 2012 to Messrs. Maheswaran, Chukwu and Pohlman would have fair values at the highest level of performance (i.e. at 200% achievement of the original target award) of $2,160,416, $716,160 and $596,800 respectively. As of January 27, 2013 the probable achievement of the fiscal year 2012 awards was 108% which would produce fair values of $1,166,625, $386,726 and $322,272 respectively.

The Performance-based Restricted Stock Units granted in fiscal year 2011 to Messrs. Maheswaran, Chukwu and Pohlman would have fair values at the highest level of performance (i.e. at 200% achievement of the original target award) of $2,257,320, $835,520 and $686,320 respectively. As of January 27, 2013 the probable achievement of the fiscal year 2011 awards is expected to be at this highest level.

Mr. Beauchamp was not employed by the Company at the time of award of the applicable fiscal year 2012 or fiscal year 2011 Performance-based Restricted Stock Units.

(3)
Amounts set forth in the Non-Equity Incentive Plan Compensation column for fiscal year 2013 reflect the amounts paid to our CEO under our CEO Bonus Plan and amounts paid to our other NEOs under the terms of our Executive Bonus Plan. The amounts shown for each fiscal year represent amounts earned for performance in the applicable fiscal year. Actual payment is made in the following fiscal year.

(4)
In addition to the contributions to our 401(k) Plan, deferred compensation plans and a governmentally mandated international defined-contribution pension plan for the NEOs as described in the following table, Mr. Beauchamp received a car allowance of $10,091which is included in his "All Other Compensation" column.

(5)
As Mr. Beauchamp is headquartered in Canada, the amounts reflected under "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" are the U.S. Dollar equivalents at the exchange rate between the Canadian Dollar and the U.S Dollar as of January 27, 2013, which was .9937 Canadian Dollar to U.S. Dollar.

Employer Contributions to Compensation Plans

Name	401K Plan	Deferred Compensation Plan	Statutory (Canada) Defined-Contribution Pension Plan

Mr. Maheswaran	$8,165	$99,077	$–

Mr. Chukwu	–	60,000	–

Mr. Beauchamp	–	–	12,611

Mr. Pohlman	–	43,096	–

Mr. Vuyyuru	–	35,308	–

Grants of Plan-Based Awards in Fiscal Year 2013

The following table presents information regarding the equity and non-equity incentive awards granted to the NEOs during fiscal year 2013. The material terms of each award are described below under "Description of Plan-Based Awards."

GRANTS OF PLAN-BASED AWARDS – FISCAL YEAR 2013 (1)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (4)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Options Awards (per share)
											Grant Date Fair Value of Stock and Option Awards (5)

Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum

Mr. Maheswaran		$130,000	$650,000	$1,040,000	–	–	–	–	–	$–	$–
NQ	2/28/2012	–	–	–	–	–	–	–	44,000	29.35	442,720
RSU	2/28/2012	–	–	–	–	–	–	14,500	–	–	425,575
PSU	2/28/2012	–	–	–	17,250	34,500	69,000	–	–	–	1,012,576

Mr. Chukwu		72,000	240,000	312,000	–	–	–	–	–	–	–
NQ	2/28/2012	–	–	–	–	–	–	–	12,000	29.35	120,742
RSU	2/28/2012	–	–	–	–	–	–	5,000	–	–	146,750
PSU	2/28/2012	–	–	–	4,000	8,000	16,000	–	–	–	234,800

Mr. Beauchamp (6)		63,379	211,000	274,643	–	–	–	–	–	–	–
RSU	3/20/2012	–	–	–	–	–	–	40,000	–	–	1,142,400
PSU	3/20/2012	–	–	–	5,000	10,000	10,000	–	–	–	285,600

Mr. Pohlman		63,000	210,000	273,000	–	–	–	–	–	–	–
NQ	2/28/2012	–	–	–	–	–	–	–	20,000	29.35	201,236
RSU	2/28/2012	–	–	–	–	–	–	10,000	–	–	293,500
PSU	2/28/2012	–	–	–	5,000	10,000	20,000	–	–	–	293,500

Mr. Vuyyuru		45,000	150,000	195,000	–	–	–	–	–	–	–
NQ	2/28/2012	–	–	–	–	–	–	–	10,000	29.35	100,618
RSU	2/28/2012	–	–	–	–	–	–	10,000	–	–	293,500
PSU	2/28/2012	–	–	–	7,500	15,000	30,000	–	–	–	440,250
OSU	2/28/2012	–	–	–	–	–	–	1,600	–	–	46,960

  Legend

NQ	Non-Qualified Stock Options	PSU	Performance-Based Restricted Stock Unit Award
RSU	Restricted Stock Units	OSU	Executive Ownership Restricted Stock Unit
(1)
All equity awards were made pursuant to the Semtech Corporation Long-Term Equity Incentive Plan, as amended and restated (the "2008 Plan"). Certain terms of the awards are described below and above under the heading "COMPENSATION DISCUSSION AND ANALYSIS."

(2)
The Non-Equity Incentive Plan Awards made to Mr. Maheswaran were granted pursuant to the terms of our CEO Bonus Plan adopted in February 2012. All Non-Equity Incentive Plan Awards made to our other NEOs were granted pursuant to the terms of our Executive Bonus Plan. Upon adoption of the CEO Bonus Plan, Mr. Maheswaran became ineligible to receive awards pursuant to the Executive Bonus Plan. All Non-Equity Incentive Plan Awards were paid to executives in fiscal year 2014 for their performance in fiscal year 2013. There is no guaranteed minimum bonus under the applicable plan. For each NEO, the "Threshold" represents the amount which would be paid assuming no amount is attributed to their individual performance and each factor attributed to Company performance is paid at the lowest level at which any payout may be made; the "Target" represents the executive's base salary multiplied by the target award percentage established for the executive; and the "Maximum" represents the maximum amount payable pursuant to the applicable plan assuming the maximum amount is attributed to the executive's individual performance and each factor attributed to Company performance is paid at the maximum level. Pursuant to its terms, the maximum amount payable to Mr. Maheswaran under the CEO Bonus Plan is limited to 200% of his base salary.

(3)
These columns represent awards of Performance – Based Restricted Stock Units. Certain terms of such awards are described below, as well as above under the heading "COMPENSATION DISCUSSION AND ANALYSIS." There is no guaranteed minimum payout.

(4)
The awards reflected in this column represent Restricted Stock Units and Executive Ownership Restricted Stock Units. Certain terms of such awards are described below as well as above under the heading "COMPENSATION DISCUSSION AND ANALYSIS."

(5)
The valuation of equity awards is computed in accordance with FASB ASC Topic 718 and based on assumptions set forth in Note 12 to the financial statements filed with the Company's Form 10-K filed with the SEC on March 28, 2013. The awards are valued as of the date of grant, disregarding any estimate of forfeitures related to service-based vesting conditions. The Performance-Based Restricted Stock Units (PSU) included in this table that vest are settled 50% in cash and 50% in shares.

(6)
As Mr. Beauchamp is headquartered in Canada, the amounts reflected under "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" are the U.S. Dollar equivalents at the exchange rate between the Canadian Dollar and the U.S. Dollar as of January 27, 2013 which was .9937 Canadian Dollar to U.S. Dollar.

Description of Fiscal Year 2013 Plan-Based Awards

Non-Equity Incentive Plan Awards

As described above under the heading "COMPENSATION DISCUSSION AND ANALYSIS," we have two non-equity incentive plans applicable to our NEOs, i.e. our CEO Bonus Plan for Mr. Maheswaran and our Executive Bonus Plan for our other NEOs. These plans generally provide a cash payout only in the event certain pre-established Company and individual performance objectives are met. Under the plans, each named executive has a targeted bonus potential expressed as a percentage of salary. In fiscal year 2013, payouts to Mr. Maheswaran were based on our operating income, net revenue growth, net revenue and EPS compared to similar industry peers and our board of directors' assessment of his individual performance. For our other NEOs, payouts were based on our operating income and assessments of their individual performance by our CEO, as approved by the Compensation Committee. The applicable performance criteria and targets in place for fiscal year 2013 under our CEO Bonus Plan and our Executive Bonus Plan are discussed in detail above under the heading "COMPENSATION DISCUSSION AND ANALYSIS." Awards under these plans are generally only paid to executives who are employed by the Company on the date awards are paid, which generally occurs in the first quarter following the end of the applicable fiscal year. The plans also include a right of the Company to recover any payment to an executive in the event the executive's fraud or misconduct led to the need for a material restatement of the Company's financial statements for the applicable fiscal year.

Equity Incentive Plan Awards

In fiscal year 2013, we granted four types of equity incentive awards to our NEOs: "non-qualified" stock options ("NQ-Options"), restricted stock units ("RSUs"), performance-based restricted stock units ("PSUs"), and restricted stock units granted to help our executives satisfy our executive stock ownership guidelines ("OSUs"). These equity incentive awards are described above under the heading "COMPENSATION DISCUSSION AND ANALYSIS." All equity awards made in fiscal year 2013 were made pursuant to the 2008 Plan, and the award certificates applicable to such awards. Awards of NQ-Options and RSUs vest over three years from the date of their grant. Awards of OSUs vest on the fifth anniversary of the date of the grant and are generally payable only six months after the executive's employment with the Company terminates. Awards of RSUs and OSUs represent a right to receive one share of Company common stock or, at the Company's discretion, the payment of cash for each unit in an amount equal to the Company's share price. The Company currently intends to continue its historic practice of settling these awards in Company common stock. Awards of PSUs generally vest three years from the date of their grant and only to the extent the Company achieves certain pre-established performance objectives relating to cumulative net revenue and cumulative operating income over the vesting period. These revenue and income goals are generally set far in advance of the end of the performance periods and are set at levels that are intended to be highly challenging but attainable goals at the time the levels are established. Half of any vested PSUs are payable in an equal number of shares of our common stock and the other half are payable in cash based on the closing price of the Company's common stock on the last day of the vesting period.

None of the equity incentive awards granted in fiscal year 2013 entitle the recipient to dividend rights. As described more fully under the heading "Potential Payments On Termination or Change in Control" below, under certain circumstances the vesting of some or all of our equity awards to our NEOs may be accelerated on the executive's termination from the Company or on a change in control.

Outstanding Equity Awards at Fiscal 2013 Year-End

The following table presents information regarding the outstanding equity awards held by each NEO as of January 27, 2013:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2013 (split-adjusted)

	Option Awards					Stock Awards

Name (Grant Date – Award Type)	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price (Per Share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested

Mr. Maheswaran

2/28/2012 – NQ (3)	–	44,000	–	$29.35	2/28/2018	–	$–	–	$–

2/28/2012 – PSU (2)	–	–	–	–		–	–	34,500	1,029,480

2/28/2012 – RSU (4)	–	–	–	–		14,500	432,680	–	–

3/1/2011 – NQ (3)	14,400	28,800	–	$23.33	3/1/2017	–	–	–	–

3/1/2011 – OSU (1)	–	–	–	–		900	26,856	–	–

3/1/2011 – PSU (2)	–	–	–	–		–	–	39,096	1,166,625

3/1/2011 – RSU (4)	–	–	–	–		10,800	322,272	–	–

3/29/2010 – RSU (4)	–	–	–	–		50,000	1,492,000	–	–

3/2/2010 – NQ (3)	32,000	16,000	–	$16.68	3/2/2016	–	–	–	–

3/2/2010 – OSU (1)	–	–	–	–		4,000	119,360	–	–

3/2/2010 – PSU (2)	–	–	–	–		78,000	2,257,320	–	–

3/2/2010 – RSU (4)	–	–	–	–		6,334	189,007	–	–

2/24/2009 – NQ (3)	48,000	–	–	$11.23	2/24/2015	–	–	–	–

2/24/2009 – OSU (1)	–	–	–	–		7,400	220,816	–	–

3/14/2008 – OSU (1)	–	–	–	–		6,400	190,976	–	–

2/28/2008 – NQ (3)	26,000	–	–	$13.15	2/28/2014	–	–	–	–

6/6/2007 – NQ (3)	50,000	–	–	$16.14	6/6/2013	–	–	–	–

TOTAL	170,400	88,800	–			178,334	$5,251,287	73,596	$2,196,105

Mr. Chukwu

2/28/2012 – NQ (3)	–	12,000	–	$29.35	2/28/2018	–	$–	–	$–

2/28/2012 – PSU (2)	–	–	–	–		–	–	8,000	238,720

2/28/2012 – RSU (4)	–	–	–	–		5,000	149,200	–	–

3/1/2011 – NQ (3)	5,700	11,400	–	$23.33	3/1/2017	–	–	–	–

3/1/2011 – OSU (1)	–	–	–	–		200	5,968	–	–

3/1/2011 – PSU (2)	–	–	–	–		–	–	12,960	386,726

3/1/2011 – RSU (4)	–	–	–	–		8,000	238,720	–	–

3/2/2010 – NQ (3)	12,667	6,333	–	$16.68	3/2/2016	–	–	–	–

3/2/2010 – OSU (1)	–	–	–	–		2,700	80,568	–	–

3/2/2010 – PSU (2)	–	–	–	–		28,000	835,520	–	–

3/2/2010 – RSU (4)	–	–	–	–		4,667	139,263	–	–

2/24/2009 – NQ (3)	12,666	–	–	$11.23	2/24/2015	–	–	–	–

2/24/2009 – OSU (1)	–	–	–	–		4,800	143,232	–	–

3/14/2008 – OSU (1)	–	–	–	–		3,500	104,440	–	–

2/28/2008 – NQ (3)	7,000	–	–	$13.15	2/28/2014	–	–	–	–

TOTAL	38,033	29,733	–			56,867	$1,696,911	20,960	$625,446

Mr. Beauchamp

3/20/2012 – PSU (2)	–	–	–	–		–	$–	10,000	$298,400

3/20/2012 – RSU (4)	–	–	–	–		40,000	1,193,600	–	–

TOTAL	–	–	–			40,000	$1,193,600	10,000	$298,400

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2013 (split-adjusted)

	Option Awards					Stock Awards

Name (Grant Date – Award Type)	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price (Per Share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested

Mr. Pohlman

2/28/2012 – NQ (3)	–	20,000	–	$29.35	2/28/2018	–	$–	–	$–

2/28/2012 – PSU (2)	–	–	–	–		–	–	10,000	298,400

2/28/2012 – RSU (4)	–	–	–	–		10,000	298,400	–	–

3/1/2011 – NQ (3)	7,200	14,400	–	$23.33	3/1/2017	–	–	–	–

3/1/2011 – OSU (1)	–	–	–	–		500	14,920	–	–

3/1/2011 – PSU (2)	–	–	–	–		–	–	10,800	322,272

3/1/2011 – RSU (4)	–	–	–	–		6,666	198,913	–	–

3/2/2010 – NQ (3)	16,000	8,000	–	$16.68	3/2/2016	–	–	–	–

3/2/2010 – OSU (1)	–	–	–	–		3,000	89,520	–	–

3/2/2010 – PSU (2)	–	–	–	–		23,000	686,320	–	–

3/2/2010 – RSU (4)	–	–	–	–		3,834	114,407	–	–

2/24/2009 – NQ (3)	24,000	–	–	$11.23	2/24/2015	–	–	–	–

2/24/2009 – OSU (1)	–	–	–	–		4,300	128,312	–	–

3/14/2008 – OSU (1)	–	–	–	–		3,600	107,424	–	–

2/28/2008 – NQ (3)	32,000	–	–	$13.15	2/28/2014	–	–	–	–

6/6/2007 – NQ (3)	32,000	–	–	$16.14	6/6/2013	–	–	–	–

9/29/2005 – NQ (3)	50,000	–	–	$15.54	9/29/2015	–	–	–	–

8/18/2004 – NQ (3)	45,000	–	–	$17.48	8/18/2014	–	–	–	–

8/21/2003 – NQ (3)	40,000	–	–	$17.35	8/21/2013	–	–	–	–

TOTAL	246,200	42,400	–			54,900	$1,638,216	20,800	$620,672

Mr. Vuyyuru

2/28/2012 – NQ (3)	–	10,000	–	$29.35	2/28/2018	–	$–	–	$–

2/28/2012 – OSU (1)	–	–	–	–		1,600	47,744	–	–

2/28/2012 – PSU (2)	–	–	–	–		–	–	15,000	447,600

2/28/2012 – RSU (4)	–	–	–	–		10,000	298,400	–	–

8/17/2011 – RSU (4)	–	–	–	–		7,500	223,800	–	–

8/16/2010 – RSU (4)	–	–	–	–		6,000	179,040	–	–

8/12/2009 – NQ (3)	–	1,250	–	$17.41	8/12/2015	–	–	–	–

8/12/2009 – RSU (4)	–	–	–	–		2,000	59,680	–	–

TOTAL	–	11,250	–			27,100	$808,664	15,000	$447,600

Legend	NQ	Non-Qualified Stock Options	PSU	Performance-Based Restricted Stock Unit Award
	OSU	Executive Ownership Restricted Stock Units	RSA	Restricted Stock Awards
			RSU	Restricted Stock Units
(1)
For Messrs. Maheswaran, Chukwu and Pohlman, the Executive Ownership Restricted Stock Units (OSU) granted on March 14, 2008 vested on March 14, 2013, those granted on February 24, 2009 vested on February 24, 2013, those granted on March 2, 2010 vested on March 2, 2013, and those granted on March 1, 2011 vested on March 1, 2013. For Mr. Vuyyuru, the Executive Ownership Restricted Stock Units (OSU) granted on February 28, 2012 vest on February 28, 2017.

(2)
For Messrs. Maheswaran, Chukwu and Pohlman, the Performance-Based Restricted Stock Units (PSU) vest based on achievement of certain goals related to cumulative net revenue and cumulative operating income over a stated performance period. Based on the actual goals achieved, the PSUs granted on March 2, 2010 vested on March 2, 2013 as to 200% of the target number of units subject to the award. Subject to achievement of the applicable performance goals, the PSU's granted on March 1, 2011 vest on March 1, 2014 and the PSUs granted on February 28, 2012 vest on February 28, 2015. At January 27, 2013, based on the performance metrics associated with the awards and our performance against those metrics through that date, the awards granted on March 1, 2011 are expected to vest at 108% and the awards granted on February 28, 2012 are expected to vest at 100%. Mr. Vuyyuru was only granted PSU's on February 28, 2012. For Mr. Beauchamp, the PSU's granted on March 20, 2012 vest based on achievement of certain goals related to cumulative net revenue and cumulative operating income over a stated performance period and vest on March 20, 2014. At January 27, 2013, based on the performance metrics associated with Mr. Beauchamp's award and our performance against those metrics through that date, the award is expected to vest at 100%.

(3)
The Non-qualified Stock Options (NQ) have a time-based vesting schedule and vest in three or four approximately equal annual installments on the anniversary date of the applicable grant, as indicated:

Grant Date	1st Vesting Date	2nd Vesting Date	3rd Vesting Date	4th Vesting Date

2/28/2012	2/28/2013	2/28/2014	2/28/2015	–

3/1/2011	3/1/2012	3/1/2013	3/1/2014	–

3/2/2010	3/2/2011	3/2/2012	3/2/2013	–

8/12/2009	8/12/2010	8/12/2011	8/12/2012	8/12/2013

2/24/2009	2/24/2010	2/24/2011	2/24/2012	–

2/28/2008	2/28/2009	2/28/2010	2/28/2011	–

6/6/2007	6/6/2008	6/6/2009	6/6/2010	–

9/29/2005	9/29/2006	9/29/2007	9/29/2008	9/29/2009

8/18/2004	8/18/2005	8/18/2006	8/18/2007	8/18/2008

8/21/2003	8/21/2004	8/21/2005	8/21/2006	8/21/2007

(4)
The Restricted Stock Units (RSU) have a time-based vesting schedule and vest in three or four approximately equal annual installments as follows:

Grant Date	1st Vesting Date	2nd Vesting Date	3rd Vesting Date	4th Vesting Date

3/20/2012	3/20/2013	3/20/2014	3/20/2015	3/20/2016

2/28/2012	2/28/2013	2/28/2014	2/28/2015	–

8/17/2011	8/17/2012	8/17/2013	8/17/2014	8/17/2015

3/1/2011	3/1/2012	3/1/2013	3/1/2014	–

8/18/2010	8/18/2011	8/18/2012	8/18/2013	8/18/2014

3/29/2010	3/29/2010	3/29/2011	3/29/2012	3/29/2013

3/2/2010	3/2/2011	3/2/2012	3/2/2013	–

8/12/2009	8/12/2010	8/12/2011	8/12/2012	8/12/2013

Option Exercises and Stock Vested in Fiscal Year 2013

The following table identifies option awards that were exercised and restricted stock awards that vested during fiscal year 2013:

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2013

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)

Mr. Maheswaran	24,000	$322,500	87,066	$2,522,576

Mr. Chukwu	–	–	27,333	792,034

Mr. Beauchamp	–	–	–	–

Mr. Pohlman	15,000	156,800	22,500	651,974

Mr. Vuyyuru	6,937	75,603	9,250	237,053

(1)
The dollar amounts shown in the table above for option awards are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common stock on the date of exercise and the exercise price of the options. The dollar amounts shown in the table above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of our common stock on the vesting date.

Non-Qualified Deferred Compensation – Fiscal Year 2013

Certain of our NEOs elect to receive some of their compensation on a deferred basis under the Deferred Compensation Plan. A participant may elect to defer up to 80% of his or her base salary and performance-based compensation. In fiscal year 2010, the Company suspended its practice of matching certain portions of participant contributions to the Deferred Compensation Plan. Prior to fiscal year 2010, the Company matched up to the first 20% of base salary deferred by the Chief Executive Officer and Chief Financial Officer, up to the first 15% of base salary deferred by participants at the Vice President level and up to the first 10% of base salary deferred by all other participants. Participants are always 100% vested in their deferrals and the earnings thereon. Matching contributions made by the

Company vest 25% on December 31st of the calendar year during which the contribution is made. Thereafter, vesting continues 25% on December 31st for each of the following three calendar years. Amounts in participant accounts may generally be deferred until a specified date, death, disability, a change of control or termination of employment. At the participant's election, deferrals will generally be paid in a lump sum or in annual installments over a period of up to 20 years. Withdrawals may be made for unforeseeable emergencies and some amounts (generally pre-2005 deferrals) may be withdrawn subject to a penalty. Earnings on the account of each executive are credited to such executive based on the performance of investment vehicles chosen by the executive from a selection offered to all plan participants by the plan's administrator. Executives may elect to change the investment vehicles applicable to their accounts at any time. Effective February 1, 2010, the Company has resumed the matching program for the Deferred Compensation Plan at the matching percentages noted above. The earnings associated with the Deferred Compensation Plan are related to plan participant elections made in relation to the available mutual fund investment choices as provided through the Deferred Compensation Plan.

NON-QUALIFIED DEFERRED COMPENSATION – FISCAL YEAR 2013

Name	Executive Contributions In Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (4)

Mr. Maheswaran	$99,077	$99,077	$161,429	$–	$1,519,800

Mr. Chukwu	212,000	60,000	119,358	–	997,758

Mr. Beauchamp (5)	–	–	–	–	–

Mr. Pohlman	397,846	43,096	136,154	–	2,263,763

Mr. Vuyyuru	63,860	35,308	58,997	–	573,222

(1)
All of the amounts reported as Executive Contributions are included in the Salary column of the "Summary Compensation Table – Fiscal Year 2013" above.

(2)
All of the amounts reported as Registrant Contributions are included in the All Other Compensation column of the "Summary Compensation Table – Fiscal Year 2013" above.

(3)
No portion of these earnings on deferred compensation is considered to be at above-market rates under SEC rules; thus no such earnings are included as compensation in the Summary Compensation Table above.

(4)
Includes unvested amounts attributable to the Company's contributions and earnings thereon. All amounts within the Aggregate Balance for each NEO were included in Summary Compensation Tables for previous years, to the extent the executive was named in such tables and the amounts were so required to be reported in such tables.

(5)
Mr. Beauchamp, resident in Ontario, Canada, does not participate in the Deferred Compensation Plan.

Potential Payments On Termination or Change in Control

Change in Control Plan

During fiscal year 2011, the Compensation Committee established, and the Board of Directors adopted and approved, the Company's Executive Change In Control Retention Plan (the "Change in Control Plan").

The Change in Control Plan is designed to provide incentives for executive officers to exert maximum efforts for the Company's success even in the face of a potential Change in Control (as defined in the plan). As administrator of the Change in Control Plan, the Compensation Committee approves which individual executive officers will be covered by the Change in Control Plan, per execution of a Letter Agreement with the executive as outlined in the Change in Control Plan.

Under the Change in Control Plan, a "Change in Control" means (i) a sale of all or substantially all of the assets of the Company; or (ii) the acquisition of more than 50% of the voting power of the outstanding securities of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, reorganization, merger or consolidation) unless the Company's stockholders of record, as applicable, as constituted immediately prior to such acquisition will, immediately after such acquisition (by virtue of their continuing to hold such stock and/or their receipt in exchange therefor of securities issued as consideration for the outstanding stock of the Company, as applicable) hold at least 50% of the voting power of the surviving or acquiring entity.

The Change in Control Plan provides for acceleration of outstanding equity awards held by covered executives (subject to certain restrictions noted in the Change in Control Plan) on the occurrence of a Change in Control. In general, under the Change in Control Plan, all outstanding time-based equity awards vest in full, and performance-based awards are prorated and the vesting amount is determined based on the period of performance up to the end of the last Company fiscal year before the Change in Control (with any unvested performance-based awards terminating). In addition, in the event of a qualifying termination during a predefined period of time surrounding a Change in Control (the "Change in Control Window"), and unless a covered executive's Letter Agreement states otherwise, the covered executive will be entitled to receive the following severance benefits:

  (1)
  a lump sum cash payment in an amount equal to twelve months of such covered executive's highest base salary during the six months prior to the Change in Control;

  (2)
  a lump sum cash payment in an amount equal to the greater of such covered executive's target bonus for (i) the fiscal year during or; (ii) prior to the qualifying termination; and

  (3)
  reimbursement of premiums paid for continuation coverage for the lesser of (i) twelve months following termination of employment, or (ii) such earlier date on which the covered executive is eligible for other coverage, or is no longer eligible for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").

Any such severance benefits are limited to terminations occurring for Good Reason or not for Cause.

Under the Change in Control Plan, "Good Reason" is limited to the occurrence without the written consent of a covered executive of one of the following acts by the Company or a Company affiliate:

  (1)
  a material reduction in a covered executive's base salary or annual bonus potential;

  (2)
  a material breach of a covered executive's written employment agreement with the Company or a Company affiliate (unless the covered executive's Letter Agreement provides otherwise);

  (3)
  a material reduction in a covered executive's authority, duties, or responsibilities; or

  (4)
  reassignment of a covered executive's primary place of employment to a location that is more than seventy-five miles from such covered executive's primary place of employment that both materially and adversely affects a covered executive's commute based on such covered executive's principal place of employment immediately prior to the time such reassignment is announced.

In order for a covered executive to terminate with Good Reason, (a) the covered executive must provide the Company with written notice of the covered executive's intent to terminate his or her employment and a description of the event the covered executive believes constitutes Good Reason within 60 days after the initial existence of the event; (b) the Company or a Company affiliate (as applicable) must not cure the default that constitutes Good Reason within the 60 days following the date the covered executive provides such notice; and (c) the covered executive must actually terminate employment within the 30 days following the end of the cure period.

The Change in Control Plan does not provide for reimbursement for the tax consequences of any excise tax imposed on the severance payments (i.e., a full excise tax gross-up payment). Instead, the Change in Control Plan generally provides that if the "golden parachute" tax rules would prevent the Company from recognizing a deduction with respect to the full Change in Control Plan benefits that otherwise would be paid to a covered executive, the covered executive's benefits will be cut back to the extent necessary to place the Company in the same economic position it would have been in had the Company been able to recognize a deduction.

The Change in Control Plan conditions severance benefits on the covered executive's execution of a binding release agreement. The Change in Control Plan generally conditions all benefits on the covered executive abiding by certain confidentiality, noncompetition, and other obligations. The Change in Control Plan also provides for repayment of Change in Control Plan benefits to the extent required by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or related rules and listing standards.

Unless extended by the Board of Directors, the Change in Control Plan will automatically terminate on September 28, 2015, unless September 28, 2015 is during a Change in Control Window, in which case the Change in Control Plan will terminate on the expiration of such Change in Control Window. In addition, the Company may terminate or amend the Change in Control Plan at any time, but no termination or amendment that occurs within a Change in Control Window will be effective as to a covered executive until the expiration of such Change in Control Window, unless the covered executive consents to the amendment or the amendment does not adversely affect the covered executive.

Mr. Maheswaran's Offer Letter

Mr. Maheswaran does not participate in the Change in Control Plan. Instead, the written offer letter (the "Offer Letter") given to Mr. Maheswaran in 2006 at the time he was first employed by the Company, and amended in December 2008 to comply with Section 409A of the Internal Revenue Code, provides for certain severance benefits to be paid to him in connection with a termination of employment under the circumstances described below. Specifically, should the Company terminate his employment without "cause" or he terminates his employment "for good reason," the Offer Letter provides Mr. Maheswaran the right to receive twelve months of base salary and continued welfare benefits. If his employment is terminated within twelve months following a "change of control," the Offer Letter provides Mr. Maheswaran the right to receive a lump-sum payment equal to twenty-four months of base salary and continued welfare benefits for up to twenty-four months, a pro-rated portion of the amount of his target award under the CEO Bonus Plan for the fiscal year of termination, an amount equal to two times his target award under the CEO Bonus Plan for the fiscal year of termination, and an amount sufficient to reimburse him for the tax consequences of any excise tax imposed on the severance payments made to him (i.e. a full excise tax gross-up payment). Under the terms of Mr. Maheswaran's Offer Letter, a "change of control" is defined using the definition of such event as contained in the Company's equity incentive plan (currently the 2008 Plan). All of these payments are conditioned on Mr. Maheswaran's execution of a release of claims in favor of the Company and compliance with certain post-employment restrictions.

"Good reason" as defined in Mr. Maheswaran's offer letter, as amended, includes the fact that Mr. Maheswaran may terminate his employment with the Company and be entitled to severance benefits if the Company fails to nominate him to stand for election as a director for so long as he is its Chief Executive Officer and an incumbent director, unless such nomination is prohibited by law or by any applicable listing standard.

Awards from the 2008 Plan

Awards (including non-qualified stock options and restricted stock, but not restricted stock units) under the 2008 Plan generally vest on an accelerated basis if, within 12 months following a "change in control," the holder's employment is terminated by the Company without cause or a "constructive termination" of the executive occurs (as those terms are defined in the award agreements). If a termination of employment is as a result of death or "disability" (as defined in the award certificate), PSUs will continue to be eligible to vest following the termination of employment. However, any PSUs that would vest at the end of the performance period based on attainment of the performance criteria will be pro-rated based on the number of whole months of participation in the performance period before the death or disability. On the occurrence of certain mergers, reorganizations, consolidations and other corporate events, unless the Compensation Committee has made a provision for the substitution, assumption, exchange or other continuation or settlement of outstanding awards, then each then-outstanding award granted under the 2008 Plan shall vest and be exercisable or payable and if not exercised (to the extent such award contains an exercise feature), will terminate. With respect to PSUs, in the event of (a) certain mergers or similar reorganizations under which the Company does not survive (or does not survive as a public company in respect of its common stock), or (b) a change in control, as defined in the award certificate, then, unless the Compensation Committee has made a provision for the substitution, assumption, exchange or other continuation or settlement of the PSUs or the PSUs would otherwise continue in accordance with their terms, the performance period will terminate immediately prior to such event and the number of PSUs that vest will be determined based on achievement on the Company's actual performance for the shortened performance period and after pro-rating the performance goals set forth in the award certificate to reflect the shortened performance period.

The Deferred Compensation Plan

Participants in the Deferred Compensation Plan, including our NEOs, may elect on initial enrollment to have their vested account balances distributed on a change in control. Participants become 100% vested in Company contributions on the following termination events: death; disability, as defined by the Deferred Compensation Plan; or involuntary termination of employment within eighteen months of a "change in control," as defined by the Deferred Compensation Plan. The Deferred Compensation Plan also provides for an additional death benefit, in an amount to be determined by the Compensation Committee, if a participant dies while employed.

Mr. Maheswaran

The table below sets forth potential benefits that Mr. Maheswaran would be entitled to receive from the Company on termination of his employment or a change in control event, assuming occurrence on January 27, 2013. The calculations and results reported in this table make certain assumptions that may or may not correlate to actual events that may occur, and determinations the Company and Mr. Maheswaran may make, on the occurrence of an applicable event. To the extent an excise tax under Section 280G of the Internal Revenue Code arises in a given situation, the value of compensation (i.e. tax gross-up) for the additional excise taxation is (i) the amount estimated to be payable (the "Additional Payment") to compensate Mr. Maheswaran for the excise tax due as a result of the compensation received in connection with a change in control, plus (ii) the additional taxes payable due to such Additional Payment. The calculation of whether, and to what extent, any of the compensation noted in the table below would be payable to Mr. Maheswaran has been based on the assumption that the applicable event occurred as of the close of business on the last day of fiscal year 2013, that all preconditions to any form of severance or change in control benefit had occurred in favor of Mr. Maheswaran, and applying the regulations under Section 280G of the Internal Revenue Code. Additionally, the Company has included, as applicable (including in respect of any accelerated PSUs payable to Mr. Maheswaran), its judgment of how the special rules applicable to amounts considered as payments of reasonable compensation for pre-change in control services would apply.

BENEFITS PAYABLE TO MR. MAHESWARAN ASSUMING CHANGE IN CONTROL OR TERMINATION EVENT ON JANUARY 27, 2013

	Benefits per Offer Letter				Other Benefits

Reason for Termination	Base Salary	Non-Equity Incentives	Welfare Insurances	Tax Gross-up (1)	Vesting of Equity Based Awards (2)	Vesting of Company Matching Contributions in Deferred Compensation Plan	Total

Voluntary resignation	$–	$–	$–	$–	$–	$–	$–

Resignation for good reason	520,000	–	20,062	–	–	–	540,062

Termination without cause	520,000	–	20,062	–	–	–	540,062

Termination for cause	–	–	–	–	–	–	–

Death or Disability	–	–	–	–	–	166,397	166,397

Change in control (3)	–	–	–	–	7,640,828	–	7,640,828

Certain terminations following a change in control (4)	1,040,000	1,950,000	40,124	–	–	166,397	3,196,521

(1)
For purposes of calculating the applicability of Section 280G excise tax and the associated tax gross up payment (if any) for Mr. Maheswaran, the Company has (i) assigned no value to the restrictive covenants regarding employment by, or consulting for, competitors and (ii) assumed that Mr. Maheswaran's outstanding equity awards would be accelerated and terminated in exchange for a cash payment on the change in control.

(2)
The market price of the Company's common stock on January 25, 2013, the last trading day of its fiscal year 2013, was $29.84 and the compensation portion of the outstanding option awards is included in this column. As described more fully in Note 12 to the Company's financial statements filed with the Company's Form 10-K filed with the SEC on March 28, 2013, the performance-based restricted stock awards (PSUs) held by Mr. Maheswaran on January 27, 2013 (the last day of the Company's fiscal year 2013) would be projected to vest in applicable amounts as follows. At January 27, 2013, 200% of the units from the fiscal year 2011 grant were expected to vest based upon actual Company performance for the three-year period compared to the targets set for the fiscal year 2011 grant. At January 27, 2013, based on the performance metrics associated with the awards, and taking into consideration the shortened performance periods for each award as applicable for the purposes of these calculations, the awards issued on March 1, 2011 (fiscal year 2012) are expected to vest at 92% and the awards granted on February 28, 2012 (fiscal year 2013) are expected to vest at 88%. As noted in the preceding sentence, the PSUs granted in fiscal years 2012 and 2013 would be presumed to meet the applicable pro-rated performance goals required for vesting performance over the shortened performance period ending on January 27, 2013. Accordingly, for the purposes of these calculations, we have calculated the applicable vested shares per the methods described in "Change in Control Benefits" in the COMPENSATION DISCUSSION AND ANALYSIS above and included the value of same in these calculations.

(3)
The amounts disclosed in this row, "Change In Control" are benefits that the Company has assumed will be payable solely on the occurrence of a change in control and (other than for purposes of calculating applicability of any excise tax gross up), do not factor in payments that may be made in connection with certain terminations following a change in control, which are disclosed in the row "Certain Terminations Following A Change In Control." Except as discussed in note 2, the Company has assumed that all of the equity awards will accelerate. However, under the terms of the various plans and award agreements, awards generally will not accelerate on a change in control to the extent that they are assumed or otherwise remain outstanding.

(4)
The amounts disclosed in this row, "Certain Terminations Following A Change In Control," do not include amounts that the Company has assumed will be payable solely on the occurrence of a change in control. Those amounts are disclosed in the row "Change in Control." Although certain of the outstanding equity-based awards would accelerate in the event of certain terminations following a change in control to the extent that they were not accelerated in connection with a change in control, the Company does not disclose those amounts here, because the Company has assumed that they will accelerate in connection with a change in control. If a change in control and a qualifying termination had both occurred on January 27, 2013, the Company assumes that both the amounts listed in this row as well as the "Change in Control" row would be paid, for a total estimated benefit of $10,837,349.

Other Named Executive Officers

The table below sets forth potential benefits that Messrs. Chukwu, Beauchamp, Pohlman and Vuyyuru (the "Other Executives") would be entitled to receive from the Company on termination of their employment or a change in control event, assuming occurrence on January 27, 2013.

BENEFITS PAYABLE TO OTHER EXECUTIVES ASSUMING CHANGE IN CONTROL OR TERMINATION EVENT ON JANUARY 27, 2013

Reason for Termination	Base Salary	Bonus	Payment of Medical Benefits Premiums	Vesting of Equity Based Awards (1) (4)	Vesting of Company Matching Contributions in Deferred Compensation Plan	Total (6)

Termination without cause
Mr. Chukwu	$–	$–	$–	$–	$–	$–
Mr. Beauchamp	–	–	–	–	–	–
Mr. Pohlman	–	–	–	–	–	–
Mr. Vuyyuru	–	–	–	–	–	–

Death or Disability
Mr. Chukwu	–	–	–	–	104,103	104,103
Mr. Beauchamp	–	–	–	–	–	–
Mr. Pohlman	–	–	–	–	–	–
Mr. Vuyyuru	–	–	–	–	58,091	58,091

Change in Control (2)
Mr. Chukwu	–	–	–	2,399,849	–	2,399,849
Mr. Beauchamp (3)	–	–	–	1,492,000	–	1,492,000
Mr. Pohlman	–	–	–	2,384,160	–	2,384,160
Mr. Vuyyuru	–	–	–	1,222,990	–	1,222,990

Certain terminations following a change in control (5)
Mr. Chukwu	300,000	240,000	20,062	–	104,103	664,165
Mr. Beauchamp	298,290	208,803	7,408	–	–	514,501
Mr. Pohlman	300,000	210,000	19,327	–	–	529,327
Mr. Vuyyuru	250,000	150,000	20,062	–	58,091	478,153

(1)
The market price of our common stock on January 25, 2013, the last trading day of the Company's fiscal year, was $29.84 and the compensation portion of the outstanding option awards are included. As described more fully in Note 12 to the Company's financial statements filed with the Company's Form 10-K filed with the SEC on March 28, 2013 the performance-based restricted stock awards (PSUs) held by the named executive officers on January 27, 2013 (the last day of the Company's fiscal year 2013) would be projected to vest in applicable amounts as follows. At January 27, 2013, 200% of the units from the fiscal year 2011 grant were expected to vest based upon actual Company performance for the three-year period compared to the targets set for the fiscal year 2011 grant. At January 27, 2013, based on the performance metrics associated with the awards, and taking into consideration the shortened performance periods for each award as applicable for the purposes of these calculations, the awards issued on March 1, 2011 (fiscal year 2012) are expected to vest at 92% and the awards granted on February 28, 2012 (fiscal year 2013) are expected to vest at 88%. As noted in the preceding sentence, the PSUs granted in fiscal years 2012 and 2013 would be presumed to meet the applicable pro-rated performance goals required for vesting performance over the shortened performance period ending on January 27, 2013. See footnote (3) below for vesting expectation unique to Mr. Beauchamp.

(2)
The amounts disclosed in this row, "Change In Control" are benefits that the Company has assumed will be payable solely on the occurrence of a change in control and do not factor in payments that may be made in connection with certain terminations following a change in control, which are disclosed in the row "Certain Terminations Following A Change In Control." Except as discussed in note 1, the Company has assumed that all of the equity awards will accelerate. However, except for vesting provided for under the Change in Control Plan, under the terms of the various plans and award agreements, awards generally will not accelerate on a change in control to the extent that they are assumed or otherwise remain outstanding.

(3)
As of January 27, 2013 the probable achievement of Mr. Beauchamp's award was 100%.

(4)
Based upon the assumptions noted in footnotes (1) and (3) above, for the purposes of the calculations noted in the column "Vesting of Equity Based Awards," the Company has calculated the applicable vested shares per the methods described in "Change in Control Benefits" in the COMPENSATION DISCUSSION AND ANALYSIS above and included the value of same in these calculations.

(5)
The amounts disclosed in this row, "Certain Terminations Following A Change In Control," do not include amounts that the Company has assumed will be payable solely on the occurrence of a change in control. Those amounts are disclosed in the row "Change in Control." Although certain of the outstanding equity-based awards would accelerate in the event of certain terminations following a change in control to the extent that they were not accelerated in connection with a change in control, the Company does not disclose those amounts here, because the Company has assumed that they will accelerate in connection with a change in control.

(6)
If a change in control and a qualifying termination had both occurred on January 27, 2013, the Company assumes that both the amounts listed in the row titled "Certain Terminations Following A Change In Control," as well as in the row titled "Change in Control," would be paid. This would result in a total estimated benefit payable as follows: Mr. Chukwu- $3,064,014; Mr. Beauchamp-$2,006,501; Mr. Pohlman- $2,913,487 and Mr. Vuyyuru- $1,701,143. Pursuant to the terms of the Change in Control Plan, when relevant, benefits generally are cut back to ensure that Internal Revenue Code Section 280G does not prevent the Company from recognizing a deduction with respect to plan benefits ("Hard Cut Back"). Under certain circumstances, depending on the full amount of benefits payable, benefits in excess of the Hard Cut Back amount could be paid, in which case the amount of the cut back applied to the benefits to be paid would be determined based on the value to the Company of the lost deduction on the benefit payments it actually makes. For the purposes of the calculations included here, based on the hypothetical facts discussed above in this footnote (6), the Company has determined that none of the Other Executives would be subject to the Hard Cut Back in relation to their applicable total payout as calculated under the assumptions noted in this footnote (6).

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The Company currently maintains and administers the following stock-based compensation plans. The plans are:

    •
    2008 Long-Term Equity Incentive Plan

    •
    2009 Long-Term Equity Inducement Plan

    •
    Plans assumed in connection with the acquisition of Sierra Monolithics, Inc. ("SMI") in December 2009

    •
    Long-Term Stock Incentive Plan (the "1998 Plan")

    •
    Non-Director and Non-Executive Officer Long-Term Stock Incentive Plan (the "1999 Plan")

The Company's 2008 Long-Term Equity Incentive Plan was approved by the Company's stockholders on June 26, 2008, and provides for the granting of up to 3,081,105 (as of January 27, 2013) shares of common stock in the form of non-qualified and incentive stock options, stock grants or other stock-based awards to employees, non-employee directors and consultants.

The 1998 Plan was also approved by the Company's stockholders. No new awards can be made under the 1998 Plan or the 1999 Plan.

For more information about the 2009 Long-Term Equity Inducement Plan, see "Semtech Corporation 2009 Long-Term Equity Inducement Plan" below.

In connection with the Company's acquisition of SMI, the Company assumed the outstanding options under the SMI 2000 and 2007 Plans. These plans provided for grants to employees, non-employee directors and consultants of non-qualified and incentive stock options under the 2000 Plan and the 2007 Plan, as well as grants of stock appreciation rights, dividend equivalent rights, restricted stock and restricted stock units under the 2007 Plan. The Company determined that any shares remaining available for issuance under the 2007 Plan as of the acquisition of SMI would not be used for future grants. There were no shares remaining available for future awards under the 2000 Plan as of the acquisition of SMI. Shares returned from either SMI plan as a result of termination of employment of a participant, or other forfeiture, may be used for future awards, but no new shares will be available for grant under either of the plans. For purposes of any such future award, the Company tracks and administers any such shares and awards under and subject to the 2007 Plan. Pursuant to administrative decision of the Compensation Committee of the Company as Administrator of the 2007 Plan, the Company will only make restricted stock unit awards to newly hired employees from any shares that become available under the 2007 Plan.

The following table sets forth information with respect to shares of common stock that may be issued under our equity compensation plans as of January 27, 2013.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1) (2)	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the issued column)

Equity compensation plans approved by security holders	4,806,222	$18.49	3,081,105	(3)

Equity compensation plans not approved by security holders	482,564	$17.86	93,741	(4)

Total	5,288,786	$18.43	3,174,846

(1)
Reflects the maximum number of shares potentially issuable in connection with performance-based restricted stock unit awards. This number also includes 99,852 shares that are subject to options granted under the 2008 Plan to employees outside of the United States. In light of applicable tax laws, these options have a longer term than the six-year term generally provided for options granted under the plan, and for purposes of determining the number of shares available for award grant purposes under the plan, are subject to the share-counting ratio for "full-value awards" as described in Proposal No. 4 below.

(2)
Outstanding restricted stock awards, restricted stock unit awards, performance-based restricted stock unit awards and executive ownership restricted stock unit awards do not have an exercise price and therefore, are not included in calculating the weighted-average exercise price of outstanding options. The information presented in this table excludes options assumed by the Company in connection with the Company's acquisition of Sierra Monolithics, Inc. in December 2009. As of January 27, 2013, 29,632 shares of the Company's common stock were issuable upon exercise of these assumed options, at a weighted average exercise price of $6.24 per share.

(3)
All of these shares of our common stock remain available for future issuance under our 2008 Plan and may be granted as incentive stock options, nonqualified stock options, restricted stock awards, restricted stock unit awards, performance-based restricted stock unit awards and executive ownership restricted stock unit awards. No new awards will be granted under the 2008 Plan if stockholders approve the 2013 Plan proposal below.

(4)
Of these shares, 34,281 remain available under our 2009 Long-Term Equity Inducement Plan. For more information about the 2009 Long-Term Equity Inducement Plan, see "Semtech Corporation 2009 Long-Term Equity Inducement Plan" below. The remaining 59,460 shares were originally subject to assumed options under the former Sierra Monolithics, Inc. equity plans. These shares have become available as the result of the employees leaving the service of Semtech. Pursuant to administrative decision of the Compensation Committee of the Company as administrator of the former Sierra Monolithics, Inc. equity plans, the Company will only make restricted stock unit awards to newly hired employees from any shares that become available under the assumed Sierra Monolithics, Inc. equity plans.

Our equity compensation plans not approved by security holders include the following:

(1)    Our 1999 Plan.    Our 1999 Non-Director and Non-Executive Officer Long-Term Stock Incentive Plan allowed for the issuance of options for up to 8,000,000 shares of our common stock to non-directors and non-executive officers. As of January 27, 2013, 236,774 shares were subject to outstanding options under the plan. In connection with the adoption of the Company's 2008 Long-Term Equity Incentive Plan in June 2008, no new awards can be made under the 1999 Plan.

(2)    Semtech Corporation 2009 Long-Term Equity Inducement Plan.    In connection with the Company's acquisition of Sierra Monolithics, Inc. ("SMI") in December 2009, the Compensation Committee adopted the Semtech Corporation 2009 Long-Term Equity Inducement Plan (the "Inducement Plan") effective December 7, 2009. The objective of the Inducement Plan is to provide incentives to attract, retain, and motivate eligible persons whose potential contributions are important to promote the Company's long-term success and the creation of stockholder value, especially as it relates to SMI, which is now a subsidiary of the Company. The Inducement Plan is intended to comply with NASDAQ Listing Rule 5635(c)(4), which governs granting certain awards as a material inducement to an individual entering into employment with the Company. The Inducement Plan was used to grant restricted stock units to certain SMI employees who joined the Company following the acquisition. Following the acquisition, the Inducement Plan has been and may be used for new hire equity grants with respect to individuals who are hired by the Company primarily to provide services to SMI, should the Board or Compensation Committee of the Board determine to do so in the future.

(3)    Assumed Sierra Monolithics Options and the 2007 SMI Plan.    In connection with its acquisition of SMI, the Company assumed the existing unvested stock options of SMI employees. The terms of each outstanding unvested SMI option at the time of the closing of the acquisition (award amount and price) was adjusted as necessary to provide that, at the time of the acquisition, each unvested SMI option was converted to a Company option. The Company determined that any shares remaining available for issuance under the 2007 SMI Plan as of the acquisition of SMI would not be used for future grants, however shares returned from any SMI plan as a result of termination of employment of a participant, or other forfeiture, may be used for future awards under the 2007 SMI Plan. For any new awards that may be issued under the 2007 SMI Plan, the 2007 SMI Plan is used to attract and retain the best available personnel for positions of substantial responsibility, and to promote the success of the Company's business by granting awards to such persons. The 2007 SMI Plan is administered by the Compensation Committee of the Company. Pursuant to administrative decision of the Compensation Committee of the Company as Administrator of the 2007 SMI Plan, the Company will only make restricted stock unit awards from any shares that become available under the 2007 SMI Plan to employees who are hired by the Company primarily to provide services to SMI.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board has:

  –
  reviewed and discussed the Company's audited financial statements for the fiscal year ended January 27, 2013 with the Company's management and with the Company's independent registered public accounting firm, Ernst & Young LLP;

  –
  discussed with Ernst & Young LLP, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board, (PCAOB), in Rule 3200T; and

  –
  received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP's communications with the Audit Committee concerning independence, and discussed the independence of Ernst & Young LLP with that firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the year ended January 27, 2013 be included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Respectfully submitted by THE AUDIT COMMITTEE

James P. Burra, Chair	Glen M. Antle	James T. Lindstrom

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

 RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal Number 2)

The Audit Committee has appointed Ernst & Young LLP ("EY") as the Company's independent registered public accounting firm for fiscal year 2014. EY has served as the Company's independent public accounting firm since June 2002. Ratification of the appointment of the independent registered public accounting firm is not required by the Company's Bylaws or applicable law, but has historically been submitted to stockholders as a matter of good corporate governance. No determination has been made as to what action the Board would take if stockholders do not ratify the appointment.

Representatives of EY are expected to attend the Annual Meeting. They will have the opportunity to make a statement, if they so desire, and respond to appropriate questions from stockholders.

THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL NUMBER 2

Independent Registered Public Accounting Firm Fees

In connection with the audit of our financial statements for the fiscal year ended January 27, 2013 and the fiscal year ended January 29, 2012, we entered into engagement letters with EY which set forth the terms for EY's performance of the audit services. The agreements provide for alternative dispute resolution.

The following table sets forth the aggregate fees billed, or expected to be billed, by EY for the audit of our financial statements for fiscal years 2013 and 2012, and for audit and non-audit services rendered by EY for those years:

	Fiscal Year 2013	Fiscal Year 2012

Audit Fees	$1,770,453	$1,465,883

Audit-Related Fees	419,055	–

Tax Fees	1,658,234	738,020

All Other Fees	–	28,556

Total (1)	$3,847,742	$2,232,459

(1)
Total fees paid to EY in fiscal year 2013 increased by $1.6 million primarily due to additional fees related to the Company's acquisition of Gennum Corporation in March 2012.

The amounts set forth in the table above include amounts paid to EY as reimbursement for out-of-pocket expenses associated with performance of the services, but do not include Value Added Tax assessed by some non-U.S. jurisdictions on the amount billed by EY.

During fiscal years 2013 and 2012, each new audit and non-audit engagement of EY was approved in advance by the Audit Committee or its Chairman, and none of those engagements made use of the de minimis exception contained in SEC rules. The Audit Committee has considered the nature and scope of the non-audit services provided by EY and has concluded that EY's performance of these services is compatible with the auditor's independence.

Audit Fees.    This category includes fees for the audit of the Company's financial statements and internal control over financial reporting, and for review of the financial statements included in the Company's Form 10-Qs. This category also includes services the auditor provided in connection with international and domestic statutory and regulatory filings, and services only the Company's independent registered public accounting firm can provide, specifically assistance with SEC filings, comment letters, and interpretation of accounting principles.

Audit-Related Fees.    This category includes fees related to assistance in financial due diligence related to mergers, acquisitions and divestitures, accounting consultations and audits in connection with acquisitions, consultations concerning financial accounting and reporting standards, general advice on implementation of SEC and Sarbanes-Oxley Act requirements and audit services not required by statute or regulation. Audit-related fees also includes audits of pension and other employee benefits plans, as well as the review of information technology systems and general internal controls unrelated to the audit of the financial statements.

Tax Fees.    This category includes fees for assistance with transfer pricing, tax return preparation, tax compliance, and for tax consulting services in connection with international entity formation and operation, foreign tax credits, accrued bonuses, and contract manufacturing. In fiscal year 2013, $815,000 of the total tax fees related to due diligence work performed by EY in connection with the Gennum acquisition.

All Other Fees.    This category includes fees for services not captured in the above categories. In fiscal year 2012, the Company paid $28,556 to EY for XBRL consulting services.

Policy on Audit Committee Pre-Approval
of Audit and Permissible Non-Audit Services

The Audit Committee is responsible for appointing, compensating, and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. The policy calls for an annual review and pre-approval, up to specified dollar limits, of certain types of services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. During the year, circumstances may arise when it may become necessary to engage the firm for additional services not contemplated in the original pre-approval categories. In those instances, specific pre-approval must be obtained.

The Audit Committee has delegated to its Chairman the authority to address certain requests for pre-approval of services between meetings of the Audit Committee. The Chairman must report his pre-approval decisions to the Audit Committee at its next scheduled meeting. All engagements to provide services related to internal control must be specifically pre-approved by the Audit Committee and may not be pre-approved in advance by category or by the Chairman between meetings.

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
(Proposal Number 3)

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), we are providing our stockholders an opportunity to cast a non-binding advisory vote on the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC and set forth in this Proxy Statement (including the Compensation Discussion and Analysis, compensation tables and narratives accompanying those tables). This non-binding advisory vote is also referred to as "say-on-pay." Although the vote is non-binding, we value continuing and constructive feedback from our stockholders on compensation and other important matters. The Board and the Compensation Committee will consider the voting results when making future compensation decisions.

As described more fully in the Compensation Discussion and Analysis section of this Proxy Statement, Semtech's executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive Semtech's strategic direction and achieve annual and long-term performance goals necessary to create stockholder value. The program seeks to align executive compensation with stockholder value on an annual and long-term basis through a combination of base pay, annual incentives and long-term incentives. The goals and general structure of our executive compensation program remain the same as in the prior year, when our executive compensation program received the support of approximately 91% of the votes cast on our say-on-pay proposal at our June 2012 annual meeting.

For these reasons, we recommend that stockholders vote in favor of the following resolution:

RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Semtech's current policy is to provide stockholders with an opportunity to vote on the compensation of the named executive officers each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2014 annual meeting of stockholders.

APPROVAL OF THE SEMTECH CORPORATION
2013 LONG-TERM EQUITY INCENTIVE PLAN
(Proposal Number 4)

General

At the Annual Meeting, stockholders will be asked to approve the Semtech Corporation 2013 Long-Term Equity Incentive Plan (the "2013 Plan"), which was adopted, subject to stockholder approval, by the Board of Directors on April 3, 2013.

The Company believes that incentives and stock-based awards focus employees on the objective of creating stockholder value and promoting the success of the Company, and that incentive compensation plans like the proposed 2013 Plan are an important attraction, retention and motivation tool for participants in the plan.

The Company's policy has been to provide equity compensation to a significant portion of its worldwide workforce. We believe this is an important component of our business strategy to invest heavily in our human resources and talent. We rely upon our workforce to define, design and market high-performance analog platform products, resulting in a team of experienced engineers who combine industry expertise with advanced semiconductor design expertise to meet customer requirements and enable our customers to get their products to market rapidly. During the past fiscal year, approximately 64% of our non-executive professional employees received an equity grant as part of their compensation. For employees at the executive level, we believe that having a significant part of compensation be delivered through equity grants is an effective tool for aligning the interests of stockholders and management and for incentivizing the accomplishment of key long-term business objectives.

The Company currently maintains the Semtech Corporation 2008 Long-Term Equity Incentive Plan (the "2008 Plan"), the Semtech Corporation Long-Term Stock Incentive Plan and the Semtech Corporation Non-Director and Non-Executive Officer Long-Term Stock Incentive Plan (collectively, the "Prior Plans"). As of April 1, 2013, a total of 4,709,785 shares of the Company's common stock were then subject to outstanding awards granted under the Prior Plans, and an additional 2,321,776 shares of the Company's common stock were then available for new award grants under the 2008 Plan.

Our authority to grant new awards under the other Prior Plans had previously terminated. The Company's outstanding options generally may not be transferred to third parties for value and do not include dividend equivalent rights.

The Board of Directors approved the 2013 Plan based, in part, on a belief that the number of shares currently available under the Prior Plans does not give the Company sufficient authority and flexibility to adequately provide for future incentives. If stockholders approve the 2013 Plan, no new awards will be granted under the 2008 Plan after the Annual Meeting. In that case, the number of shares of the Company's common stock that remain available for award grants under the 2008 Plan immediately prior to the Annual Meeting will become available for award grants under the 2013 Plan. An additional 12,800,000 new shares of the Company's common stock will also be made available for award grants under the 2013 Plan. In addition, if stockholders approve the 2013 Plan, any shares of common stock subject to outstanding awards under the Prior Plans that expire, are cancelled, or otherwise terminate after the Annual Meeting will also be available for award grant purposes under the 2013 Plan.

The Company continually evaluates the amount of its equity grants and attempts to balance, through stock buybacks, the amount of dilution resulting to other stockholders. Equity award amounts and related metrics are evaluated under and in relation to industry equity practices as defined by applicable standards and guidelines of third-party proxy advisory services.

We currently expect that the additional new shares that would be authorized for grant under the 2013 Plan (12,800,000 new shares), together with the shares currently available for new award grants under the 2008 Plan that will become available for grants under the 2013 Plan, will provide us with sufficient flexibility to continue equity awards under the 2013 Plan for approximately the next three years. Our estimate allows for the increased size of the Company following the acquisitions of Sierra Monolithics, Inc. in 2009 and Gennum Corporation in 2012, and also allows a small margin for unplanned business events.

We believe that an estimated three-year allowance is an appropriate balance between giving stockholders more frequent opportunity to authorize our long term equity plan and the Company's ability to manage plan stability and administration. However, since we are not currently contemplating any additional awards, it is impossible to predict the period of years over which we will grant awards covering the total number of shares that will be available under the 2013 Plan. The total number of shares that we award in any one year or from year-to-year may change based on any number of variables, including the value of our Common Stock, changes in compensation practices at our competitors or in the market generally, changes in the number of our employees, changes in the number of our directors and officers, the need to attract and retain key talent, the type of awards we grant, our decisions on how we choose to balance total compensation between cash and equity-based awards, and other factors.

If stockholders do not approve the 2013 Plan, the Company will continue to have the authority to grant awards under the 2008 Plan. If stockholders approve the 2013 Plan, the termination of our grant authority under the 2008 Plan will not affect awards then outstanding under that plan.

Summary Description of the 2013 Long-Term Equity Incentive Plan

The principal terms of the 2013 Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2013 Plan, which appears as Exhibit A to this Proxy Statement.

Purpose.    The purpose of the 2013 Plan is to promote the success of the Company and the interests of our stockholders by providing an additional means for us to attract, motivate, retain and reward directors, officers, employees and other eligible persons through the grant of awards and incentives for high levels of individual performance and improved financial performance of the Company. Equity-based awards are also intended to further align the interests of award recipients and our stockholders.

Administration.    Our Board of Directors or one or more committees appointed by our Board of Directors will administer the 2013 Plan. Our Board of Directors has delegated general administrative authority for the 2013 Plan to the Compensation Committee. A committee may delegate some or all of its authority with respect to the 2013 Plan to another committee of directors, and certain limited authority to grant awards to employees may be delegated to one or more officers of the Company. The appropriate acting body, be it the Board of Directors, a committee within its delegated authority, or an officer within his or her delegated authority, is referred to in this proposal as the "Administrator".

The Administrator has broad authority under the 2013 Plan with respect to award grants including, without limitation, the authority:

  •
  to select participants and determine the type(s) of award(s) that they are to receive;

  •
  to determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award;

  •
  to cancel, modify, or waive the Company's rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;

  •
  to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards;

  •
  subject to the other provisions of the 2013 Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award; and

  •
  to allow the purchase price of an award or shares of the Company's common stock to be paid in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of the Company's common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law.

No Repricing.    In no case (except due to an adjustment to reflect a stock split or other event referred to under "Adjustments" below, or any repricing that may be approved by stockholders) will the Administrator (1) amend an outstanding stock option or stock appreciation right to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for an option or stock appreciation right with an exercise or base price that is less than the exercise or base price of the original award.

Eligibility.    Persons eligible to receive awards under the 2013 Plan include officers or employees of the Company or any of its subsidiaries, directors of the Company, and certain consultants and advisors to the Company or any of its subsidiaries. Currently, approximately 1,150 officers and employees of the Company and its subsidiaries (including all of the Company's named executive officers), and each of the Company's nine non-employee directors, are considered eligible under the 2013 Plan.

Authorized Shares; Limits on Awards.    The maximum number of shares of the Company's common stock that may be issued or transferred pursuant to awards under the 2013 Plan equals: (1) 15,881,105 shares (which represents the sum of the 3,081,105 shares available for new grants under the 2008 Plan as of January 27, 2013 and the additional 12,800,000 new shares that will be available for grants under the 2013 Plan if stockholders approve this proposal), less (2) the number of any shares subject to awards granted under the 2008 Plan after January 27, 2013 and on or before the date of the Annual Meeting, plus (3) the number of any shares subject to stock options (other than full-value awards) granted under the Prior Plans and outstanding as of January 27, 2013 which expire, or for any reason are cancelled or terminated, after that date without being exercised, plus (4) the number of any shares subject to restricted stock, restricted stock unit and other full-value awards granted under the Prior Plans that are outstanding and unvested as of January 27, 2013 which are forfeited, terminated, cancelled, or otherwise reacquired after that date without having become vested. For these purposes, shares subject to awards granted under the Prior Plans that are "full-value awards" (as described below) will be taken into account based on the full-value award ratio described below. As of January 27, 2013, approximately 4,806,222 shares were subject to awards then outstanding under the Prior Plans. As noted above, no additional awards will be granted under the 2008 Plan if stockholders approve the 2013 Plan (and our authority to grant new awards under the other Prior Plans has previously terminated).

Shares issued in respect of any "full-value award" granted under the 2013 Plan will be counted against the share limit described in the preceding paragraph as 2.6 shares for every one share actually issued in connection with the award. For example, if the Company granted 100 shares of its common stock under the 2013 Plan, 260 shares would be charged against the share limit with respect to that award. For this purpose, a "full-value award" generally means any award granted under the plan other than a stock option or stock appreciation right (and also includes certain options and stock appreciation rights granted to non-U.S. employees as described below under "Types of Awards").

The following other limits are also contained in the 2013 Plan:

  •
  The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is 15,881,105 shares.

  •
  The maximum number of shares subject to those options and stock appreciation rights that are granted during any calendar year to any individual under the plan is 1,000,000 shares.

  •
  "Performance-Based Awards" under Section 5.2 of the 2013 Plan granted to a participant in any one calendar year will not provide for payment of more than (1) in the case of awards payable only in cash and not related to shares, $2,500,000, and (2) in the case of awards related to shares (and in addition to options and stock appreciation rights which are subject to the limit referred to above), 1,000,000 shares.

Except as described in the next sentence, shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2013 Plan will again be available for subsequent awards under the 2013 Plan (with any such shares subject to full-value awards increasing the plan's share limit based on the full-value award ratio described above). Shares that are exchanged by a participant or withheld by the Company to pay the exercise price of an award granted under the 2013 Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any award, will not be available for subsequent awards under the 2013 Plan. To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2013 Plan (with any such shares subject to full-value awards increasing the plan's share limit based on the full-value award ratio described above). In the event that shares are delivered in respect of a dividend equivalent right, the actual number of shares delivered with respect to the award shall be counted against the share limits of the 2013 Plan. (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Company pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 130 shares shall be counted against the share limits of the plan after giving effect to the full-value award ratio described above.) To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits, as opposed to only counting the shares actually issued. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits with respect to such exercise.) In addition, the 2013 Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2013 Plan. The Company may not increase the applicable share limits of the 2013 Plan by repurchasing shares of common stock on the market (by using cash received through the exercise of stock options or otherwise).

Types of Awards.    The 2013 Plan authorizes stock options, stock appreciation rights, restricted stock, stock bonuses and other forms of awards granted or denominated in the Company's common stock or units of the Company's common stock, as well as cash bonus awards. The 2013 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be paid or settled in cash.

A stock option is the right to purchase shares of the Company's common stock at a future date at a specified price per share (the "exercise price"). The per share exercise price of an option generally may not be less than the fair market value of a share of the Company's common stock on the date of grant. Except as noted in the following sentence, the maximum term of an option is six years from the date of grant. For stock option awards made to Company employees serving with the Company, or with a subsidiary, outside the United States, the Administrator may approve a stock option that has a maximum term longer than six years, if applicable tax laws in the location of the recipient unduly penalize the recipient or impose unfavorable tax consequences for options with a six year term. However, any shares issued in connection with an award having a maximum term longer than six years will count against the applicable share limits of the Plan as a full-value award. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described under "Federal Income Tax Consequences of Awards Under the 2013 Plan" below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the 2013 Plan. Incentive stock options may only be granted to employees of the Company or a subsidiary.

A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of a share of the Company's common stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Administrator at the time of grant of the stock appreciation right and generally may not be less than the fair market value of a share of the Company's common stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is six years from the date of grant (except in the case of certain grants to employees outside of the United States as described above for stock options and provided that any such grant will be treated as a full-value award for purposes of the applicable plan share limits).

The other types of awards that may be granted under the 2013 Plan include, without limitation, stock bonuses, restricted stock, performance stock, stock units, dividend equivalents, or similar rights to purchase or acquire shares, and cash awards.

Performance-Based Awards.    The Administrator may grant awards that are intended to be performance-based awards within the meaning of Section 162(m) of the U.S. Internal Revenue Code ("Performance-Based Awards"). Performance-Based Awards are in addition to any of the other types of awards that may be granted under the 2013 Plan (including options and stock appreciation rights which may also qualify as performance-based awards for Section 162(m) purposes). Performance-Based Awards may be in the form of restricted stock, performance stock, stock units, other rights, or cash bonus opportunities.

The vesting or payment of Performance-Based Awards (other than options or stock appreciation rights) will depend on the absolute or relative performance of the Company on a consolidated, subsidiary, segment, division, or business unit basis. The Administrator will establish the criterion or criteria and target(s) on which performance will be measured. The Administrator must establish criteria and targets in advance of applicable deadlines under the U.S. Internal Revenue Code and while the attainment of the performance targets remains substantially uncertain. The criteria that the Administrator may use for this purpose will include one or more of the following: earnings per share, cash flow (which means cash and cash equivalents derived from net cash flow from operations, financing and investing activities), stock price, total stockholder return, gross revenue, revenue growth, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), return on equity or on assets or on net investment, cost containment or reduction, or any combination thereof. The performance measurement period with respect to an award may range from three months to ten years. Performance targets will be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets.

Performance-Based Awards may be paid in stock or in cash (in either case, subject to the limits described under the heading "Authorized Shares; Limits on Awards" above). Before any Performance-Based Award (other than an option or stock appreciation right) is paid, the Administrator must certify that the performance target or targets have been satisfied. The Administrator has discretion to determine the performance target or targets and any other restrictions or other limitations of Performance-Based Awards and may reserve discretion to reduce payments below maximum award limits.

Dividend Equivalents; Deferrals.    The Administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The Administrator may provide that awards under the 2013 Plan (other than options or stock appreciation rights), and/or deferrals, earn dividends or dividend equivalents based on the amount of dividends paid on outstanding shares of Common Stock, provided that as to any dividend equivalent rights granted in connection with an award granted under the 2013 Plan that is subject to performance-based vesting requirements, no dividend equivalent payment will be made unless the related performance-based vesting conditions of the award are satisfied (or, in the case of a restricted stock or similar award where the dividend must be paid as a matter of law, the dividend payment will be subject to forfeiture or repayment, as the case may be, if the related performance-based vesting conditions are not satisfied).

Assumption and Termination of Awards.    Generally, and subject to limited exceptions set forth in the 2013 Plan, if the Company dissolves or undergoes certain corporate transactions such as a merger, business combination, or other reorganization, or a sale of substantially all of its assets, all awards then-outstanding under the 2013 Plan will become fully vested or paid, as applicable, and will terminate or be terminated in such circumstances, unless the Administrator provides for the assumption, substitution or other continuation of the award. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2013 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event that is not described above and provide that any such acceleration shall be automatic upon the occurrence of any such event.

Transfer Restrictions.    Subject to certain exceptions contained in Section 5.7 of the 2013 Plan, awards under the 2013 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient's lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient's beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and are not made for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting securities are held by the award recipient or by the recipient's family members).

Adjustments.    As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2013 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

No Limit on Other Authority.    Except as expressly provided with respect to the termination of the authority to grant new awards under the Prior Plans, if stockholders approve the 2013 Plan, the 2013 Plan does not limit the authority of the Board of Directors or any committee to grant awards or authorize any other compensation, with or without reference to the Company's common stock, under any other plan or authority.

Termination of or Changes to the 2013 Plan.    The Board of Directors may amend or terminate the 2013 Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the U.S. Internal Revenue Code to preserve the intended tax consequences of the plan. For example, stockholder approval will be required for any amendment that proposes to increase the maximum number of shares that may be delivered with respect to awards granted under the 2013 Plan. (Adjustments as a result of stock splits or similar events will not, however, be considered an amendment requiring stockholder approval.) Unless terminated earlier by the Board of Directors, the authority to grant new awards under the 2013 Plan will terminate on April 3, 2023. Outstanding awards, as well as the Administrator's authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

Federal Income Tax Consequences of Awards under the 2013 Plan

The U.S. federal income tax consequences of the 2013 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2013 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

With respect to nonqualified stock options, the Company is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, the Company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

The current federal income tax consequences of other awards authorized under the 2013 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, stock appreciation rights, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the 2013 Plan in connection with a "change in control" (as this term is used under the U.S. Internal Revenue Code), the Company may not be permitted to deduct the portion of the compensation attributable to the acceleration ("parachute payments") if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, the aggregate compensation in excess of $1,000,000 attributable to awards that are not "performance-based" within the meaning of Section 162(m) of the U.S. Internal Revenue Code may not be permitted to be deducted by the Company in certain circumstances.

Specific Benefits under the 2013 Long-Term Equity Incentive Plan

The Company has not approved any awards that are conditioned upon stockholder approval of the 2013 Plan. The Company is not currently considering any other specific award grants under the 2013 Plan, other than the continuation of the annual equity awards to Non-Employee Directors as described under the "Director Compensation" section above.

If the 2013 Plan had been in existence in fiscal 2013, the Company expects that its award grants for fiscal 2013 would not have been substantially different from those actually made in that year under the 2008 Plan. For information regarding stock-based awards granted to the Company's named executive officers during fiscal 2013, see the material under the heading "Executive Compensation" above.

The total number of shares of the Company's Common Stock issued and outstanding as of April 26, 2013 was 67,362,012 shares. The closing market price for a share of the Company's common stock as of April 26, 2013 was $31.20 per share.

Equity Compensation Plan Information

See the details in the section "Securities Authorized for Issuance Under Equity Compensation Plans" above.

Vote Required for Approval of the 2013 Long-Term Equity Incentive Plan

The Board of Directors believes that the adoption of the 2013 Plan will promote the interests of the Company and its stockholders and will help the Company and its subsidiaries continue to be able to attract, retain and reward persons important to our success.

All members of the Board of Directors and all of the Company's executive officers are eligible for awards under the 2013 Plan and thus have a personal interest in the approval of the 2013 Plan.

Approval of the 2013 Plan requires the affirmative vote of a majority of the common stock present, or represented, and entitled to vote at the Annual Meeting. Abstentions will have the same effect as negative votes on this proposal because they represent votes that are present, but are not cast. Although broker non-votes are considered present for quorum purposes, they are not considered entitled to vote, and so have no effect on the outcome of this proposal. Should stockholder approval of this proposal not be obtained, then the 2013 Plan will not be adopted or implemented.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE 2013 LONG-TERM EQUITY INCENTIVE PLAN AS DESCRIBED ABOVE AND SET FORTH IN EXHIBIT A HERETO.

 OTHER MATTERS

The management of the Company knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, persons named in the proxy or their substitutes will have discretion to vote in accordance with their best judgment on such matters.

DOCUMENTS INCORPORATED BY REFERENCE

This Proxy Statement incorporates by reference certain information from our financial statement schedules in our Form 10-K for the fiscal year 2013, filed with the SEC on March 28, 2013. We will promptly provide, on written or oral request and without charge, a copy of the fiscal year 2013 Form 10-K to any person whose proxy is solicited by this statement or any beneficial owner of our common stock. Requests should be directed to Randall H. Holliday, Secretary, 200 Flynn Road, Camarillo, California 93012, telephone (805) 498-2111.

 EXHIBIT A

SEMTECH CORPORATION
2013 LONG-TERM EQUITY INCENTIVE PLAN

1.     PURPOSE OF PLAN

  The purpose of this Semtech Corporation 2013 Long-Term Equity Incentive Plan (this "Plan") of Semtech Corporation, a Delaware corporation (the "Corporation"), is to promote the success of the Corporation and to increase stockholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons.

2.     ELIGIBILITY

  The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An "Eligible Person" is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; (b) a director of the Corporation or one of its Subsidiaries; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Corporation or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Corporation or one of its Subsidiaries) to the Corporation or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Corporation's eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the "Securities Act"), the offering and sale of shares issuable under this Plan by the Corporation or the Corporation's compliance with any other applicable laws. An Eligible Person who has been granted an award (a "participant") may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, "Subsidiary" means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and "Board" means the Board of Directors of the Corporation.

3.     PLAN ADMINISTRATION

  3.1.
  The Administrator. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The "Administrator" means the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Corporation or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

    With respect to awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), this Plan shall be administered by a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code); provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. Award grants, and transactions in or involving awards, intended to be exempt under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), must be duly and timely authorized by the Board or a committee consisting solely of two or more non-employee directors (as this requirement is applied under Rule 16b-3 promulgated under the Exchange Act). To the extent required by any applicable listing agency, this Plan shall be administered by a committee composed entirely of independent directors (within the meaning of the applicable listing agency).

  3.2.
  Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee, within the authority delegated to that committee), including, without limitation, the authority to:

  (a)
  determine eligibility and, from among those persons determined to be eligible, the particular Eligible Persons who will receive an award under this Plan;

  (b)
  grant awards to Eligible Persons, determine the price at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons, determine the other specific terms and conditions of such awards consistent with the express limits of this Plan, establish the installments (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of such awards;

  (c)
  approve the forms of award agreements (which need not be identical either as to type of award or among participants);

  (d)
  construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

    (e)
    cancel, modify, or waive the Corporation's rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;

    (f)
    accelerate or extend the vesting or exercisability or extend the term of any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum six-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.6.5;

    (g)
    amend awards within the maximum parameters of this Plan, subject to any consent required under Section 8.6 (and subject to the no-repricing provision below);

    (h)
    determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator's action (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action granting an award);

    (i)
    determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof and authorize the termination, conversion, substitution or succession of awards upon the occurrence of an event of the type described in Section 7;

    (j)
    acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration (subject to the no-repricing provision below); and

    (k)
    determine the fair market value of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.

    Notwithstanding the foregoing and except for an adjustment pursuant to Section 7.1 or a repricing approved by stockholders, in no case may the Administrator (1) amend an outstanding stock option or SAR to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for an option or SAR with an exercise or base price that is less than the exercise or base price of the original award.

  3.3.
  Binding Determinations. Any action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys' fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

  3.4.
  Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

  3.5.
  Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.

4.     SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS

  4.1.
  Shares Available. For purposes of this Plan, "Common Stock" shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1. The Corporation may deliver Common Stock that is shares of the Corporation's authorized but unissued Common Stock or any shares of its Common Stock held as treasury shares or any combination thereof.

  4.2.
  Share Limits. The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the "Share Limit") is equal to:

  (1)
  15,881,105 shares of Common Stock, less

  (2)
  the number of any shares subject to awards granted under the Semtech Corporation 2008 Long-Term Equity Incentive Plan (the "2008 Plan"), after January 27, 2013 and on or before the date of stockholder approval of this Plan (with any shares subject to such awards that are "Full-Value Awards" being counted against the Share Limit based on the Full-Value Award Ratio specified below), plus

  (3)
  the number of any shares subject to stock options (that are not Full-Value Awards) granted under any of the 2008 Plan, the Semtech Corporation Long-Term Stock Incentive Plan, as amended and restated, and the Semtech Corporation Non-Director and Non-Executive Officer Long-Term Stock Incentive Plan, as amended and restated (collectively, the "Prior Plans") and outstanding as of January 27, 2013 which expire, or for any reason are cancelled or terminated, after January 27, 2013 without being exercised, plus

    (4)
    the number of any shares subject to restricted stock, restricted stock unit and other Full-Value Awards granted under any of the Prior Plans that are outstanding and unvested on January 27, 2013 that are forfeited, terminated, cancelled or otherwise reacquired by the Corporation without having become vested (with any such shares increasing the Share Limit based on the Full-Value Award Ratio specified below).

    provided that in no event shall the Share Limit exceed 24,837,160 shares (which is the sum of (1) the 15,881,105 shares set forth above, plus (2) the aggregate number of shares subject to stock options previously granted and outstanding under the Prior Plans as of January 27, 2013, plus (3) 2.6 (the Full-Value Award Ratio) times the aggregate number of shares subject to restricted stock, restricted stock unit and other Full-Value Awards previously granted and outstanding under the Prior Plans as of January 27, 2013).

    Shares issued in respect of any "Full-Value Award" granted under this Plan at any time on or after the date of the Corporation's annual meeting of stockholders in 2013 shall be counted against the foregoing Share Limit as 2.6 shares for every one share actually issued in connection with such award. (For example, if a stock bonus of 100 shares of Common Stock is granted under this Plan, 260 shares shall be charged against the Share Limit in connection with that award). For this purpose, a "Full-Value Award" means any award under this Plan that is not a stock option grant or a stock appreciation right grant (other than a stock option described in Section 5.8).

    The following limits also apply with respect to awards granted under this Plan:

    (a)
    The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as incentive stock options granted under this Plan is 15,881,105 shares.

    (b)
    The maximum number of shares of Common Stock subject to those options and stock appreciation rights that are granted during any calendar year to any individual under this Plan is 1,000,000 shares.

    (c)
    Additional limits with respect to Performance-Based Awards are set forth in Section 5.2.3.

    Each of the foregoing numerical limits is subject to adjustment as contemplated by Section 4.3, Section 7.1, and Section 8.10.

  4.3.
  Awards Settled in Cash, Reissue of Awards and Shares. Except as provided in the next sentence, shares that are subject to or underlie awards granted under this Plan which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again be available for subsequent awards under this Plan (with any such shares increasing the Share Limit based on the Full-Value Award Ratio specified in Section 4.2). Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any award under this Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any award, shall not be available for subsequent awards under this Plan. Shares repurchased on the open market with the proceeds of an exercise or purchase price for an award under this Plan shall not be available for subsequent awards under this Plan. To the extent that an award granted under this Plan is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the shares available for issuance under this Plan (with any such shares increasing the Share Limit based on the Full-Value Award Ratio specified in Section 4.2). In the event that shares of Common Stock are delivered in respect of a dividend equivalent right granted under this Plan, the number of shares delivered with respect to the award shall be counted against the share limits of this Plan (including, for purposes of clarity, the limits of Section 4.2 of this Plan) (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Corporation pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 130 shares (after giving effect to the Full-Value Award premium counting rules) shall be counted against the share limits of this Plan). To the extent that shares of Common Stock are delivered pursuant to the exercise of a stock appreciation right or stock option granted under this Plan, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits under Section 4.2, as opposed to only counting the shares issued. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits under Section 4.2 with respect to such exercise.) Refer to Section 8.10 for application of the foregoing share limits with respect to assumed awards. The foregoing adjustments to the share limits of this Plan are subject to any applicable limitations under Section 162(m) of the Code with respect to awards intended as performance-based compensation thereunder.

  4.4.
  Reservation of Shares; No Fractional Shares; Minimum Issue. The Corporation shall at all times reserve a number of shares of Common Stock sufficient to cover the Corporation's obligations and contingent obligations to deliver shares with respect to awards then outstanding under this Plan (exclusive of any dividend equivalent obligations to the extent the Corporation has the right to settle such rights in cash). No fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan.

5.     AWARDS

  5.1.
  Type and Form of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are (subject, in each case, to the no-repricing provisions in Section 3.2):

  5.1.1.
  Stock Options. A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an "ISO") or a nonqualified stock option (an option not intended to be an ISO). The award agreement for an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be six (6) years. The per share exercise price for each option shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the option (with such fair market value determined in accordance with Section 5.6). When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.5.

    5.1.2.
    Additional Rules Applicable to ISOs. To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term "subsidiary" is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). There shall be imposed in any award agreement relating to ISOs such other terms and conditions as from time to time are required in order that the option be an "incentive stock option" as that term is defined in Section 422 of the Code. No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted.

    5.1.3.
    Stock Appreciation Rights. A stock appreciation right or "SAR" is a right to receive a payment, in cash and/or Common Stock, equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the SAR is exercised over the "base price" of the award, which base price shall be set forth in the applicable award agreement and shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the SAR. The maximum term of a SAR shall be six (6) years.

    5.1.4.
    Other Awards; Dividend Equivalent Rights. The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, performance stock, stock units, phantom stock or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the Common Stock, upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination thereof; (b) any similar securities with a value derived from the value of or related to the Common Stock and/or returns thereon; or (c) cash awards. Dividend equivalent rights may be granted as a separate award or in connection with another award under this Plan; provided, however, that dividend equivalent rights may not be granted in connection with a stock option or SAR granted under this Plan. In addition, any dividends and/or dividend equivalents as to the unvested portion of a restricted stock award that is subject to performance-based vesting requirements or the unvested portion of a stock unit award that is subject to performance-based vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate.

  5.2.
  Section 162(m) Performance-Based Awards. Without limiting the generality of the foregoing, any of the types of awards listed in Section 5.1.4 above may be, and options and SARs granted to officers and employees ("Qualifying Options" and "Qualifying SARS," respectively) typically will be, granted as awards intended to satisfy the requirements for "performance-based compensation" within the meaning of Section 162(m) of the Code ("Performance-Based Awards"). The grant, vesting, exercisability or payment of Performance-Based Awards may depend (or, in the case of Qualifying Options or Qualifying SARs, may also depend) on the degree of achievement of one or more performance goals relative to a pre-established targeted level or levels using one or more of the Business Criteria set forth below (on an absolute or relative (including, without limitation, relative to the performance of other companies or upon comparisons of any of the indicators of performance relative to other companies) basis) for the Corporation on a consolidated basis or for one or more of the Corporation's subsidiaries, segments, divisions or business units, or any combination of the foregoing. Any Qualifying Option or Qualifying SAR shall be subject only to the requirements of Section 5.2.1 and 5.2.3 in order for such award to satisfy the requirements for "performance-based compensation" under Section 162(m) of the Code. Any other Performance-Based Award shall be subject to all of the following provisions of this Section 5.2.

  5.2.1.
  Class; Administrator. The eligible class of persons for Performance-Based Awards under this Section 5.2 shall be officers and employees of the Corporation or one of its Subsidiaries. The Administrator approving Performance-Based Awards or making any certification required pursuant to Section 5.2.4 must be constituted as provided in Section 3.1 for awards that are intended as performance-based compensation under Section 162(m) of the Code.

    5.2.2.
    Performance Goals. The specific performance goals for Performance-Based Awards (other than Qualifying Options and Qualifying SARs) shall be, on an absolute or relative basis, established based on one or more of the following business criteria ("Business Criteria") as selected by the Administrator in its sole discretion: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), stock price, total stockholder return, gross revenue, revenue growth, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), return on equity or on assets or on net investment, cost containment or reduction, or any combination thereof. These terms are used as applied under generally accepted accounting principles or in the financial reporting of the Corporation or of its Subsidiaries. To qualify awards as performance-based under Section 162(m), the applicable Business Criterion (or Business Criteria, as the case may be) and specific performance goal or goals ("targets") must be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. The terms of the Performance-Based Awards may specify the manner, if any, in which performance targets shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets. The applicable performance measurement period may not be less than three months nor more than 10 years.

    5.2.3.
    Form of Payment; Maximum Performance-Based Award. Grants or awards under this Section 5.2 may be paid in cash or shares of Common Stock or any combination thereof. Grants of Qualifying Options and Qualifying SARs to any one participant in any one calendar year shall be subject to the limit set forth in Section 4.2(b). The maximum number of shares of Common Stock which may be subject to Performance-Based Awards (including Performance-Based Awards payable in shares of Common Stock and Performance-Based Awards payable in cash where the amount of cash payable upon or following vesting of the award is determined with reference to the fair market value of a share of Common Stock at such time) that are granted to any one participant in any one calendar year shall not exceed 1,000,000 shares, either individually or in the aggregate, subject to adjustment as provided in Section 7.1; provided that this limit shall not apply to Qualifying Options and Qualifying SARs (which are covered by the limit of Section 4.2(b)). The aggregate amount of compensation to be paid to any one participant in respect of all Performance-Based Awards payable only in cash (excluding cash awards covered by the preceding sentence where the cash payment is determined with reference to the fair market value of a share of Common Stock upon or following the vesting of the award) and granted to that participant in any one calendar year shall not exceed $2,500,000. Awards that are cancelled during the year shall be counted against these limits to the extent required by Section 162(m) of the Code.

    5.2.4.
    Certification of Payment. Before any Performance-Based Award under this Section 5.2 (other than Qualifying Options and Qualifying SARs) is paid and to the extent required to qualify the award as performance-based compensation within the meaning of Section 162(m) of the Code, the Administrator must certify in writing that the performance target(s) and any other material terms of the Performance-Based Award were in fact timely satisfied.

    5.2.5.
    Reservation of Discretion. The Administrator will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 5.2 including the authority to reduce awards, payouts or vesting or to pay no awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

    5.2.6.
    Expiration of Grant Authority. As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Administrator's authority to grant new awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than Qualifying Options and Qualifying SARs) shall terminate upon the first meeting of the Corporation's stockholders that occurs in the fifth year following the year in which the Corporation's stockholders first approve this Plan, subject to any subsequent extension that may be approved by stockholders.

  5.3.
  Award Agreements. Each award shall be evidenced by either (1) a written award agreement in a form approved by the Administrator and executed by the Corporation by an officer duly authorized to act on its behalf, or (2) an electronic notice of award grant in a form approved by the Administrator and recorded by the Corporation (or its designee) in an electronic recordkeeping system used for the purpose of tracking award grants under this Plan generally (in each case, an "award agreement"), as the Administrator may provide and, in each case and if required by the Administrator, executed or otherwise electronically accepted by the recipient of the award in such form and manner as the Administrator may require. The Administrator may authorize any officer of the Corporation (other than the particular award recipient) to execute any or all award agreements on behalf of the Corporation. The award agreement shall set forth the material terms and conditions of the award as established by the Administrator consistent with the express limitations of this Plan.

  5.4.
  Deferrals and Settlements. Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

  5.5.
  Consideration for Common Stock or Awards. The purchase price for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

  •
  services rendered by the recipient of such award;

  •
  cash, check payable to the order of the Corporation, or electronic funds transfer;

  •
  notice and third party payment in such manner as may be authorized by the Administrator;

  •
  the delivery of previously owned shares of Common Stock;

  •
  by a reduction in the number of shares otherwise deliverable pursuant to the award; or

  •
  subject to such procedures as the Administrator may adopt, pursuant to a "cashless exercise" with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

    In no event shall any shares newly-issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their fair market value on the date of exercise. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant's ability to pay the purchase or exercise price of any award or shares by any method other than cash payment to the Corporation.

  5.6.
  Definition of Fair Market Value. For purposes of this Plan, "fair market value" shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the last price (in regular trading) for a share of Common Stock as furnished by the National Association of Securities Dealers, Inc. (the "NASD") through the NASDAQ Global Select Market (the "Global Market") for the date in question or, if no sales of Common Stock were reported by the NASD on the Global Market on that date, the last price (in regular trading) for a share of Common Stock as furnished by the NASD through the Global Market for the next succeeding day on which sales of Common Stock were reported by the NASD. If the Common Stock is no longer listed or is no longer actively traded on the Global Market as of the applicable date, the fair market value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances.

  5.7.
  Transfer Restrictions.

  5.7.1.
  Limitations on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 5.7 or required by applicable law: (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

  5.7.2.
  Exceptions. The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Eligible Person or by the Eligible Person's family members).

  5.7.3.
  Further Exceptions to Limits on Transfer. The exercise and transfer restrictions in Section 5.7.1 shall not apply to:

  (a)
  transfers to the Corporation (for example, in connection with the expiration or termination of the award),

  (b)
  the designation of a beneficiary to receive benefits in the event of the participant's death or, if the participant has died, transfers to or exercise by the participant's beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

  (c)
  subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a qualified domestic relations order if approved or ratified by the Administrator,

  (d)
  if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or

  (e)
  the authorization by the Administrator of "cashless exercise" procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and the express authorization of the Administrator.

  5.8.
  International Awards. One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator. A stock option or stock appreciation right may be granted under such a sub-plan that has a maximum term longer than six (6) years, provided that any shares issued in respect of such an award with a maximum term longer than six (6) years shall count against the applicable share limits of this Plan as a Full-Value Award. The Administrator may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

6.     EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICE ON AWARDS

  6.1.
  General. The Administrator shall establish the effect of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Corporation or one of its Subsidiaries and provides other services to the Corporation or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the participant continues to render services to the Corporation or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

  6.2.
  Events Not Deemed Terminations of Service. Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that, unless reemployment upon the expiration of such leave is guaranteed by contract or law or the Administrator otherwise provides, such leave is for a period of not more than three months. In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of the term set forth in the applicable award agreement.

  6.3.
  Effect of Change of Subsidiary Status. For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status unless the Subsidiary that is sold, spun-off or otherwise divested (or its successor or a direct or indirect parent of such Subsidiary or successor) assumes the Eligible Person's award(s) in connection with such transaction.

7.     ADJUSTMENTS; ACCELERATION

  7.1.
  Adjustments. Subject to Section 7.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall equitably and proportionately adjust (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any outstanding awards, and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding awards.

    Unless otherwise expressly provided in the applicable award agreement, upon (or, as may be necessary to effect the adjustment, immediately prior to) any event or transaction described in the preceding paragraph or a sale of all or substantially all of the business or assets of the Corporation as an entirety, the Administrator shall equitably and proportionately adjust the performance standards applicable to any then-outstanding performance-based awards to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding performance-based awards.

    It is intended that, if possible, any adjustments contemplated by the preceding two paragraphs be made in a manner that satisfies applicable U.S. legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code, Section 409A of the Code and Section 162(m) of the Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements.

    Without limiting the generality of Section 3.3, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

  7.2.
  Corporate Transactions – Assumption and Termination of Awards. Upon the occurrence of any of the following: any merger, combination, consolidation, or other reorganization in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); any exchange of Common Stock or other securities of the Corporation in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); a sale of all or substantially all the business, stock or assets of the Corporation in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); a dissolution of the Corporation; or any other event in which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); then the Administrator may make provision for a cash payment in settlement of, or for the termination, assumption, substitution or exchange of any or all outstanding share-based awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence, then, unless the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the award or the award would otherwise continue in accordance with its terms in the circumstances: (1) unless otherwise provided in the applicable award agreement, each then-outstanding option and SAR shall become fully vested, all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award; and (2) each award shall terminate upon the related event; provided that the holder of an option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested options and SARs (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such awards (except that in no case shall more than ten days' notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an award that is so accelerated may be made contingent upon the actual occurrence of the event).

    Without limiting the preceding paragraph, in connection with any event referred to in the preceding paragraph or any change in control event defined in any applicable award agreement, the Administrator may, in its discretion, provide for the accelerated vesting of any award or awards as and to the extent determined by the Administrator in the circumstances.

    The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award.

    In any of the events referred to in this Section 7.2, the Administrator may take such action contemplated by this Section 7.2 prior to such event (as opposed to on the occurrence of such event) to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of the foregoing, the Administrator may deem an acceleration and/or termination to occur immediately prior to the applicable event and, in such circumstances, reinstate the original terms of the award if an event giving rise to an acceleration and/or termination does not occur.

    Without limiting the generality of Section 3.3, any good faith determination by the Administrator pursuant to its authority under this Section 7.2 shall be conclusive and binding on all persons.

  7.3.
  Other Acceleration Rules. The Administrator may override the provisions of Section 7.2 by express provision in the award agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with an event referred to in Section 7.2 (or such other circumstances as may trigger accelerated vesting of the award) shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

8.     OTHER PROVISIONS

  8.1.
  Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

  8.2.
  No Rights to Award. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

  8.3.
  No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee's status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person's compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

  8.4.
  Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

  8.5.
  Tax Withholding. Upon any exercise, vesting, or payment of any award or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, or upon any other withholding event with respect to any award, the Corporation or one of its Subsidiaries shall have the right at its option to:

  (a)
  require the participant (or the participant's personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment; or

  (b)
  deduct from any amount otherwise payable in cash (whether related to the award or otherwise) to the participant (or the participant's personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment.

    In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment. In no event shall the shares withheld exceed the minimum whole number of shares required for tax withholding under applicable law.

  8.6.
  Effective Date, Termination and Suspension, Amendments.

  8.6.1.
  Effective Date. This Plan is effective as of April 3, 2013, the date of its approval by the Board (the "Effective Date"). This Plan shall be submitted for and subject to stockholder approval no later than twelve months after the Effective Date. Unless earlier terminated by the Board, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Effective Date. After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

    8.6.2.
    Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

    8.6.3.
    Stockholder Approval. To the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the Code to preserve the intended tax consequences of this Plan, or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to stockholder approval.

    8.6.4.
    Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the limitations set forth in Section 3.2.

    8.6.5.
    Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or amendment of any outstanding award agreement shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.

  8.7.
  Privileges of Stock Ownership. Except as otherwise expressly authorized by the Administrator, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. Except as expressly required by Section 7.1 or otherwise expressly provided by the Administrator, no adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

  8.8.
  Governing Law; Construction; Severability.

  8.8.1.
  Choice of Law. This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware.

  8.8.2.
  Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

  8.8.3.
  Plan Construction.

  (a)
  Rule 16b-3. It is the intent of the Corporation that the awards and transactions permitted by awards be interpreted in a manner that, in the case of participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the award, for exemption from matching liability under Rule 16b-3 promulgated under the Exchange Act. Notwithstanding the foregoing, the Corporation shall have no liability to any participant for Section 16 consequences of awards or events under awards if an award or event does not so qualify.

    (b)
    Section 162(m). Awards under Section 5.1.4 to persons described in Section 5.2 that are either granted or become vested, exercisable or payable based on attainment of one or more performance goals related to the Business Criteria, as well as Qualifying Options and Qualifying SARs granted to persons described in Section 5.2, that are approved by a committee composed solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code) shall be deemed to be intended as performance-based compensation within the meaning of Section 162(m) of the Code unless such committee provides otherwise at the time of grant of the award. It is the further intent of the Corporation that (to the extent the Corporation or one of its Subsidiaries or awards under this Plan may be or become subject to limitations on deductibility under Section 162(m) of the Code) any such awards and any other Performance-Based Awards under Section 5.2 that are granted to or held by a person subject to Section 162(m) will qualify as performance-based compensation or otherwise be exempt from deductibility limitations under Section 162(m).

  8.9.
  Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

  8.10.
  Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation. Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect only adjustments giving effect to the assumption or substitution consistent with the conversion applicable to the Common Stock in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

  8.11.
  Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

  8.12.
  No Corporate Action Restriction. The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the stockholders of the Corporation to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, or (f) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action.

  8.13.
  Other Company Benefit and Compensation Programs. Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant's compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans or arrangements of the Corporation or its Subsidiaries.

  8.14.
  Clawback Policy. The awards granted under this Plan are subject to the terms of the Corporation's recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards or any shares of Common Stock or other cash or property received with respect to the awards (including any value received from a disposition of the shares acquired upon payment of the awards).

IMPORTANT ANNUAL MEETING INFORMATION ENDORSEMENT LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 1 ADD 3 ADD 4 ADD 5 ADD 6 000004 C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting A + B Date (mm/dd/yyyy/) — Please print date below. Signature 1 — Please keep signature with in box. Signature 2 — Please keep signature with in box.+ Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 19, 2013. Vote by Internet • Go to www.investorvote.com/SMTC • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Vote by telephone •Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Annual Meeting Proxy Card ( 1234 5678 9012 345 ) IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  Proposals -THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS, AND "FOR" ITEMS 2, 3 AND 4. 1. ELECTION OF DIRECTORS The Company's Board of Directors recommends a vote "FOR" each of the nominees listed below: Nominees: For Withhold For Withhold For Withhold 01 -Glen M. Antle 02 - W. Dean Baker 03 - James P. Burra 04 - Bruce C. Edwards 05 - Rockel! N. Hankin 06 -James T. Lindstrom 07 - Mohan R. Maheswaran 08 - John L. Piotrowski 09 - Carmela J. Santoro 10- Sylvia Summers The Company's Board of Directors recommends a vote "FOR" each of Items 2, 3 and 4: 2. Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2014 fiscal year. For Against Abstain 3.Advisory resolution to approve executive compensation. For Against Abstain 4. Proposal to approve the Semtech Corporation 2013 Long-Term Equity Incentive Plan. At their discretion, the named proxies are authorized to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Authorized Signatures — This section must be completed for your vote to be counted. —Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. C 1234567890 JNT MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE• 1UPX 1 5 9 7 1 3 1 140 CHARACTERS) MRA SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 01MPVB

C Change of Address — Please print new address below. Comments — Please print your comments below. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the Annual Report to Stockholders for fiscal year 2013 are available at: httos://materials.oroxvvote.com/816850 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. + Proxy - SEMTECH CORPORATION Annual Meeting of Stockholders- June 20, 2013 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Mohan R. Maheswaran and Emeka Chukwu, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Semtech Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held June 20, 2013 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. (Continued and to be marked, dated and signed, on the other side) Non-Voting Items IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A-C ON BOTH SIDES OF THIS CARD.+

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
ELECTION OF DIRECTORS (Proposal Number 1)
CORPORATE GOVERNANCE
CONTACTING THE BOARD OF DIRECTORS
DIRECTOR NOMINATIONS
STOCKHOLDER PROPOSALS
DIRECTOR COMPENSATION
DIRECTOR COMPENSATION POLICY
DIRECTOR COMPENSATION – FISCAL YEAR 2013
BENEFICIAL OWNERSHIP OF SECURITIES
EXECUTIVE OFFICERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION DISCUSSION AND ANALYSIS
Key Elements of Compensation
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
EXECUTIVE COMPENSATION
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
REPORT OF THE AUDIT COMMITTEE
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal Number 2)
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION (Proposal Number 3)
APPROVAL OF THE SEMTECH CORPORATION 2013 LONG-TERM EQUITY INCENTIVE PLAN (Proposal Number 4)
OTHER MATTERS
DOCUMENTS INCORPORATED BY REFERENCE
EXHIBIT A SEMTECH CORPORATION 2013 LONG-TERM EQUITY INCENTIVE PLAN